Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 17, 2024 among

NABORS INDUSTRIES, INC.,
as Borrower,

NABORS INDUSTRIES LTD.,
as Holdings,

THE OTHER GUARANTORS PARTY HERETO,
THE LENDERS PARTY HERETO,

and

CITIBANK, N.A.,
as Administrative Agent for the Lenders

CITIBANK, N.A. and WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

i

ANNEXES

Annex I	Applicable Margin
Annex II	Debt Incurrence Examples

SCHEDULES

Schedule I	Collateral Rigs
Schedule II	Lender Commitments
Schedule III	Permitted Guaranteed Bilateral Letter of Credit Facilities
Schedule IV	Existing Roll-Over Letters of Credit
Schedule V	Letters of Credit Maximum Amounts

EXHIBITS

Exhibit A	Form of Subordination Agreement
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of L/C Issuance Request
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Revolving Note
Exhibit G	Form of Officer’s Certificate
Exhibit H	Form of Foreign Lender Certificate
Exhibit I	Form of Joinder
Exhibit J	Form of Junior Lien Intercreditor Agreement

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, modified, supplemented or restated from time to time, this “Agreement”) is dated as of June 17, 2024 among NABORS INDUSTRIES, INC., a Delaware corporation (“Borrower”), NABORS INDUSTRIES LTD., a Bermuda exempted company (“Holdings”), the other Guarantors from time to time party hereto, the Revolving Lenders party hereto, the Letters of Credit Facility Participants party hereto, the Issuing Banks party hereto (Issuing Banks, together with Revolving Lenders and Letters of Credit Facility Participants, the “Lenders”) and CITIBANK, N.A., as Administrative Agent solely for the Lenders (in such capacity, “Administrative Agent”).

WITNESSETH:

WHEREAS, the Loan Parties were parties to that certain Restated Credit and Guaranty Agreement, dated as of January 21, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date, the “Original Credit Agreement”), by and among the Borrower, Holdings, the Guarantors party thereto, the Lenders party thereto, the Issuing Banks party thereto and Citibank, N.A., as the Administrative Agent thereunder;

WHEREAS, pursuant to the Original Credit Agreement, (i) the Lenders thereunder agreed to extend credit to the Borrower in the form of Revolving Commitments in an aggregate principal amount at any time outstanding not in excess of US$350,000,000 (the “Original Revolving Credit Facility”) and (ii) the Issuing Banks thereunder agreed to extend credit to the Borrower in the form of Letters of Credit under the Original Revolving Credit Facility, in an aggregate principal amount at any time outstanding not in excess of US$100,000,000;

WHEREAS, the Loan Parties desire to amend the Original Credit Agreement to (i) extend the maturity date thereof, (ii) refinance the Original Revolving Commitments with new revolving commitments in an amount equal to US$350,000,000 and (iii) establish a stand-alone facility for the issuance of Letters of Credit in the ordinary course of business of Holdings or any Subsidiary in an aggregate principal amount at any time outstanding not to exceed US$125,000,000 (the transactions in the foregoing clauses (i), (ii) and (iii), collectively, the “Closing Date Refinancing”);

WHEREAS, to effect the Closing Date Refinancing, (i) the parties hereto have agreed to extend the maturity date from that of the Original Credit Agreement, (ii) the Revolving Lenders have agreed to provide the Revolving Commitments to the Borrower and (iii) the Issuing Banks and the Letters of Credit Facility Participants have agreed to provide the Letters of Credit Facility to the Borrower;

WHEREAS, the parties hereto intend that the Obligations (as defined in the Original Credit Agreement) which remain unpaid and outstanding after giving effect to the Closing Date Refinancing shall continue to exist under this Agreement on the terms set forth herein and that this Agreement shall not constitute a novation or a termination of such Obligations, and the Collateral (as defined in the Original Credit Agreement) shall continue to secure, support and otherwise benefit the Obligations of the Loan Parties under this Agreement and the other Loan Documents;

NOW THEREFORE, to effect the foregoing transactions, the parties hereto desire to amend and restate the Original Credit Agreement on the terms and subject to the conditions set forth herein.

Article I

DEFINITIONS

Section 1.01         Defined Terms. As used in this Agreement (including in the above preamble and recitals) and unless otherwise expressly stated herein, the following terms shall have the meanings specified below:

“1.75% Senior Notes” shall mean the 1.75% Senior Exchangeable Notes due 2029 issued by Borrower under that certain indenture dated as of February 14, 2023 among Borrower, Holdings, and Wilmington Trust, National Association, as trustee.

“7.25% Senior Notes” shall mean the 7.25% Senior Guaranteed Notes due 2026 issued by Borrower under that certain indenture dated as of January 10, 2020 among Borrower, Holdings and Wilmington Trust, National Association, as trustee.

“7.375% Senior Notes” shall mean the 7.375% Senior Priority Guaranteed Notes due 2027 issued by Borrower under that certain indenture dated as of November 23, 2021 among Borrower, Holdings and Computershare Trust Company, N.A., as successor trustee.

“7.50% Senior Notes” shall mean the 7.50% Senior Guaranteed Notes due 2028 issued by Borrower under that certain indenture dated as of January 10, 2020 among Borrower, Holdings and Computershare Trust Company, N.A., as successor trustee.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accepted Currency” shall mean US Dollars, Pounds Sterling, Euros and Yen.

“Adjusted Consolidated Basis” means, with respect to any Person and its Subsidiaries, a consolidated basis in accordance with GAAP except that, to the extent any such Consolidated Subsidiary of any Person is not directly or indirectly wholly-owned by such Person, appropriate adjustments shall be made so that the contribution of any such non-wholly-owned Consolidated Subsidiary of such Person to the relevant financial calculation is limited (and reduced as necessary) to reflect the percentage of Equity Interests owned by such Person in such non-wholly-owned Consolidated Subsidiary.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Section 10.04.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in form and substance satisfactory to the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any person shall mean (a) any other person which directly, or indirectly through one or more intermediaries, controls such person or (b) any other person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Agent’s Group” shall have the meaning assigned to such term in Section 9.02(b).

“Agreed Currency” shall have the meaning assigned to such term in Section 2.22(e)(i).

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of the Base Rate in effect on such day, the Federal Funds Effective Rate in effect on such day plus 0.50% and Adjusted Term SOFR for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00%; provided that if the Base Rate, Federal Funds Effective Rate or Adjusted Term SOFR for an Interest Period of one-month is less than 0.00%, then such rate shall deemed to be 0.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to the Federal Funds Effective Rate until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective on the effective date of such change in the Base Rate, Federal Funds Effective Rate or Adjusted Term SOFR, respectively.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Holdings or the Borrower or any of their Affiliates from time to time concerning or relating to money laundering, bribery or corruption, including, without limitation, the FCPA and the UK Bribery Act 2010.

“Anti-Terrorism Laws” shall mean any Requirement of Law related to terrorism financing or money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT ACT”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), the International Emergency Economic Powers Act (“IEEPA”), 50 U.S.C. § 1701, and Executive Order 13224 (effective September 24, 2001).

“Applicable Fee” shall mean, for any day, with respect to any Commitment, the applicable percentage set forth in Annex I under the caption “Applicable Fee.”

“Applicable Margin” shall mean, for any day, with respect to any Revolving Loan, the applicable percentage set forth in Annex I under the appropriate caption.

“Application” shall mean an application for a Letter of Credit, including a master application pursuant to which one or more subsequent Letters of Credit may be issued, which application shall be substantially in the form specified by the applicable Issuing Bank and acceptable to the Administrative Agent and the Borrower.

“Appraised Fair Market Value” shall mean, with respect to any asset, the fair market value as on the basis of an arm’s length transaction between a willing buyer and a willing seller, which shall be determined on the basis of an appraisal, field examination and/or audit conducted by Hilco Valuation Services or a Person acceptable to the Administrative Agent.

“Approved Electronic Communications” shall mean each Communication that any Obligor is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate, or other information material; provided, however, that, solely with respect to delivery of any such Communication by any Obligor to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude any notice of borrowing, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document, and other material relating to a request for a new, or a conversion of an existing, Borrowing, any notice pursuant to Section 2.10(a) and Section 2.10(b) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, all notices of any Default or Event of Default and any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV and Article VI or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” shall have the meaning assigned to such term in Section 10.01(b).

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“AR Purchase Agreement” means that certain Receivables Purchase Agreement, dated as of September 13, 2019, by and among Nabors A.R.F., LLC, a Delaware limited liability company, as Seller, the persons party thereto as Purchasers and Wells Fargo Bank, N.A., a national banking association, as Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“AR Transaction Documents” means the Transaction Documents as defined in the AR Purchase Agreement.

“Arrangers” shall refer to Citibank, N.A. and Wells Fargo Securities, LLC, in their capacities as Joint Lead Arrangers and Joint Bookrunners.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Availability Cap” means, as of any time of determination, an amount that is the lesser of (a) the aggregate amount of Revolving Commitments at such time of determination and (b) an amount equal to 10% of Consolidated Net Tangible Assets at such time of determination minus the Utilized CNTA Lien Amount, in each case, as of such time of determination. For the avoidance of doubt, for purposes of this definition, the amount of Revolving Commitments shall be calculated without giving effect to any utilization of such Commitments.

“Availability Period” shall mean (a) with respect to Revolving Commitments, the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Maturity Date and (ii) the date of termination of the aggregate Revolving Commitments and (b) with respect to the Letters of Credit Facility, the period from and including the Closing Date to but excluding the earlier of (i) the fifth Business Day preceding the Maturity Date and (ii) the date of termination of the aggregate Letters of Credit Maximum Amount.

“Available Commitments” means, as of any time of determination, an amount equal to unused Revolving Commitments then in effect as of such date of determination (provided that such amount shall not exceed the maximum amount that could be drawn as a Revolving Loan on such date).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(d).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Day” or “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date when changed generally by the Administrative Agent. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(a).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be reasonably appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with the historical practices of the parties to this Agreement (or, if the Administrative Agent reasonably determines that adoption of any portion of such historical practice is not administratively feasible, market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents)).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Beneficiaries” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks, the Arrangers, Guaranteed Hedge Banks and Guaranteed Cash Management Banks.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers of such person, (c) in the case of any partnership, the board of directors of the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning set forth in the preamble.

“Borrowing” shall mean (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect or (b) a Letter of Credit.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Capital Stock” shall mean (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of the assets of, the issuing person, including, in each case, all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” shall mean to deposit in to pledge and deposit with or deliver to the Administrative Agent, in accordance with the procedures set forth in Section 2.22(i), for the benefit of one or more of the Issuing Banks or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case with such cash or deposit account balances or other credit support denominated in the applicable currency in which such L/C Obligations are payable and pursuant to documentation in form and substance satisfactory to the Administrative Agent, and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than US$500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least US$5.0 billion.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person, in its capacity as a party to any Cash Management Agreement, that (a) with respect to such Cash Management Agreement, was in existence at the time such Person became a Lender or an Affiliate of a Lender or (b) with respect to such Person, was a Lender or an Affiliate of a Lender at the time it entered into such Cash Management Agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall mean an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the Capital Stock of Holdings entitled to vote for members of the Board of Directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such Capital Stock that such person or group has the right to acquire pursuant to any option right); or

(b)            the members of the Board of Directors of Holdings cease to be Continuing Directors; or

(c)            Holdings at any time ceases to own, directly or indirectly, 100% of the Capital Stock of Borrower.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Capital Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

For purposes of defining a Change of Control, “Continuing Director” means, as of any date of determination, any member of the Board of Directors of Holdings who: (i) was a member of such Board of Directors (A) on the Closing Date or (B) for at least two consecutive years; or (ii) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of Holdings’ proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Charges” shall have the meaning assigned to such term in Section 10.15.

“Closing Date” shall mean the first date on which the conditions set forth in Section 4.03 and Section 7.01 of this Agreement are satisfied or waived and this Agreement becomes effective pursuant to the provisions of Section 10.07.

“Closing Date CNTA” shall mean an aggregate amount equal to 10% of Consolidated Net Tangible Assets on the Closing Date (which, for the avoidance of doubt, is $403,800,000).

“CNTA Lien Basket” means, with respect to each Nabors Indenture, the exception to the negative covenant restricting the incurrence of liens to secure indebtedness and other obligations which is based on Consolidated Net Tangible Assets (as defined in the applicable Nabors Indenture).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collateral” shall have the meaning provided for such term in each of the Security Documents and shall include any and all assets securing or purporting to secure any or all of the Loans, but shall, in any event, include a perfected security interest in (a) all Collateral Rigs and related equipment (including, for the avoidance of doubt, all Related Yard Equipment), spare parts and inventory and contracts and (b) all assets that are subject to a Lien of the Collateral Agent in satisfaction of the Collateral Rig Requirements in each case, other than Excluded Collateral.

“Collateral Agent” shall mean the Administrative Agent, acting in its capacity as collateral agent under the Security Documents for the benefit of the holders of the Obligations.

“Collateral Coverage Cure Period” shall have the meaning assigned in Section 5.10(c).

“Collateral Coverage Threshold” shall mean the product of (i) the sum of (A) the outstanding amount of Loans as of such date, (B) the aggregate amounts available to be drawn under all outstanding Letters of Credit as of such date and (C) the outstanding principal amount of any other Indebtedness that is secured by a Lien on the Collateral on a pari passu basis with the Obligations multiplied by (ii) 1.75.

“Collateral Rig” shall mean each Marketed Rig now owned or hereafter acquired by the Guarantors and their Subsidiaries physically located in the United States or any state thereof (other than Hawaii or Alaska or any Offshore Rig) and each other Marketed Rig that is subject to the Lien of the Collateral Agent under the Security Agreement or other Security Document that becomes subject to a Lien in favor of the Collateral Agent in accordance with Section 5.10, in each case, (i) which is, as of the Closing Date, set forth on Schedule II to the Security Agreement (as may be supplemented after the date hereof in accordance with Section 5.10) and (ii) other than any Marketed Rig that ceases to be a Collateral Rig in accordance with this Agreement (it being understood that such Schedule shall be amended to reflect the release of the Lien of the Collateral Agent on such Collateral Rig that ceases to be a Collateral Rig in accordance with this Agreement). As of the Closing Date, the Collateral Rigs shall also be set forth on Schedule I to this Agreement.

“Collateral Rig Operator” means, with respect to any Collateral Rig, the entity that operates such Collateral Rig.

“Collateral Rig Owner” shall mean, with respect to any Collateral Rig, the Subsidiary of Holdings that owns such Collateral Rig.

“Collateral Rig Requirements” shall mean, with respect to any Collateral Rig as of any date of determination that:

(a)            the Collateral Rig Owner shall be incorporated in a Permitted Jurisdiction;

(b)            the Collateral Rig Owner shall be or shall have become a Guarantor by delivering Guarantor Joinder Documents to the Administrative Agent;

(c)            solely in the case that the aggregate net book value (determined in accordance with GAAP) of the Collateral Rigs owned by such Collateral Rig Owner exceeds 55% of the total net book value of all tangible assets owned by such Collateral Rig Owner calculated on an Adjusted Consolidated Basis and as set forth in the most recently available financial statements, 100% of the Capital Stock of such Collateral Rig Owner shall have been validly pledged to the Collateral Agent to secure the Obligations under the Security Agreement or such other security agreement, pledge agreement, share pledge, floating charge, share charge or similar Security Document as is reasonably acceptable to the Administrative Agent and the Lien on such Capital Stock created thereby shall have been perfected in accordance with and to the extent required by such Security Document;

(d)            all filings (appropriate Financing Statements (Form UCC-1) for filing under the UCC of each relevant jurisdiction or similar filings in foreign jurisdictions), registrations, recordations, notifications, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Administrative Agent to perfect and preserve the security interests described above shall have been duly effected and the Administrative Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Administrative Agent;

(e)            the Collateral Rig shall be free and clear of all Liens other than Permitted Collateral Liens;

(f)             the Collateral Rig Operator shall be Holdings or a Subsidiary thereof;

(g)            legal possession of such Collateral Rig shall be held by Holdings or a Subsidiary thereof; provided that if legal possession is held by a person that is not the Collateral Rig Owner, such person shall have granted a first priority security interest (subject only to Permitted Collateral Liens) in its rights, title and interests in such Collateral Rig (including, without limitation, all lease or similar agreements with the Collateral Rig Owner and all Drilling Contracts or similar agreements with customers with respect to such Collateral Rig) to the Collateral Agent pursuant to the Security Agreement or such other Security Document as is reasonably acceptable to the Administrative Agent;

(h)            the Collateral Agent shall be named loss payee as its interest may appear under any property insurance covering such Collateral Rig;

(i)             such Collateral Rig shall be physically located in the United States or any state thereof (other than Hawaii or Alaska) or, at the election of the Borrower pursuant to Section 5.10(c), Hawaii, Alaska or in the state or United States federal waters offshore of any state thereof;

(j)             the Administrative Agent shall have received, to the extent applicable and reasonably requested, from one or more legal counsel to the Collateral Rig Owners a legal opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders, which opinions shall be dated as of the date on which (or prior to the date on which, to the extent such legal opinion satisfactorily covers for the creation and perfection of the Lien of the Collateral Agent on such Collateral Rig as after-acquired collateral) such Marketed Rig shall become a Collateral Rig and shall (x) be in form, scope and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the relevant Security Documents, including those described within this definition above and such other matters incident thereto as the Administrative Agent may reasonably request; provided that such opinions shall be similar in scope and substance as delivered in connection with the Collateral Rigs on the Original Closing Date; and

(k)            in the case of an Offshore Collateral Rig:

(i)            such Offshore Collateral Rig shall not constitute a vessel; and

(ii)           the Borrower shall provide to the Administrative Agent all information reasonably requested by the Administrative Agent with respect to the creation and perfection of a security interest in such Offshore Collateral Rig, including, without limitation, to ensure that a security interest in such Offshore Collateral Rig can be created under the Security Agreement and perfected by filing under the UCC.

“Collateral Rig Value” means, at any time, without duplication, (a) the aggregate Rig Value of Collateral Rigs (other than Excluded Collateral Rigs) plus (b) the Appraised Fair Market Value of all Related Yard Equipment, as reflected in the Appraisal Report most recently delivered pursuant to Section 5.10(c), minus (c) the aggregate amount of obligations secured by Permitted Collateral Liens (other than Permitted Collateral Liens referenced in clause (b) of the definition thereof) on the Collateral Rigs (other than Excluded Collateral Rigs).

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, if any, and/or such Lender’s Letters of Credit Maximum Amount, if any.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Communications” shall mean each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Obligor or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balance” shall mean, at any time of determination, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents of Holdings and its Consolidated Subsidiaries as of such date held in a deposit account maintained in a United States or Canadian branch of a commercial bank, plus (b) the aggregate amount of unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries as of such date that is an asset of a Subsidiary that is held in a deposit account maintained with any branch of a commercial bank located outside of the United States and Canada, plus (c) Available Commitments that are available to be drawn pursuant to the terms hereof plus (d) the principal amount of any undrawn commitments to the extent available to be drawn and permitted to be borrowed by any Loan Party at such time under any revolving credit facility (other than under this Agreement) then in effect to which a Loan Party is a borrower and which is permitted to be incurred under this Agreement; provided that cash and Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of Holdings solely because such cash and Cash Equivalents are subject to a control agreement in favor of the Administrative Agent shall not constitute restricted cash or restricted Cash Equivalents hereunder.

“Consolidated Net Income” means “Net income (loss)” determined in accordance with GAAP consistently applied as set forth in Holding’s consolidated financial statements filed with the SEC.

“Consolidated Net Tangible Assets” means the total assets of Holdings and its Consolidated Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of Holdings and its Consolidated Subsidiaries is available, minus all current liabilities (excluding the current portion of any long-term debt) of Holdings and its Consolidated Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of Holdings and its Consolidated Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiaries” means each Subsidiary of Holdings, SANAD and any other subsidiary of Holdings consolidated in accordance with GAAP.

“Contingent Obligations” shall mean, with respect to any person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other person (including, without limitation, maintenance agreements, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Contingent Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Contingent Obligation is made.

“Controlled” shall mean, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, through the exercise of voting power or by contract.

“Converted Revolving Loans” has the meaning assigned to such term in Section 2.02(g).

“Covered Assets” means all Marketed Rigs and other drilling related fixed assets.

“Covered Party” has the meaning assigned to such term in Section 10.20.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer, or other similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and relating to or affecting the rights of creditors generally.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that has failed to fund any portion of its Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, unless such Lender has notified the Administrative Agent in writing of its good faith determination that one or more conditions to its obligation to fund Loans has not been satisfied, fund any portion of its participations in Letters of Credit or pay over to Borrower or the Administrative Agent any other amount required to be paid by it hereunder, unless (in the case of this clause (iii)) such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute with respect to the requirement to pay such amount, has notified the Administrative Agent, any Lender and/or Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it is unable to or does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), has failed, within three Business Days after written request by the Administrative Agent (based on the reasonable belief that it may not fulfill its funding obligation), to confirm that it will timely and fully comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such certification in form and substance satisfactory to the Borrower and the Administrative Agent, has otherwise failed to pay over to the Administrative Agent or any other Lender any amount (other than amounts referenced in clause (a) above) required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or is, or whose parent has become, the subject of any action or proceeding of a type described in Section 8.01(d) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or parent of Lender) or a Bail- in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Ratings Agencies” shall mean Moody’s, S&P or Fitch’s.

“Discretionary Foreign Currency” shall mean, with respect to Letters of Credit, each Foreign Currency that is not an Accepted Currency.

“Disposition” or “Dispose” means the sale, conveyance, lease, assignation, farming out, transfer or disposal (in one transaction or in a series of transactions) of any Collateral by any Person (including any Sale and Lease-Back Transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in each case, excluding leases entered into in the ordinary course of business consistent with past practice and sales in connection with securitization facilities entered into in the ordinary course of business consistent with past practice.

“Dollar Equivalent” shall mean, as to any amount denominated in a currency other than US Dollars as of any date of determination, the amount of US Dollars that would be required to purchase the amount of such other currency based upon the Spot Rate. All calculations of Dollar Equivalents shall be made by the Person that determines the Spot Rate in accordance with the definition of “Spot Rate”.

“Drilling Contract” shall mean any third-party drilling contract, drilling services agreement, charter or similar agreement in respect of any Marketed Rig.

“EBITDA”, means, for any period, the sum of the following determined on a consolidated basis, without duplication, for Holdings and its Consolidated Subsidiaries:

(a)            Consolidated Net Income for such period plus

(b)            the sum of the following, without duplication, to the extent (other than in the case of clause (xii)(E)) deducted in determining Consolidated Net Income for such period:

(i)            interest expense including, without limitation, (A) original issue discount, non-cash interest payments, the interest component of all payments associated with capitalized lease obligations, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, (B) the consolidated interest expense of such person and its subsidiaries that was capitalized during such period, and (C) any interest expense on Funded Indebtedness of another person that is guaranteed by such person or one of its subsidiaries or secured by a Lien on assets of such person or one of its subsidiaries, whether or not such guarantee or Lien is called upon;

(ii)           net expense for Taxes measured by net income, profits or capital (or any similar measures), paid or accrued, including federal and state and local income Taxes, foreign income Taxes and franchise Taxes (whether or not deferred);

(iii)           depreciation, amortization (including amortization of intangibles and amortization and write-off of financing costs) and impairment charges (solely with respect to goodwill or other intangibles) and other non-cash charges or expenses, excluding any non-cash charge or expense that represents an accrual for a cash expense to be taken in a future period;

(iv)           asset impairment charges (including with respect to fixed assets or goodwill or other intangible assets);

(v)            (A) extraordinary losses (excluding extraordinary losses from discontinued operations), and (B) unusual or non-recurring non-cash losses or non-cash charges;

(vi)           investment losses from financial asset investments (other than from investments in Consolidated Subsidiaries);

(vii)          any premiums paid in connection with redeeming or retiring any indebtedness prior to the stated maturity thereof;

(viii)         any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards;

(ix)            any non-cash FASB Accounting Standards Codification 815 loss related to hedging activities, to the extent deducted in computing Consolidated Net Income;

(x)            any unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP;

(xi)           all transaction fees, charges and other amounts (including any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith) in connection with any acquisition, investment, disposition, issuance or repurchase of Capital Stock, or the incurrence, amendment or waiver of Indebtedness permitted hereunder, in each case, whether or not consummated, in each case to the extent paid within twenty-four (24) months of the closing or effectiveness of such event or the termination or abandonment of such transactions, as the case may be;

(xii)           (A) any expenses associated with the discontinuation of a line of business, product line or operating unit; (B) any charges consisting of any severance or relocation charges incurred in connection with employment termination, internal restructuring or “right sizing” of Holdings and its Consolidated Subsidiaries; (C) other non-recurring internal restructuring charges; (D) other unusual and non-recurring cash expenses or charges; and (E) the amount of “run rate” cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies related to any Material Acquisition, any Material Disposition and/or any restructuring, cost saving initiative or other initiative projected by Holdings or its Consolidated Subsidiaries in good faith to be realized as a result of actions taken, committed to be taken or planned to be taken, in each case on or prior to the date that is 12 months after the end of the relevant period (which cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies shall be added to EBITDA until fully realized and calculated on a pro forma basis in accordance with Regulation S-X (with respect to Material Acquisitions and Material Dispositions) as though such cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (1) such cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies are reasonably identifiable and quantifiable and (2) no cost savings, operating expense reductions, other operating improvements, revenue enhancements or synergies shall be added pursuant to this clause (xii) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements, revenue enhancements or synergies that are included in any other subclause of this clause (xii) (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided that the aggregate amount added pursuant to this clause (b)(xii) for any period shall in no event exceed 20% of EBITDA for such period (calculated prior to any such add-backs pursuant to this clause (b)(xii)) and provided further that any add-back permitted under any clause of this clause (b) (even if described in more than one add-back in this clause (b)) other than this clause (b)(xii) shall not be subject to such 20% cap; and

(xiii)         any losses from asset dispositions or retirements; less

(c)            the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:

(i)             interest income;

(ii)            net benefit for Taxes measured by net income, profits or capital (or any similar measures), paid or accrued, including federal and state and local income Taxes, foreign income Taxes and franchise Taxes (whether or not deferred);

(iii)           any extraordinary gains;

(iv)           other unusual or non-recurring non-cash gains or non-cash income items that did not turn into cash during such period;

(v)            any cash expense made during such period which represents the reversal of any non-cash expense that was added in a prior period pursuant to clause (b)(iii) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, but only to the extent such expense was not added back to Consolidated Net Income in calculating EBITDA in a prior period;

(vi)           investment income from financial asset investments (other than from investments in Consolidated Subsidiaries);

(vii)          any non-cash FASB Accounting Standards Codification 815 gains related to hedging activities, to the extent deducted in computing Consolidated Net Income;

(viii)          any unrealized non-cash gains resulting from foreign currency balance sheet adjustments required by GAAP;

(ix)            any non-cash cancellation of indebtedness income arising in connection with redeeming or retiring any indebtedness prior to its stated maturity; and

(x)            any gains from asset dispositions,

in each of the foregoing cases, determined on a consolidated basis in accordance with GAAP.

For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period Holdings or any of its Consolidated Subsidiaries shall have made any Material Disposition (as defined below), EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period as if such Material Disposition occurred on the first day of such Reference Period, and (b) if during such Reference Period Holdings or any of its Consolidated Subsidiaries shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X or in such other manner acceptable to the Administrative Agent as if such Material Acquisition (and the incurrence of any Indebtedness necessary in connection with the consummation thereof) occurred on the first day of such Reference Period, such pro forma adjustments, in each case, to be reasonably acceptable to the Administrative Agent. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a person and (y) involves the payment of consideration by Holdings or any of its Consolidated Subsidiaries in excess of $25,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (I) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a person and (II) yields gross proceeds to Holdings or any of its Consolidated Subsidiaries in excess of $25,000,000.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any person to whom it is permitted to assign Loans and Commitments pursuant to Section 10.04(b); provided that “Eligible Assignee” shall not include Holdings or any of its Affiliates or Subsidiaries or any natural person.

“Eligible Notes Guarantor” means a Subsidiary of Holdings that (a) is a direct or indirect parent company of the Borrower or a Specified RCF Guarantor and (b) is or becomes a Guarantor by delivering Guarantor Joinder Documents to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent; provided, that, in order for a Person to be an “Eligible Notes Guarantor”, (i) in no event shall any Person that is a Specified RCF Guarantor be an Eligible Notes Guarantor and (ii) in the event that any Subsidiary of Holdings owns any Covered Assets at any time and is in the chain of ownership between such Eligible Notes Guarantor and the Borrower or Specified RCF Guarantor, as applicable, of which such Eligible Notes Guarantor is an indirect parent company, such Subsidiary shall be or shall become a Guarantor by delivering Guarantor Joinder Documents to the Administrative Agent in form and substance reasonable satisfactory to the Administrative Agent; provided further that no Subsidiary that is a Transitory Subsidiary Owner shall be required to deliver Guarantor Joinder Documents for so long as such Subsidiary is a Transitory Subsidiary Owner.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Law” shall mean any legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” shall mean, an entity, whether or not incorporated, which is (a) under common control (within the meaning of Section 4001(a)(14) of ERISA) with Borrower, Holdings or any of their Subsidiaries or (b) is a member of a group which includes Borrower or Holdings or any of their Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code with Borrower, Holdings or any of their Subsidiaries.

“ERISA Event” shall have the meaning assigned to such term in Section 8.01(g).

“Erroneous Payment” has the meaning assigned to it in Section 9.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.13(d).

“Erroneous Payment Impacted Loan” has the meaning assigned to it in Section 9.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.13(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.13(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Event of Loss” means, with respect to any Offshore Rig, any of the following events: (x) the actual or constructive total loss of an Offshore Rig or the agreed or compromised total loss of an Offshore Rig; or (y) the capture, condemnation, confiscation, requisition for title and not hire, purchase, seizure or forfeiture of, or any taking of title to, an Offshore Rig. An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of an Offshore Rig, at the time and on the date of such loss or, if that is not known at noon Greenwich Mean Time on the date which such Offshore Rig was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of an Offshore Rig, at the time and on the date on which notice claiming the loss of the Offshore Rig is given by Holdings or any of its Subsidiaries to the insurers; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the person making the same.

“Excluded Collateral” shall mean, collectively, all “Excluded Collateral” as defined in the Security Agreement and any similar term as is defined in any other Security Document.

“Excluded Collateral Rig” means any Collateral Rig as to which the Collateral Rig Requirements have not been satisfied as of any date of determination.

“Excluded Swap Obligation” means, with respect to any Loan Party individually determined on a Loan Party by Loan Party basis, any Obligation in respect of any Swap Contract if, and solely to the extent that, all or a portion of the guarantee by such Loan Party of such Obligation in respect of any Swap Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Obligation in respect of any Swap Contract. If any Obligation in respect of any Swap Contract arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Obligation in respect of any Swap Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits Taxes, in each case imposed as a result of such Recipient being organized under the laws of or having its principal office or, in the case of any US Lender Party, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or that are Other Connection Taxes, in the case of a US Lender Party, any US federal withholding Tax that is imposed on amounts payable to or for the account of such US Lender Party with respect to an applicable interest in a Loan or Commitment pursuant to any Requirements of Law that are in effect on the date on which such US Lender Party acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.19), or such US Lender Party changes its lending office, except in each case, to the extent that, pursuant to Section 2.18(a) or Section 2.18(c), amounts were payable either to such US Lender Party’s assignor immediately before such US Lender Party became a party hereto or to such US Lender Party prior to changing its lending office, any United States federal withholding Tax that is attributable to such Recipient’s failure to comply with Section 2.18(e), and any United States federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” shall mean that certain Credit Agreement dated as of October 11, 2018, among the Borrower, Holdings, the other parties thereto, the lenders party thereto, and Citibank, N.A., as administrative agent, as amended, supplemented or otherwise modified prior to the Closing Date.

“Existing Revolving Loans” shall mean all outstanding “Revolving Loans” (as defined in and made pursuant to the Original Credit Agreement).

“Existing Roll-Over Letters of Credit” shall mean the letters of credit issued and outstanding as of the Closing Date and set forth on Schedule IV, which shall each be deemed to constitute a Letter of Credit issued hereunder on behalf of a Borrower on the Closing Date.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero for purposes of this Agreement.

“Fees” shall mean the Commitment Fee, the Administrative Agent Fees and the Letter of Credit Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Fitch” shall mean Fitch Ratings, LTD. and any successors thereto.

“Floor” means a rate of interest equal to 0.0%.

“Foreign Currency” shall mean, with respect to Letters of Credit, (i) Pounds Sterling, (ii) Euros, (iii) Yen, (iv) Canadian Dollars and (v) any other lawful currency that is freely transferable and freely convertible into US Dollars and is acceptable to the Administrative Agent and the applicable Issuing Bank(s).

“Foreign Lender Party” shall mean any US Lender Party that is not a US Person.

“Foreign Subsidiary” shall mean each Subsidiary organized under the laws of a jurisdiction other than the United States, any State thereof, or the District of Columbia.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.21.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” of any person shall mean, without duplication, the sum of (a) all obligations of such person for borrowed money (excluding from this clause (a) and clause (b) below intraday over advances and overnight overdrafts, provided that, such obligations are not outstanding for more than two (2) Business Days), plus (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, plus (c) all Contingent Obligations of such person with respect to Funded Indebtedness of another person, plus (d) the principal portion of all obligations of such person under (i) capital lease obligations and (ii) any synthetic lease, tax retention operating lease, off- balance sheet loan or similar off-balance sheet financing product of such person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, and after giving effect to any of the foregoing in this clause (d) to any third-party indemnification, plus (e) all obligations of such person with respect to Redeemable Preferred Stock. The Funded Indebtedness of any person shall include the Funded Indebtedness of any partnership or unincorporated joint venture for which such person is legally obligated. For the avoidance of doubt, (i) Funded Indebtedness shall exclude any actual fair value adjustment arising from any interest rate swap transactions entered into in the ordinary course of business and not for investment or speculative purposes, and (ii) Funded Indebtedness of Holdings and its Subsidiaries shall exclude obligations arising in connection with Permitted Accounts Receivables Sales Facilities.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the Organization for Economic Co-operation and Development).

“Grantor” has the meaning assigned to such term in the Security Agreement.

“Guaranteed Cash Management Agreement” means any Cash Management Agreement that is entered into by and between Holdings or any of its Subsidiaries and any Cash Management Bank.

“Guaranteed Cash Management Bank” means any Cash Management Bank party to a Guaranteed Cash Management Agreement.

“Guaranteed Hedge Agreement” means any Swap Contract permitted under Article VI that is entered into by and between Holdings or any of its Subsidiaries and any Hedge Bank.

“Guaranteed Hedge Bank” means any Hedge Bank party to a Guaranteed Hedge Agreement.

“Guaranteed Hedge Obligations” shall have the meaning assigned to such term in Section 7.01(c).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01(a).

“Guarantor Joinder Documents” means, (a) a joinder to this Agreement in the form of Exhibit I, (b) such items as described in Sections 4.01(c)(i), 4.01(c)(ii) and 4.01(h) and (c) if reasonably requested by the Administrative Agent, an opinion of counsel consistent with that delivered pursuant to Section 4.01(f).

“Guarantors” shall mean, collectively, on a joint and several basis, Holdings, Nabors International, Nabors Drilling, Nabors Lux, the Eligible Notes Guarantors and each other Subsidiary that delivers a guaranty to the Administrative Agent pursuant to Section 5.10, Section 6.10 or otherwise in connection with the satisfaction of the Collateral Rig Requirements.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedge Bank” means any Person, in its capacity as a party to any Swap Contract, that (a) with respect to such Swap Contract, was in existence at the time such Person became a Lender or an Affiliate of a Lender or (b) with respect to such Person, was a Lender or an Affiliate of a Lender at the time it entered into such Swap Contract.

“Highest Lawful Rate” shall mean the maximum non-usurious interest rate, as in effect from time to time, that may be charged, contracted for, reserved, received, or collected by a Lender in connection with this Agreement or the other Loan Documents.

“Hilco Valuation Services” shall mean Hilco Valuation Services, LLC.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Incremental Commitments” has the meaning assigned to such term in Section 2.23(a).

“Incremental Effective Date” has the meaning assigned to such term in Section 2.23(a).

“Incremental Facility” has the meaning assigned to such term in Section 2.23(a).

“Incremental Joinder” has the meaning assigned to such term in Section 2.23(a).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money (excluding from this clause (a) and clause (b) below intraday over advances and overnight overdrafts; provided that, such obligations are not outstanding for more than two (2) Business Days), (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, other than intercompany items, of such person issued or assumed as the deferred purchase price of property or services purchased by such person (excluding account payables that are not more than 180 days past due), which would appear as liabilities on a balance sheet of such person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) any guaranty by such person of “Indebtedness” of any other person pursuant to other clauses of this definition, (g) the principal portion of all obligations of such person under (i) capital lease obligations and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, and after giving effect in any of the foregoing in this clause (g) to any third-party indemnification, (h) all obligations of such person with respect to Redeemable Preferred Stock, and (i) the maximum amount of all standby letters of credit (other than those entered for purposes of bid and performance bonds) issued or bankers’ acceptances facilities created for the account of such person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed). The Indebtedness of any person shall include the Indebtedness of any partnership or unincorporated joint venture for which such person is legally obligated. The consolidated Indebtedness of Holdings and its Subsidiaries shall exclude obligations arising in connection with Permitted Accounts Receivables Sales Facilities to the extent that such obligations are not accounted for, in accordance with GAAP, on the consolidated balance sheet of Holdings and its Subsidiaries, as indebtedness for borrowed money.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Index Debt” shall mean Borrower’s long-term senior unsecured, non-credit enhanced publicly held debt.

“Information” shall have the meaning assigned to such term in Section 10.13.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) EBITDA for the latest four (4) consecutive fiscal quarters for which financial statements are required to have been delivered pursuant to Section 5.01(a) or Section 5.01(b) to (ii) the Interest Expense for the latest four (4) consecutive fiscal quarters for which financial statements are required to have been delivered pursuant to Section 5.01(a) or Section 5.01(b).

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.09(b), substantially in the form of Exhibit E.

“Interest Expense” shall mean, with respect to Holdings and its Consolidated Subsidiaries for any period, the sum, without duplication, of: (1) consolidated cash interest expense of Holdings and its Consolidated Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) all commissions, discounts, and other fees and charges owed with respect to each Letter of Credit, (b) capitalized interest to the extent paid in cash and (c) net payments (over payments received), if any, made pursuant to interest rate Guaranteed Hedge Agreements); less (2) cash interest income for such period provided, however, that the following shall in all cases be excluded from Interest Expense to the extent otherwise included in such interest expense:

(a)            any one-time cash costs associated with breakage in respect of Guaranteed Hedge Agreements to the extent such costs would be otherwise included in Interest Expense;

(b)            any non-cash expensing of bridge, commitment, and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(c)            deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization and write-off thereof, and any amounts of non-cash interest;

(d)            costs associated with obtaining Guaranteed Hedge Agreements;

(e)            the accretion or accrual of discounted liabilities;

(f)             commissions, discounts, yield, and other fees and charges (including any interest expense) related to any receivables facility or any securitization facility;

(g)            annual agency fees paid to any administrative agent or collateral agent under any credit facilities or other debt instruments or documents;

(h)            any non-cash interest expense; and

(i)             any prepayment premium or penalty.

“Interest Payment Date” shall mean:

(a)            with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding;

(b)            with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Loan with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period; and

(c)            with respect to any Revolving Loan, the Maturity Date or such earlier date on which the applicable Revolving Commitments are terminated, as the case may be.

“Interest Period” shall mean, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as Borrower may elect, provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day, would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided, however, that an Interest Period shall be limited to the extent required under Section 2.03(d).

“Investment Grade” shall mean:

(a)	BBB- (or the then equivalent rating) or higher in the case of the long term debt ratings of S&P and Fitch’s; and

(b)	Baa3 (or the then equivalent rating) or higher in the case of the long term debt ratings of Moody’s.

“IRS” shall mean the United States Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuance Request” shall mean an issuance request in substantially the same for of Exhibit D or such other form specified by the applicable Issuing Bank and acceptable to the Administrative Agent.

“Issuing Bank” shall mean each of Citibank, N.A. and Wells Fargo Bank, N.A., and each other Lender (or such Lender’s Affiliate) (as designated by Borrower and approved by the Administrative Agent in its reasonable discretion (not to be unreasonably withheld or delayed)) that agrees with Borrower and the Administrative Agent to act as an Issuing Bank in respect of a Letter of Credit requested by Borrower to be issued under this Agreement and for purposes of the Existing Roll-Over Letters of Credit, the Issuing Bank set forth on Schedule IV. Any Issuing Bank may, in its discretion and subject to approval by Borrower (provided that such approval (a) shall not be required with respect to an arrangement by Citibank, N.A. for one or more Letters of Credit to be issued by Citibank Europe plc, UK Branch and (b) shall not be otherwise unreasonably withheld or delayed), arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued or to be issued by such Affiliate.

“Issuing Bank Agreement” shall have the meaning assigned to such term in Section 2.22(f).

“L/C Documents” shall mean the Letters of Credit, the applicable Issuance Requests and Applications with respect thereto, any draft or other document presented in connection with a drawing thereunder, and this Agreement.

“L/C Exposure” shall mean with respect to any Letters of Credit Facility Participant at any time, such Letters of Credit Facility Participant’s Pro Rata Percentage of all L/C Obligations then outstanding.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amounts available to be drawn under all outstanding Letters of Credit plus the aggregate amounts of all outstanding Reimbursement Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.22(e). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender Party” shall mean any Lender or any Issuing Bank.

“Lender Party Appointment Period” shall have the meaning assigned to such term in Section 9.06(a).

“Lenders” shall have the meaning assigned to such term in the preamble hereto and includes (a) the financial institutions with Commitments that are signatories hereto; and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption and assumed Commitments or Loans, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” any of the standby letters of credit to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.22. Each Existing Roll-Over Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date for all purposes of the Loan Documents.

“Letter of Credit Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Letters of Credit Facility” shall have the meaning assigned to such term in Section 2.22(a).

“Letters of Credit Facility Participant” shall mean each Lender holding a Letters of Credit Maximum Amount.

“Letters of Credit Maximum Amount” shall mean, at any time, the sum of (x) US$125,000,000 plus (y) the amount of any other letter of credit facility pursuant to Section 6.06(p)(i) incurred as an incremental facility hereunder plus (z) any additional Letters of Credit Maximum Amount incurred as an Incremental Facility hereunder pursuant to Section 2.23 (which such amount, for the avoidance of doubt, shall be in addition to, and not limited by, any amounts incurred pursuant to Section 6.06(p)(i)); provided, however, that no Letter of Credit Facility Participant shall have outstanding at any time L/C Exposure in an amount in excess of the amount shown as the “Letters of Credit Maximum Amount” of such Letter of Credit Facility Participant as set forth in Schedule V. For the avoidance of doubt, Letters of Credit Maximum Amount is not a part of, and is in addition to, the Revolving Commitments.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” shall mean a Revolving Loan.

“Loan Documents” shall mean this Agreement, the Notes (if any), the Security Documents and the Subordination Agreement.

“Loan Parties” shall mean, collectively, Borrower, Holdings and each other Guarantor.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Disruption Loans” shall mean Loans the rate of interest applicable to which is based upon the Market Disruption Rate, and the Applicable Margin with respect thereto shall be the same as the Applicable Margin then applicable to ABR Loans; provided that, other than with respect to the rate of interest applicable thereto, Market Disruption Loans shall for all purposes hereunder and under the other Loan Documents be treated as ABR Loans.

“Market Disruption Rate” shall mean, for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the Alternate Base Rate for such day. Any change in the Market Disruption Rate shall be effective as of the opening of business on the effective day of any change in the relevant component of the Market Disruption Rate.

“Marketed Rigs” shall mean a rig owned by a Guarantor (excluding Holdings) or its Subsidiaries that is included in Holdings’ filing under the Securities Exchange Act of 1934, as amended, as part of the marketed fleet of Holdings and its Subsidiaries, whether or not such rig is contracted under a valid and enforceable Drilling Contract at such time of determination.

“Master Agreement” shall have the meaning assigned to such term in the definition of “Swap Contract”.

“Material Adverse Effect” shall mean an event or condition that constitutes, or would reasonably be expected to result in, a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of Holdings and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under this Agreement or (c) the validity or enforceability of or the rights and remedies of the Administrative Agent or the Lenders under this Agreement.

“Material Subsidiary” shall mean any Subsidiary of Holdings (a) with a book value minus depreciation and amortization, in excess of US$100,000,000, calculated as of the end of the most recent fiscal quarter or (b) whose revenues for the immediately preceding twelve-month period exceeded US$100,000,000.

“Maturity Date” shall mean the date that is the earlier of (a) June 17, 2029 and (b) to the extent 10% or more of the respective principal amount of any of the 7.25% Senior Notes, 7.375% Senior Notes or 7.50% Senior Notes or 50% or more of the principal amount of the 1.75% Senior Notes remains outstanding on the date that is 90 days prior to the applicable maturity date for such Indebtedness, then such 90th day.

“Maximum CNTA Lien Amount” means (a) the maximum principal amount of indebtedness permitted at such time to be secured pursuant to the CNTA Lien Basket under each Nabors Indenture or (b) if the amount determined pursuant to clause (a) is not the same for each of the Nabors Indentures, the least of such maximum principal amounts.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.15.

“Minimum Guarantor Value” shall mean, as of any date of determination, the percentage of the book value, minus depreciation and amortization of such property, plant or equipment, of property, plant and equipment owned by the Holdings and its Subsidiaries, that is directly or indirectly owned by the Guarantors (other than Holdings) and any of their wholly owned Subsidiaries.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successors thereto.

“Multiemployer Plan” shall mean a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, to which Borrower, Holdings, any Subsidiary of either, or any ERISA Affiliate and at least one employer other than Borrower, Holdings, any Subsidiary of either, or any ERISA Affiliate are contributing sponsors.

“Nabors Drilling” shall mean Nabors Drilling Technologies USA, Inc., a Delaware corporation.

“Nabors Finance” shall mean Nabors International Finance Inc., a Delaware corporation.

“Nabors Indentures” means, collectively, the indenture, debt agreement or other similar definitive agreement (other than this Agreement) governing each series of senior note, senior guaranteed notes, senior exchangeable notes or other indebtedness (other than the Obligations hereunder and under other Loan Documents) of Holdings or any of its Subsidiaries (whether now outstanding or incurred after the date hereof).

“Nabors International” shall mean Nabors International Management Limited, a Bermuda exempted company.

“Nabors Lux” shall mean Nabors Lux 2, a private limited liability company (société à responsabilité limitée) incorporated in the Grand Duchy of Luxembourg, having its registered office at 8-10, avenue de la Gare, L-1610 Luxembourg, Grand-Duchy of Luxembourg and registered with the Registre de Commerce et des Sociétés, Luxembourg under number B154034.

“Notes” shall mean any promissory note of Borrower payable to a Lender evidencing the Revolving Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit F.

“Obligations” shall mean (a) obligations of Borrower, Holdings and each other Guarantor from time to time arising under or in respect of the due and punctual payment of (i) the principal of, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans and Reimbursement Obligations, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements, (iii) Erroneous Payment Subrogation Rights and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower, Holdings and each other Guarantor (in its capacity as guarantor of the obligations hereunder of Borrower) under this Agreement and the other Loan Documents to which it is a party, (b) to provide Cash Collateral as required by this Agreement and (c) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower, Holdings and each other Guarantor (in its capacity as guarantor of the obligations hereunder of Borrower) under or pursuant to this Agreement, the other Loan Documents, Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements to which it is a party; provided that solely with respect to any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Loan Party shall in any event be excluded from “Obligations” owing by such Loan Party.

“Obligor” shall mean Borrower, each Guarantor and each other Affiliate of Borrower that executes and delivers a Loan Document.

“OFAC” shall mean the Office of Foreign Asset Control of the Department of Treasury of the United States of America.

“Officer’s Certificate” shall mean a certificate substantially in the form of Exhibit G hereto.

“Offshore Collateral Rig” shall mean each Offshore Rig that constitutes a Collateral Rig pursuant to Section 5.10(c)(v).

“Offshore Rig” shall mean each Marketed Rig that is a mobile offshore drilling unit (including without limitation any jack-up rig, semi-submersible rig, drillship, barge rig and moveable platform rig).

“Organizational Documents” shall mean, with respect to any person, (a) in the case of any corporation, the certificate of incorporation, memorandum of association and by-laws (or similar documents) of such person, (b) in the case of any limited liability company, the articles of association, the certificate of formation and/or operating agreement (or similar documents), as applicable, of such person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such person and (e) in any other case, the functional equivalent of the foregoing.

“Original Closing Date” shall mean the first date on which the conditions set forth in Section 4.01 and Section 7.01 of this Agreement were satisfied or waived and this Agreement became effective pursuant to the provisions of Section 10.07.

“Original Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Original Revolving Commitments” shall mean the Revolving Commitments as defined in the Original Credit Agreement.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Debt Cap” shall mean, at any time of determination, an amount equal to the excess of (a)  the lesser of (i) $150,000,000 and (ii) the Maximum CNTA Lien Amount less the Utilized CNTA Lien Amount outstanding at such time over (b) the total amount of letters of credit outstanding at such time issued in reliance on the Other Letters of Credit Cap.

“Other Letters of Credit Cap” shall mean, at any time, (a) $150,000,000 less (b) the amount of Indebtedness incurred under Section 6.06(p)(ii) since the Closing Date.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Pari Passu Guaranteed Notes” has the meaning assigned to such term in Section 6.06(n).

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Performance Letters of Credit” shall mean any Letter of Credit requested by the Borrower in the ordinary course of business (a) for the benefit of local customs or similar Governmental Authorities in respect of performance obligations under temporary import duty laws, (b) for the benefit of a third-party counterparty to support the performance obligations of (and not the financial obligations of) Holdings, any of its Subsidiaries in connection with commercial contract for services to be provided by Holdings or such Subsidiary entered into in the ordinary course of business and (c) to support bid bonds, performance bonds and other similar obligations.

“Permitted Accounts Receivable Sales Facility” shall mean any transaction in which Borrower or a Subsidiary (including, for the avoidance of doubt, any Foreign Subsidiary) thereof sells or otherwise transfers, in each case on a non-recourse basis to Borrower or such Subsidiary (provided that transactions that provide for customary limited recourse against Borrower or a Subsidiary only for breaches related to the assets sold or financed, rather than matters of credit quality, shall be deemed to be non-recourse for purposes hereof), any accounts receivable (whether now existing or arising in the future) and any assets related thereto including, without limitation, all books and records relating to such accounts receivable, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, rights with respect to returned goods the sale or lease of which gave rise to such accounts receivable, insurance thereon, proceeds of all of the foregoing and lockboxes and bank accounts into which collections thereon are deposited, and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable (a) to one or more third party purchasers or (b) to a special purpose entity that borrows against such accounts receivable (or undivided interests therein) and related assets or issues securities payable from (or representing interests in) payments in respect of such accounts receivable and related assets or sells such accounts receivable (or undivided interests therein) and related assets to one or more third party purchasers (including in each case, for the avoidance of doubt, the AR Purchase Agreement, the related AR Transaction Documents and the transactions contemplated thereby and other accounts receivable sales and purchase agreements), whether or not amounts received in connection with the sale or other transfer of such accounts receivable and related assets to an entity referred to in clause (a) or (b) above would under GAAP be accounted for as liabilities on a consolidated balance sheet of the Borrower. The amount of any Permitted Accounts Receivable Sales Facility shall be deemed at any time to be the aggregate outstanding principal or stated amount of the borrowings, securities or residual obligations under a sale, in each case referred to in clause (b) of the preceding sentence, or if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable transferred to such third party purchaser(s) pursuant to such Permitted Accounts Receivable Sales Facility net of any such accounts receivable that have been written off as uncollectible.

“Permitted Collateral Liens” shall mean those Liens permitted under (a) clauses (d) (solely to the extent securing advance or payments pursuant to statute), (e), (f), (g), (i), (j), (l), (m), (n) (solely to the extent in respect of a lease of a Collateral Rig by Holdings or a Subsidiary thereof to Holdings or another Subsidiary thereof so long as the Collateral Rig Requirements are otherwise satisfied with respect to such Collateral Rig), (p), and (r) (to the extent such mortgage would otherwise qualify as a Permitted Collateral Lien pursuant to this definition) of Section 6.04 and (b) clause (s) (to the extent in respect of the clauses referred to in clause (a)) of Section 6.04.

“Permitted Guaranteed Bilateral Letter of Credit Facilities” shall mean (a) those unsecured bilateral letter of credit facilities entered into and/or guaranteed by one or more Specified RCF Guarantors and/or any other Guarantor that owns Covered Assets that are in effect on the Closing Date and set forth on Schedule III hereto or entered into and/or guaranteed by any such Guarantor in the ordinary course of business from time to time after the Closing Date, in each case, so long as the maximum aggregate amount of the Indebtedness under this clause (a) does not exceed $20,000,000 and (b) such other bilateral letter of credit facilities entered into and/or guaranteed by Holdings or one or more Subsidiaries of Holdings (other than any Specified RCF Guarantor or any Guarantor that owns any Covered Assets in the ordinary course of business prior to or after the Closing Date).

“Permitted Jurisdiction” means, any of Canada, Luxembourg, the United States or any State thereof (including the District of Columbia) and any other jurisdiction approved by the Administrative Agent in its reasonable discretion.

“Permitted Liens” shall mean Liens permitted under this Agreement.

“Permitted Term Debt Cap” shall mean, as of any date of determination, the lesser of (a) $100,000,000 and (b) the amount equal to (i) 10% of Consolidated Net Tangible Assets as of such time less (ii) Closing Date CNTA.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) which is either (a) maintained or sponsored by Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate or (b) to which Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate is then making or accruing an obligation to make contributions or with respect to which Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate has any liability, contingent or otherwise.

“Priority Guarantor Group” means the Borrower, each Guarantor (other than Holdings), and their respective Subsidiaries.

“Pro Rata Percentage” of (i) any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment; provided that for purposes of Section 2.21(b) and (c), “Pro Rata Percentage” shall mean the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment and (ii) any Letters of Credit Facility Participant at any time shall mean the percentage of the total Letters of Credit Maximum Amounts of all Letters of Credit Facility Participants represented by such Lender’s Letters of Credit Maximum Amount; provided that for purposes of Section 2.21(b) and (c), “Pro Rata Percentage” shall mean the percentage of the total Letters of Credit Maximum Amounts represented by such Lender’s Letters of Credit Maximum Amount.  If the Revolving Commitments have terminated or expired, the Pro Rata Percentage shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments.  If the Letters of Credit Maximum Amounts have terminated or expired, the Pro Rata Percentage shall be determined based upon the Letters of Credit Maximum Amounts most recently in effect, after giving effect to any assignments.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Capital Stock or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“QFC Credit Support” has the meaning assigned to such term in Section 10.20.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” shall mean (a) the Administrative Agent, and (b) any US Lender Party, as applicable.

“Redeemable Preferred Stock” of any person means any preferred stock issued by such person which is at any time prior to the Maturity Date either (a) mandatorily redeemable (by sinking fund or similar payment or otherwise) or (b) redeemable at the option of the holder thereof.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” shall have the meaning assigned to such term in Section 2.22(c).

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and such person’s and such person’s Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Related Yard Equipment” shall mean, with respect to any Collateral Rig, all spare drill pipe, spare parts, equipment, miscellaneous yard equipment and any drilling related fixed assets used to facilitate drilling activity in connection with such Collateral Rig.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” shall mean a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding and unused Commitments; provided that the Loans and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Letters of Credit Facility Participants” shall mean Letters of Credit Facility Participants having more than 50% of the Letters of Credit Maximum Amount; provided that the Letters of Credit Maximum Amount held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Letters of Credit Facility Participants.

“Required Revolving Lenders” shall mean Lenders having more than 50% of the sum of all Revolving Loans outstanding and unused Revolving Commitments; provided that the Revolving Loans and unused Revolving Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Minority Shares” shall mean Capital Stock of a Subsidiary organized under the laws of jurisdiction other than the United States or any Governmental Authority thereof that is required by the applicable laws and regulations of such foreign jurisdiction to be owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Subsidiary to transaction business in such foreign jurisdiction.

“Requirements of Law” shall mean, with respect to any person, the Organizational Documents of such person and any law applicable to or binding upon such person or any of its property or to which such person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Loan Documents.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other equity interest of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other equity interest or of any option, warrant or other right to acquire any such Capital Stock or other equity interest.

“Restricting Information” shall have the meaning assigned to such term in Section 10.01(c).

“Revaluation Date” shall mean, with respect to any Letter of Credit denominated in a Foreign Currency, each of the following: (a) the date on which such Letter of Credit is issued, (b) the first Business Day of each calendar month and (c) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule II, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be reduced from time to time pursuant to Section 2.08 and reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 or increased pursuant to Section 2.23. The aggregate principal amount of the Revolving Lenders’ Revolving Commitments on the Closing Date is US$350,000,000.

“Revolving Exposure” shall mean, with respect to any Revolving Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a loan made by the Revolving Lenders to Borrower pursuant to Section 2.01. Each Revolving Loan shall either be a ABR Loan or a SOFR Loan.

“Rig” shall mean any rig owned by a Guarantor (excluding Holdings) or its Subsidiaries, whether or not such rig is contracted under a valid and enforceable Drilling Contract at such time of determination.

“Rig Value” shall mean, with respect to any Rig at any date of determination, the Appraised Fair Market Value of such Rig, as reflected in the Appraisal Report most recently delivered pursuant to Section 5.10(c), and with respect to a Covered Asset, for the purposes of Section 6.10 at any date of determination, the net book value (determined in accordance with GAAP) of such Covered Asset.

“S&P” shall mean Standard & Poor’s Rating Group (a division of The McGraw–Hill Companies, Inc.) and any successors thereto.

“Sale and Lease-Back Transaction” shall mean any arrangement with any person providing for the leasing by Holdings or any Subsidiary of any property, whereby such property had been sold or transferred by Holdings or any Subsidiary to such person.

“SANAD” shall mean Saudi Aramco Nabors Drilling Company, a limited liability company incorporated in Saudi Arabia.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive or country-wide Sanctions (as of the Original Closing Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any person listed in any Sanctions-related list of designated persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state or His Majesty’s Treasury, (b) any person operating, organized or resident in a Sanctioned Country or (c) any person owned 50% or more, or otherwise controlled by, any such person or persons described in the foregoing clauses (a) or(b).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Creditors” means, collectively, the holders of the Obligations.

“Securities Act” shall mean the Securities Act of 1933.

“Security Agreement” shall mean that certain Security Agreement, dated as of January 21, 2022, between the Loan Parties party thereto and the Collateral Agent, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the Security Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.10, in satisfaction of the Collateral Rig Requirements, pursuant to any other such Security Document or otherwise to create or perfect the security interest of the Collateral Agent with respect to the Obligations.

“Security Interest” shall mean mortgages, charges, pledges, hypothecs, assignments by way of security, conditional sales or other title retentions, liens, encumbrances, security interests or other interests in property, howsoever created or arising, whether fixed or floating, perfected or not, which secure payment or performance of an obligation and, including, in any event (a) rights of set-off created or arising out of the ordinary course of business for the purpose of securing (directly or indirectly) Indebtedness and (b) deposits or transfers of cash or marketable debt instruments under any agreement or arrangement whereby such cash or marketable debt instruments may be withdrawn, returned or transferred only upon fulfillment of any condition as to the discharge or satisfaction of any Indebtedness; provided, however, that “Security Interest” shall not include sales of receivables or proceeds thereof.

“Single Employer Plan” shall mean any Plan which is covered by Title IV of ERISA and adopted solely by Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate or by a group consisting of Borrower, Holdings, any Subsidiary of either or one or more ERISA Affiliates.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to the definition of “Alternate Base Rate”.

“Solvent” shall mean, with respect to any person as of a particular date, that on such date (a) such person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such person is engaged or is to engage and (d) the book value of the assets of such person as set forth on such person’s balance sheet is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such person. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Resolution Regimes” has the meaning assigned to such term in Section 10.20.

“Specified RCF Guarantors” shall mean each of Nabors Drilling, Nabors International, Nabors Lux and any other Guarantor that owns any Covered Assets.

“Spot Rate” shall mean, with respect to any currency, the rate determined by either (a) the Administrative Agent (for all purposes under Section 2.05 and Section 2.22 when the applicable Issuing Bank is a Lender other than Citibank, N.A. and for all purposes under Section 10.17) or (b) the applicable Issuing Bank (when the applicable Issuing Bank is Citibank, N.A.), as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., Local Time on the date two Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date, such other date as the Administrative Agent or such Issuing Bank, as applicable, shall reasonably determine is appropriate under the circumstances; provided, that the Administrative Agent or such Issuing Bank, as applicable, may obtain such spot rate from an Affiliate thereof or another financial institution designated by the Administrative Agent or such Issuing Bank, as applicable, if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Subordination Agreement” shall mean that certain Subordination Agreement dated as of January 21, 2022 between the Loan Parties party thereto and the Collateral Agent, as may be amended, amended and restated, supplemented or otherwise modified from time to time and any other agreement substantially in the form of Exhibit A, together with any changes thereto which are reasonably acceptable to the Borrower and the Required Lenders.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (a) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (c) any partnership (i) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (d) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent; provided that the definition of “Subsidiary” shall not include (w) SANAD, (x) Nabors Energy Transition Corp. II, a Cayman Islands corporation, (y) any other special purpose acquisition vehicle or “blank check company” formed after the Closing Date by the parent or any person that is otherwise Controlled by the parent and (z) funds established by Holdings or its Subsidiaries that meet the definition of a “venture capital operating company” under ERISA. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Holdings.

“Supported QFC” has the meaning assigned to such term in Section 10.20.

“Swap Contract” shall mean (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) (net of debit and credit values) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) (including both debit and credit values) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means;

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Adjustment” means, for any calculation with respect to an ABR Loan (solely to the extent determined using Adjusted Term SOFR) or a SOFR Loan, 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Event” shall mean (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (b) the withdrawal of Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate a Single Employer Plan in a distress termination (within the meaning of Section 4041(c) of ERISA) pursuant to Section 4041(a)(2) of ERISA, (d) the institution of proceedings to terminate or the actual termination of a Single Employer Plan by the PBGC under Section 4042 of ERISA, (e) any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or (f) the complete or partial withdrawal of Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate from a Multiemployer Plan or the termination of a Multiemployer Plan.

“Transitory Subsidiary Owner” means any Subsidiary that (a) becomes the direct owner of any Covered Assets as part of the internal transfer of Covered Assets by virtue of any contribution or distribution among Holdings and its Subsidiaries that is otherwise permitted under this Agreement, (b) owns such Covered Assets for not more than three (3) Business Days and (c) does not own or hold such Covered Assets with any intent to be an operating company with respect to such Covered Assets.

“Trigger Date” means the first date after the Closing Date on which Borrower obtains an Indebtedness rating of Investment Grade from at least two of the Designated Ratings Agencies.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” shall mean the United States of America.

“US Dollars” and “US$” shall mean lawful money of the United States.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Person” shall mean any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT ACT” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws.”

“Utilized CNTA Lien Amount” means, at any time, the aggregate principal amount of indebtedness (including the Obligations under this Agreement) outstanding at such time and secured pursuant to the CNTA Lien Basket under each Nabors Indenture.

“Wholly Owned Subsidiary” shall mean any Subsidiary if all of the Capital Stock of such Subsidiary (other than directors’ qualifying shares and Required Minority Shares, in each case only to the extent required by applicable law) is owned by Borrower or Holdings directly or through other Wholly Owned Subsidiaries.

“Withholding Agent” shall mean Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02      Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “SOFR Borrowing”).

Section 1.03      Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For purposes of calculating the Collateral Rig Value, as the case may be, on a pro forma basis for any transaction, the Collateral Rig Value shall be measured giving pro forma effect to such transaction and any use of proceeds of such transaction as if it had occurred on the last day of the fiscal period most recently ended for which an officer’s certificate pursuant to Section 5.01(c) is required to have been delivered.

Section 1.04      Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders.

Section 1.05      Resolution of Drafting Ambiguities.

Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.06      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07      Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Term SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Term SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.08      Illustrative Purposes.

Annex II hereto is attached for illustrative purposes only and the terms and conditions of this Agreement as stated herein shall be construed without giving any effect to such Annex for all purposes relating to this Agreement.

Article II

THE CREDITS

Section 2.01      Commitments.

Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Lender agrees, severally and not jointly, to make to Borrower one or more Revolving Loans in US Dollars at any time and from time to time during the Availability Period in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result after giving effect to any Revolving Borrowing in such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment.

Subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

Section 2.02      Loans.

(a)            Each Revolving Loan shall be made as part of a Revolving Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments; provided that the failure of any Lender to make a Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan required to be made by such other Lender).

(b)           Subject to Section 2.11, Section 2.12, and Section 2.13, each Revolving Borrowing shall be denominated in US Dollars and comprised entirely of ABR Loans or SOFR Loans as Borrower may request pursuant to Section 2.03.

(i)            ABR Loans shall be in an aggregate principal amount that is (A) an integral multiple of US$1,000,000 and not less than US$1,000,000 or (B) equal to the remaining available balance of the aggregate Revolving Commitments; and

(ii)           SOFR Loans shall be in an aggregate principal amount that is (A) an integral multiple of US$1,000,000 and not less than US$5,000,000 or (B) equal to the remaining available balance of the aggregate Revolving Commitments.

(c)            Each Lender may at its option make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such SOFR Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement, or create any enhanced rights in the Administrative Agent or any Lender under this Agreement, including under Section 2.13, 2.18 and 10.03, that are additional to or more favorable than the rights thereof had such option not been exercised. Revolving Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Revolving Borrowing that, if made, would result in more than fifteen (15) SOFR Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Revolving Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d)            Each Revolving Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 pm, New York time. The Administrative Agent shall promptly credit the amounts so received from Revolving Lenders to an account as directed by Borrower in the applicable Borrowing Request delivered to or maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent specified in Article IV shall not have been met, return the amounts so received to the respective Revolving Lenders.

(e)            Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the date (in the case of any SOFR Borrowing), and at least 2 hours prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Revolving Lender has made its ratable portion available to the Administrative Agent at the time of such Borrowing in accordance with clause (d) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Revolving Lender shall not have made its ratable portion of such Borrowing available to the Administrative Agent, each of such Revolving Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and in the case of such Revolving Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Revolving Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Revolving Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(e) shall cease. If Borrower and such Revolving Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Revolving Lender that shall have failed to make such payment to the Administrative Agent.

(f)            Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(g)           All Existing Revolving Loans outstanding immediately prior to the Closing Date (which at such time are $15,000,000 of Revolving Loans that are SOFR Borrowings under the Existing Credit Agreement) shall, on the Closing Date, be continued as Revolving Loans that are SOFR Borrowings under this Agreement (the “Converted Revolving Loans”); provided that each of the Revolving Lenders that have Revolving Exposures as of the Closing Date shall assign to each other Revolving Lender, and each other Revolving Lender shall purchase at par from such Revolving Lender, such interests in the Revolving Loans outstanding on the Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, and taking into account all Borrowings in respect of the Revolving Commitments on the Closing Date, such Revolving Exposures will be held ratably in accordance with their Initial Revolving Commitments. All Converted Revolving Loans and other Revolving Loans borrowed on the Closing Date shall constitute the same Borrowing.

Section 2.03      Borrowing Procedure.

To request a Revolving Borrowing, Borrower shall notify the Administrative Agent by delivering, by hand delivery, telecopier or electronic mail (or similar means of electronic delivery), a duly completed and executed Borrowing Request to the Administrative Agent in the case of a Borrowing comprised of SOFR Loans, not later than 11:00 a.m., New York time, three U.S. Government Securities Business Days prior to the requested date of the proposed Borrowing or in the case of a Borrowing comprised of ABR Loans, not later than 11:00 a.m., New York time, on the requested date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a)            the aggregate amount of such Revolving Borrowing;

(b)            the requested date of such Revolving Borrowing, which shall be a Business Day;

(c)            whether such Revolving Borrowing is to be for ABR Loans or SOFR Loans;

(d)            in the case of SOFR Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e)            the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(d); and

(f)            that the conditions set forth in Sections 4.02(b)-(g) as applicable, have been satisfied as of the date of the Borrowing Request.

If no election as to the denomination or Type of Loans is specified, then the requested Revolving Borrowing shall be deemed to be for SOFR Loans with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested SOFR Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request, in accordance with this Section 2.03, the Administrative Agent shall advise the Revolving Lenders of the details thereof and of the amount of such Revolving Lender’s Pro Rata Percentage of the Loans to be made as part of the requested Borrowing.

Section 2.04      Evidence of Debt; Repayment of Loans.

(a)            Promise to Repay. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount outstanding of each Revolving Loan of such Revolving Lender on the Maturity Date. All payments or repayments of Loans shall be made in US Dollars.

(b)            Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain records including (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the records maintained by the Administrative Agent and each Lender pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error. After a request by the Borrower, the Administrative Agent shall promptly advise Borrower of such entries made in such records.

(c)            Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans made by it to Borrower be evidenced by a Note. In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the form of Exhibit F-1 or F-2, as the case may be. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

Section 2.05      Fees.

(a)            Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) equal to the Applicable Fee per annum on the average daily unused amount of each Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans of such Lender. The Commitment Fee shall be paid on the dates due, in immediately available funds in US Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders.

(b)            Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fee”).

(c)            Letter of Credit Fees. On the last Business Day of each March, June, September and December of each year, (i) Borrower shall pay to the Administrative Agent quarterly in arrears, for the ratable account of the Letters of Credit Facility Participants, a fee (the “Letter of Credit Fee”) payable in US Dollars (or, if relating to a Letter of Credit denominated in a Foreign Currency, in the Dollar Equivalent thereof) equal to the Applicable Margin for SOFR Borrowings from time to time in effect during such quarter (provided, however, that with respect to Performance Letters of Credit, such Applicable Margin shall be multiplied by 0.50), multiplied by the average daily amount of the aggregate L/C Exposure during such quarter calculated on the basis of a 360 day year and actual days elapsed. In addition, Borrower shall pay to each Issuing Bank solely for such Issuing Bank’s account, in connection with each Letter of Credit, (1) such Issuing Bank’s standard issuance and administrative fees and expenses for Letters of Credit issued by it and (2) a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the L/C Obligations in respect of such Letter of Credit calculated on the basis of a 360 day year and actual days elapsed and shall be payable to such Issuing Bank, for its own account, in the applicable Accepted Currency in which such Letter(s) of Credit is/are denominated (or, if relating to a Letter of Credit denominated in a Discretionary Foreign Currency, in the Dollar Equivalent thereof), quarterly in arrears on the last Business Day following of each March, June, September and December of each year.

(d)            Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06      Interest on Loans.

(a)            ABR Loans. Subject to the provisions of Section 2.06(c), each Revolving Loan, during the period such Revolving Loan is an ABR Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time.

(b)           SOFR Loans. Subject to the provisions of Section 2.06(c), each Revolving Loan, during the period such Revolving Loan is a SOFR Loan, shall bear interest at a rate per annum equal at all times during each Interest Period for such Revolving Loan to the Adjusted Term SOFR in effect therefor plus the Applicable Margin in effect from time to time.

(c)            Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such amount shall thereafter, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to in the case of amounts constituting principal on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or in the case of any other outstanding amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (the “Default Rate”).

(d)            Interest Payment Dates. Accrued interest on each Loan shall be payable by the Borrower in arrears on each Interest Payment Date for such Loan; provided that interest accrued pursuant to Section 2.06(c) shall be payable on demand, in the event of any repayment or prepayment of any Loan (other than a prepayment of a ABR Loan without a permanent reduction in the applicable Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such SOFR Loan shall be payable on the effective date of such conversion.

(e)            Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

(f)            Currency for Payment of Interest. All interest paid or payable on Loans hereunder shall be paid in the currency in which such Loan is denominated.

Section 2.07      [Reserved].

Section 2.08      Termination and Reduction of Commitments.

(a)            Termination of Commitments. The Revolving Commitments shall automatically terminate on the Maturity Date. The Letters of Credit Maximum Amount shall automatically terminate on the Maturity Date.

(b)            Optional Terminations and Reductions. At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 and the Letters of Credit Maximum Amount shall not be terminated or reduced if, after giving effect to any concurrent prepayment in accordance with Section 2.10, the aggregate amount of L/C Obligations would exceed the aggregate amount of Letters of Credit Maximum Amount, except to the extent the Borrower Cash Collateralizes such L/C Obligations or furnishes to the applicable Issuing Bank(s) “back-to-back” letters of credit from bank(s) or financial institution(s) whose short-term unsecured debt rating is rated A-3 (or equivalent) or above from either S&P or Moody’s or such other bank(s) or financial institution(s) satisfactory to the applicable Issuing Banks in an amount equal to 105% of the undrawn face amount of any applicable outstanding Letters of Credit with an expiration date of at least five (5) days after the expiration date of any applicable Letter of Credit and which provide that such Issuing Bank may make a drawing under such “back-to-back” letter of credit in the event that it pays a drawing under such Letter of Credit.

(c)            Borrower Notice. The Borrower shall notify in writing the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.08(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice with respect to the Commitments, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of any of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent, who promptly agrees to provide a copy of such notice to the Lenders, on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any of the Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments. Each reduction of the Letters of Credit Maximum Amount shall be made ratably among the Letters of Credit Facility Participants in accordance with their respective Letters of Credit Maximum Amount.

Section 2.09      Interest Elections.

(a)            Generally. Each Revolving Borrowing initially shall be of the Type specified by the Borrower in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert all or a portion of such Borrowing to a different Type or to continue all or a portion of such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.09. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than fifteen (15) SOFR Borrowings outstanding hereunder at any one time.

(b)            Interest Election Notice. To make an election pursuant to this Section 2.09, the Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting Loans of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, the allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (ii), (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(iv)           if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s pro rata portion of each resulting Borrowing.

(c)            Automatic Conversion. If an Interest Election Request with respect to a SOFR Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a SOFR Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (A) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (B) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.10      Optional and Mandatory Prepayments of Loans.

(a)            Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any applicable Borrowing, in whole or in part, without premium or penalty subject to the requirements of this Section 2.10 and Section 2.16; provided that each partial prepayment shall be in a minimum amount equal to the lesser of the minimum amount required pursuant to Section 2.02(b) for Borrowings of the Type of Loan to be repaid and such lesser amount as needed to prepay the entire outstanding principal amount of such Borrowing.

(b)            Revolving Loan Prepayments:

(i)            In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all outstanding Revolving Borrowings.

(ii)            In the event of any partial reduction of the Revolving Commitments, then (1) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (2) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, repay or prepay Revolving Borrowings, in an aggregate amount sufficient to eliminate such excess.

(iii)            In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately repay or prepay Revolving Borrowings (in whole or in part), in an aggregate amount sufficient to eliminate such excess.

(c)            Letters of Credit Facility:

(i)            In the event of the termination of all the Letters of Credit Maximum Amount, Borrower shall, on the date of such termination, fully Cash Collateralize 105% of such L/C Exposures.

(ii)            In the event of any partial reduction of the Letters of Credit Maximum Amount, then (1) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Letters of Credit Facility Participants of the sum of the L/C Exposures after giving effect thereto and (2) if the sum of the L/C Exposures would exceed the aggregate amount of the Letters of Credit Maximum Amount after giving effect to such reduction, then Borrower shall, on the date of such reduction, fully Cash Collateralize such L/C Exposures.

(iii)           In the event that the sum of all Letters of Credit Facility Participants’ L/C Exposures exceeds the Letters of Credit Maximum Amount then in effect, Borrower shall, without notice or demand, fully Cash Collateralize such L/C Exposures.

(d)            Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, the Borrower shall select the applicable Borrowing or Borrowings to be prepaid in whole or in part and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(e), subject to the provisions of this Section 2.10(d); provided:

(e)            Notice of Prepayment:

(i)            Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (A) in the case of prepayment of a SOFR Borrowing, not later than 11:00 a.m., New York time, three U.S. Government Securities Business Days before the date of prepayment, and (B) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York time, on the same Business Day as the date of prepayment.

(ii)            Each such notice shall be irrevocable; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 2.06 and any breakage payments to the extent required by Section 2.16.

Section 2.11      Alternate Rate of Interest.

(a)            If prior to the commencement of any Interest Period for a SOFR Borrowing:

(i)            the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR for such Interest Period; or

(ii)            the Administrative Agent determines or is advised in writing by the Required Lenders that the Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such SOFR Borrowing for such Interest Period, then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any SOFR Borrowing requested to be made on the first day of such Interest Period shall be made as a Market Disruption Loan, any Borrowing that was to have been converted on the first day of such Interest Period to a SOFR Borrowing shall be continued as a Market Disruption Loan and any outstanding SOFR Borrowing shall be automatically converted to a Market Disruption Loan.

Section 2.12      Benchmark Replacement Setting.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.12(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)           Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

(d)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)           Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 2.13      Yield Protection.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted Term SOFR);

(ii)           subject any Lender to any Tax of any kind whatsoever with respect to this Agreement (except for (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes); or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender,

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any SOFR Loan (or of maintaining its obligation to make any such SOFR Loan), or to increase the cost to such Lender or such Lender’s holding company, if any, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender (with a copy to the Administrative Agent), Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon written request of such Lender (with a copy to the Administrative Agent) Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.13 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)            Mitigation. Each Lender requesting compensation under this Section 2.13 shall use commercially reasonable efforts to mitigate, avoid, or eliminate the amount of any such increased costs in accordance with Section 2.19, so long as taking such efforts would not be materially disadvantageous to such Lender or expose any Lender to an unreimbursed cost or expense.

Section 2.14      [Reserved].

Section 2.15      [Reserved].

Section 2.16      Breakage Payments.

In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any SOFR Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure (for a reason other than the failure of a Lender to fund a Loan required to be funded hereunder) to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered by Borrower pursuant hereto or (d) the assignment of any SOFR Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.19(b), then, in any such event, upon written demand by a Lender (with a copy to the Administrative Agent), Borrower shall compensate such Lender for the loss, cost and expense incurred by such Lender as a result of such event. In the case of a SOFR Loan, such loss, cost or expense to any such Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such SOFR Loan had such event not occurred, at the Adjusted Term SOFR that would have been applicable to such SOFR Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such SOFR Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the relevant market. A certificate of such Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section, accompanied by related calculations, shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Section 2.17      Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)            Payments Generally. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.13, 2.18 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or if no such time is expressly required, prior to 2:00 p.m., New York time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made with respect to Borrowings, to the Administrative Agent at its offices at Stamford, Connecticut, except that payments pursuant to Section 2.13, 2.18 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Lender Party to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments of principal and interest under each Loan Document shall be made in the currency in which the Loan is outstanding.

(b)            Pro Rata Treatment:

(i)            Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to such Lenders.

(ii)           Each payment by Borrower on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by such Revolving Lenders.

(iii)          Each payment by the Borrower on account of Reimbursement Obligations shall be applied to the amounts of such obligations owing to the Issuing Banks pro rata according to the respective amounts then due and owing to such Issuing Banks.

(c)            Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all applicable amounts of principal, interest and fees that constitute Obligations then due hereunder, such funds shall be applied (i) first, toward payment of applicable interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the applicable amounts of interest and fees then due to such parties, and (ii) second, toward payment of applicable principal then due hereunder, ratably among the parties entitled thereto in accordance with the applicable amounts of principal then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that each Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the applicable Lenders to such Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d)            Sharing of Set-Off. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this paragraph shall not be construed to apply to (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Beneficiary receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.17(d) applies, such Beneficiary shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Beneficiary is entitled under this Section 2.17(d) to share in the benefits of the recovery of such secured claim.

(e)            Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.18      Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Requirements of Law. If the applicable Withholding Agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct or withhold any Taxes from such payments, then the applicable Withholding Agent shall be entitled to make such deductions or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholding been made.

(b)            Payment of Other Taxes by Borrower. Without limiting the provisions of clause (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes imposed on or with respect to any obligation of Borrower hereunder or under any other Loan Document to which it is a party.

(c)            Indemnification by Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, no Recipient shall be indemnified for any Indemnified Taxes hereunder unless the Recipient makes written demand on Borrower for such reimbursement no later than six months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes, and (ii) the date on which such Recipient has made payment of such Indemnified Taxes; provided that if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(d)            Evidence of Payments. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.18, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Status of Lenders:

(i)            Each Lender Party that is entitled to an exemption form or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender Party becomes a Lender Party under this Agreement and at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit payments hereunder or under any other Loan Document to be made without withholding or at a reduced rate of withholding. In addition, any Lender Party, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender Party is subject to information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing:

(A)            any Lender Party that is a US Person shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender Party becomes a Lender Party under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), duly completed originals of IRS Form W-9 (or applicable successor form) certifying that such Lender Party is exempt from US federal backup withholding Tax; and

(B)            any Lender Party that is a Foreign Lender Party shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender Party becomes a Lender Party under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), but only if such Lender Party is legally entitled to do so, whichever of the following is applicable:

(1)            in the case of such a Lender Party claiming the benefits of an income tax treaty to which the United States is a party (a) with respect to payments of interest hereunder or under any other Loan Document, duly completed originals of IRS Form W-8BEN (or applicable successor form) or IRS Form W-8BEN-E (or applicable successor form), as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty, and (b) with respect to any other applicable payments made hereunder or under any other Loan Document, duly completed originals of IRS Form W-8BEN (or applicable successor form) or IRS Form W-8BEN-E (or applicable successor form), as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            duly completed originals of IRS Form W-8ECI (or any successor form);

(3)            in the case of such a Lender Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a certificate, in substantially the form of Exhibit H-1 to the effect that such US Lender Party is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (b) duly completed originals of IRS Form W-8BEN (or applicable successor form) or IRS Form W-8BEN-E (or applicable successor form), as applicable; or

(4)            to the extent such a Lender Party is not the beneficial owner, duly completed originals of IRS Form W-8IMY (or any successor form), accompanied by an IRS Form W-8ECI (or any successor form), an IRS Form W-8BEN (or any successor form), an IRS Form W- 8BEN-E (or any successor form), a certificate in substantially the form of Exhibit H-2 or Exhibit H-3, an IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that, if such Lender Party is a partnership and one or more direct or indirect partners of such Lender Party are claiming the portfolio interest exemption, such Lender Party may provide a certificate, in substantially the form of Exhibit H-4, on behalf of each such direct and indirect partner;

(C)            any Lender Party that is a Foreign Lender Party shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender Party becomes a Lender Party under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            In the case of a Lender Party that would be subject to United States federal withholding Tax imposed by FATCA on payments made to or on account of such Lender Party hereunder or any other Loan Document if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender Party shall deliver to Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower and the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of such Recipient, agrees to repay the amount paid over to Borrower pursuant to this Section 2.18 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will a Recipient be required to pay any amount to Borrower the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had never been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(g)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04 relating to the maintenance of a Participant Register and any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (g).

Section 2.19      Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or requires Borrower to pay any additional amount to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 2.18, then such Lender shall use commercially reasonable efforts to designate a different lending office (including an existing office in another jurisdiction) for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation, change, or assignment would avoid the imposition of, or in the future eliminate or reduce, amounts payable pursuant to Section 2.13 or Section 2.18, as the case may be and would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by such Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses and accompanying calculations submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 2.13, or if Borrower is required to pay any additional amount to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 2.18(a), or if a Lender is a Defaulting Lender, or if Borrower exercises its replacement rights under Section 10.02(c), then Borrower may at any time, at its sole expense and effort (except that assignment costs and expenses associated with a replacement of a Defaulting Lender may be recovered from such Defaulting Lender), upon notice to such Lender and, in the case of a Defaulting Lender, the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04(b)), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii)            subject to Section 2.21, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)            in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)            such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 2.19(b), such Lender shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption, and such Lender being replaced shall no longer constitute a “Lender” hereunder and all of its Commitments shall be deemed terminated, and the Eligible Assignee replacing such Lender shall constitute a “Lender” hereunder (including assumption of the Commitment, if any, and other obligations of the Lender being so replaced); provided that the failure of any such Lender to execute an Assignment and Assumption or other assignment and assumption documentation shall not render such assignment invalid and such assignment shall be recorded in the Register.

Section 2.20      [Reserved].

Section 2.21      Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            the Commitment Fee shall cease to accrue on the Commitment of such Lender, so long as it is a Defaulting Lender;

(b)            [reserved];

(c)            [reserved];

(d)           any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Defaulting Lender that is a Letters of Credit Facility Participant, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, in the case of a Defaulting Lender that is a Letters of Credit Facility Participant, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to, as applicable, satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and cash collateralize, in the case of a Defaulting Lender that is a Letters of Credit Facility Participant, the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all applicable non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure are held by the Letters of Credit Facility Participants pro rata in accordance with the Letters of Credit Maximum Amount without giving effect to clause (b) above or clause (f) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(e)            [reserved];

(f)            if any L/C Exposure exists with respect to a Letters of Credit Facility Participant at the time such Letters of Credit Facility Participant becomes a Defaulting Lender, then:

(i)            all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated (effective as of the date such Letters of Credit Facility Participant becomes a Defaulting Lender) among the non-Defaulting Lenders that are Letters of Credit Facility Participants in accordance with their respective Pro Rata Percentages (for the purposes of such reallocation, such Defaulting Lender’s Letters of Credit Maximum Amount shall be disregarded in determining the non-Defaulting Lenders’ respective Pro Rata Percentages), but only to the extent that the sum of all non-Defaulting Lenders’ Letters of Credit Maximum Amount plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders that are Letters of Credit Facility Participants’ Letters of Credit Maximum Amount, after giving effect to any such reallocation, no non-Defaulting Lender that is a Letters of Credit Facility Participant’s L/C Exposure shall exceed such non-Defaulting Lender’s Letters of Credit Maximum Amount and no Event of Default has occurred and is continuing at such time and the other conditions set forth in Section 4.02 have been satisfied at such time;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following the Borrower’s receipt of written notice from the Administrative Agent, Cash Collateralize for the benefit of the applicable Issuing Banks only Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.22(i) for so long as such L/C Exposure is outstanding;

(iii)           if Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any Letter of Credit fees pursuant to Section 2.05 with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized by Borrower;

(iv)          if all or any portion of such Defaulting Lender’s L/C Exposure is reallocated pursuant to clause (i) above, then all Letter of Credit fees that otherwise would have been payable to such Defaulting Lender under Section 2.05 with respect to such Defaulting Lender’s reallocated L/C Exposure shall be payable to the non-Defaulting Lenders that are Letters of Credit Facility Participants in accordance with such non-Defaulting Lenders’ Pro Rata Percentages after giving effect to such reallocation;

(v)           if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Letter of Credit fees that otherwise would have been payable to such Defaulting Lender under Section 2.05 with respect to such Defaulting Lender’s unreallocated L/C Exposure shall be payable to the Issuing Banks, ratably based on the portion of the Fronting Exposure attributable to the Letters of Credit issued by each Issuing Bank, until and to the extent that such L/C Exposure is reallocated and/or Cash Collateralized pursuant to clause (i) or (ii) above; and

(g)            so long as such Letters of Credit Facility Participant is determined by the Administrative Agent or any Issuing Bank to be a Defaulting Lender, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related Fronting Exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Letters of Credit Maximum Amount of the non-Defaulting Lenders that are Letters of Credit Facility Participants and/or Cash Collateral will be provided by Borrower in accordance with Section 2.21, and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders that are Letters of Credit Facility Participants in a manner consistent with Section 2.21 (and such Defaulting Lender shall not participate therein).

The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies that Borrower, the Administrative Agent and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.21 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies that Borrower, the Administrative Agent and the non- Defaulting Lenders may have against such Defaulting Lender.

Section 2.22      Letters of Credit.

(a)            General:

(i)            Subject to the terms and conditions hereof, including, without limitation, the conditions precedent in Section 4.02, the limitations set forth in the definition of the term “Issuing Bank” and any applicable requirements of Section 2.21, each Issuing Bank agrees, severally and not jointly, to issue, from time to time prior to the termination of the Availability Period, at the request of Borrower and on behalf of the Letters of Credit Facility Participants and in reliance on their obligations under this Section 2.22, one or more Letters of Credit for Borrower’s account in any Accepted Currency in a face amount in each case of at least $3,000, and in an aggregate undrawn face amount for all Letters of Credit at any time outstanding not to exceed the applicable Letters of Credit Maximum Amount (the “Letters of Credit Facility”); provided, that no Issuing Bank shall issue, increase or extend a Letter of Credit pursuant to this Section 2.22, if, immediately after the issuance, increase or extension thereof, the outstanding aggregate L/C Exposures would thereby exceed the Letters of Credit Maximum Amount, or if, immediately after the issuance, increase or extension thereof, the aggregate undrawn face amount of all Letters of Credit then outstanding would at any time thereafter (giving effect to the respective scheduled expiration dates thereof and any automatic extensions provided therein) exceed the Letters of Credit Maximum Amount (including any individual maximum amounts for any individual Issuing Bank (in its capacity as an Issuing Bank) as set forth opposite such Issuing Bank’s name in Schedule V hereto), or if the issuance of such Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank or any Letters of Credit Facility Participant as notified by such Issuing Bank or such Letters of Credit Facility Participant to the Administrative Agent before the date of issuance of such Letter of Credit. If the Administrative Agent notifies the Issuing Banks that any conditions precedent set forth in Section 4.02 have not been satisfied and instructs the Issuing Banks to suspend the issuance, amendment, renewal or extension of Letters of Credit, no Issuing Bank shall issue, amend, renew or extend any Letter of Credit without the consent of the Administrative Agent until such notice is withdrawn by the Administrative Agent. If the Administrative Agent so notifies the Issuing Banks pursuant to the previous sentence, it shall also provide prompt notice of same to the Borrower. Notwithstanding anything to the contrary set forth in this Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of any Guarantor; provided, that notwithstanding such statement, Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect Borrower’s Reimbursement Obligations hereunder with respect to such Letter of Credit;

(ii)           Borrower may from time to time request that Letters of Credit be issued in a Discretionary Foreign Currency in accordance with this Section 2.22(a)(ii) and, in the event that any provision of this Section 2.22(a)(ii) conflicts with Section 2.22(b), the provisions of this Section 2.22(a)(ii) shall control with respect to Letters of Credit issued in Discretionary Foreign Currencies. In the case of any such request with respect to the issuance of Letters of Credit in a Discretionary Foreign Currency, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank. Any such request shall be made to the Administrative Agent and the applicable Issuing Bank not later than 11:00 a.m., New York time, at least three (3) Business Days prior to the date of the desired Letter of Credit issuance (or such other time or date as may be agreed to by the Administrative Agent and the applicable Issuing Bank in their sole discretion). In the case of any such request, the Administrative Agent shall promptly advise each applicable Issuing Bank thereof. Each Issuing Bank shall notify the Administrative Agent, not later than Noon, New York time, two (2) Business Days (or such other period of time as may be agreed by the Administrative Agent in its sole discretion) after receipt of such request, whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested Discretionary Foreign Currency. Any failure by any Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Issuing Bank to permit Letters of Credit to be issued in such requested Discretionary Foreign Currency. If the Administrative Agent and an Issuing Bank consent to the issuance of Letters of Credit in such requested Discretionary Foreign Currency, the Administrative Agent shall so notify Borrower. Notwithstanding the foregoing, any refusal or deemed refusal by an Issuing Bank to issue a Letter of Credit in a Discretionary Foreign Currency pursuant to any such request shall be specific to each such request and not a prospective refusal to agree to any such request at a later date.

(b)            Issuance Procedure:

(i)            To request that an Issuing Bank issue a Letter of Credit, Borrower shall deliver to such Issuing Bank and the Administrative Agent (with a duplicate copy to an operations employee of such Issuing Bank as designated by such Issuing Bank from time to time) a duly executed Issuance Request, together with a duly executed Application (unless previously executed and delivered by Borrower) for the relevant Letter of Credit, or such other computerized issuance or application procedure, instituted from time to time by such Issuing Bank and the Administrative Agent and agreed to by Borrower, completed to the reasonable satisfaction of such Issuing Bank and the Administrative Agent, and such other information as such Issuing Bank and the Administrative Agent may reasonably request. In the event of any irreconcilable difference or inconsistency between this Agreement and any Application, the provisions of this Agreement shall govern. Upon receipt of a properly completed and executed Issuance Request and Application (as required) and any other reasonably requested information at least three (3) Business Days prior to any requested issuance date, such Issuing Bank will process such Issuance Request in accordance with its customary policies and procedures and, subject to Borrower’s compliance with any applicable requirements of Section 2.21, issue the requested Letter of Credit on the requested issuance date. Borrower may cancel any requested issuance of a Letter of Credit prior to the issuance thereof. The applicable Issuing Bank will notify the Administrative Agent and each Letters of Credit Facility Participant of the amount, currency, and expiration date of each Letter of Credit it issues promptly upon issuance thereof. Subject to clause (b)(ii) below, each Letter of Credit shall have an expiration date no later than five (5) Business Days before the Maturity Date. If any Issuing Bank issues any Letters of Credit with expiration dates that automatically extend unless such Issuing Bank gives notice that the expiration date will not so extend, such Issuing Bank will give such notice of non-renewal before the time necessary to prevent such automatic extension if (and will not give such notice of non-renewal before such time unless) before such required notice date (A) the expiration date of such Letter of Credit if so extended would be later than five (5) Business Days before the Maturity Date, (B) the Maturity Date shall have occurred, (C) a Default or an Event of Default exists and the Required Letters of Credit Facility Participants have given such Issuing Bank instructions not to so permit the expiration date of such Letter of Credit to be extended, or (D) such Issuing Bank is so directed by Borrower. Each Issuing Bank agrees to issue amendments to any Letter of Credit issued by it increasing its amount, or extending its expiration date, at the request of Borrower, subject to the conditions precedent of Section 4.02 and the other terms and conditions of this Section 2.22, including without limitation, any applicable requirements of Section 2.21.

(ii)            Notwithstanding anything to the contrary herein, with the consent of the applicable Issuing Bank, any Letter of Credit issued by such Issuing Bank may have an expiration date later than five (5) Business Days before the Maturity Date to any such later date as may be agreed by the applicable Issuing Bank, if Borrower shall provide or cause to be provided, no later than five (5) Business Days before the Maturity Date Cash Collateral or a back-to-back letter of credit from a bank or financial institution whose short-term unsecured debt rating is rated A-3 (or equivalent) or above from either S&P or Moody’s (or such other bank or financial institution satisfactory to the applicable Issuing Bank) and which provides that such Issuing Bank may make a drawing thereunder in the event that such Issuing Bank pays a drawing under such Letter of Credit, in each case, in an amount equal to not less than 105% of the undrawn face amount of such Letter of Credit or other arrangements satisfactory to the applicable Issuing Bank in its sole discretion shall have been made with respect to such Letter of Credit; provided, each Letters of Credit Facility Participant’s participation under Section 2.22(d) in any such Letter of Credit shall revert to such Issuing Bank on the Maturity Date, and no Letters of Credit Facility Participant shall be entitled to any Letter of Credit fees pursuant to Section 2.05 on and after the Maturity Date.

(iii)            Each Issuing Bank that issues a Letter of Credit agrees to issue amendments to any Letter of Credit increasing its amount, or extending its expiration date, at the request of Borrower, subject to the conditions precedent set forth in Section 4.02 (which each Issuing Bank may assume are satisfied unless notified otherwise by the Administrative Agent) and the other terms and conditions of this Section 2.22.

(c)            Borrower’s Reimbursement Obligations. Borrower hereby irrevocably and unconditionally agrees to reimburse each Issuing Bank in the applicable Accepted Currency in which the applicable Letter of Credit is denominated (or, if relating to a Letter of Credit denominated in a Discretionary Foreign Currency, in the Dollar Equivalent thereof) for each payment or disbursement made by such Issuing Bank to settle its obligations under any draft drawn or other payment made under a Letter of Credit (a “Reimbursement Obligation”) within two (2) Business Days from when Borrower has been notified in writing by the Administrative Agent or such Issuing Bank that such draft is paid or other payment is made with either funds not borrowed hereunder or with a Borrowing made pursuant to Section 2.03 and the other terms and conditions contained in this Agreement. Borrower’s Reimbursement Obligation shall apply to all Letters of Credit issued hereunder, regardless of whether the obligations supported by such Letters of Credit are those of Borrower, any Guarantor, or any other Person. The Reimbursement Obligation shall bear interest (which Borrower hereby promises to pay) from and after the date such draft is paid or other payment is made until (but excluding the date) the Reimbursement Obligation is paid at the lesser of the Highest Lawful Rate, or the Alternate Base Rate plus the Applicable Margin for ABR Loans then in effect, in each case so long as the Reimbursement Obligation shall not be past due, and thereafter at the Default Rate per annum as set forth in Section 2.06, whether or not the Maturity Date shall have occurred. If any such payment or disbursement is reimbursed to such Issuing Bank on the date such payment or disbursement is made by such Issuing Bank, interest shall be paid to such Issuing Bank on the reimbursed amount for one (1) day. Each Issuing Bank shall give Borrower notice of any drawing on a Letter of Credit issued by it within one (1) Business Day after such drawing is paid.

(i)            Borrower agrees for the benefit of each Issuing Bank and each Letters of Credit Facility Participant that, notwithstanding any provision of any Application, the obligations of Borrower under this Section 2.22(c) and each required Application shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement and each required Application under all circumstances whatsoever (other than the defense of payment in accordance with this Agreement), including, without limitation, the following circumstances (subject in all cases to the defense of payment in accordance with this Agreement):

(A)            any lack of validity or enforceability of any of the L/C Documents;

(B)            any amendment or waiver of or any consent to depart from all or any of the provisions of any of the L/C Documents;

(C)            the existence of any claim, set-off, defense or other right Borrower may have at any time against a beneficiary of a Letter of Credit (or any person for whom a beneficiary may be acting), any Issuing Bank, any Letters of Credit Facility Participant or any other Person, whether in connection with this Agreement, another L/C Document or any unrelated transaction;

(D)            any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)            payment by any Issuing Bank under a Letter of Credit against presentation to such Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; or

(F)            any other act or omission to act or delay of any kind by any Issuing Bank, any Letters of Credit Facility Participant or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.22(c), constitute a legal or equitable discharge of Borrower’s obligations hereunder, under an Issuance Request or under an Application; provided, however, the foregoing shall not be construed to excuse any Issuing Bank from liability to Borrower to the extent of any direct damages (but excluding consequential damages, which are hereby waived to the extent not prohibited by applicable law) suffered by Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct.

(d)            The Participating Interests. Each Letters of Credit Facility Participant severally and not jointly agrees to purchase from each Issuing Bank, and each Issuing Bank hereby agrees to sell to each Letters of Credit Facility Participant, an undivided percentage participating interest, to the extent of its Pro Rata Percentage, in each Letter of Credit issued by, and Reimbursement Obligation owed to, such Issuing Bank in connection with a Letter of Credit. Upon any failure by Borrower to pay any Reimbursement Obligation in connection with a Letter of Credit at the time required in Section 2.22(c), or if any Issuing Bank is required at any time to return to Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment by Borrower of any Reimbursement Obligation in connection with a Letter of Credit, such Issuing Bank shall promptly give notice of same to each Letters of Credit Facility Participant, and such Issuing Bank shall have the right to require each Letters of Credit Facility Participant to fund its participation in such Reimbursement Obligation. Each Letters of Credit Facility Participant (except the Issuing Bank for the applicable Letter of Credit to the extent it is also a Letters of Credit Facility Participant) shall pay to the applicable Issuing Bank an amount in US Dollars (or, if relating to a Letter of Credit denominated in a Foreign Currency, in the Dollar Equivalent thereof) equal to such Letters of Credit Facility Participant’s Pro Rata Percentage of such unpaid or returned Reimbursement Obligation not later than the Business Day it receives notice from such Issuing Bank to such effect, if such notice is received before 2:00 P.M., or not later than the following Business Day if such notice is received after such time. If a Letters of Credit Facility Participant fails to pay timely such amount to any Issuing Bank, it shall also pay to such Issuing Bank interest on such amount accrued from the date payment of such amount was made by such Issuing Bank to the date of such payment by the Letters of Credit Facility Participant at a rate per annum equal to the Administrative Agent’s cost of funds, such rate to be applicable until the second Business Day after such payment by such Issuing Bank and thereafter at the Alternate Base Rate in effect for each such day, and only after such payment shall such Letters of Credit Facility Participant be entitled to receive its Pro Rata Percentage of each payment received on the relevant Reimbursement Obligation and of interest paid thereon. The several obligations of the Letters of Credit Facility Participants to each Issuing Bank under this Section 2.22(d) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment any Letters of Credit Facility Participant may have or have had against Borrower, such Issuing Bank, and any other Letters of Credit Facility Participant or any other Person whatsoever including, but not limited to, any defense based on the failure of the demand for payment under the Letter of Credit to conform to the terms of such Letter of Credit or the legality, validity, regularity or enforceability of such Letter of Credit and including, but not limited to, those resulting from such issuing bank’s own simple or contributory negligence. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any subsequent reduction or termination of any Commitment of a Letters of Credit Facility Participant, and each payment by a Letters of Credit Facility Participant under this Section 2.22(d) shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Letter of Credit Amounts and Foreign Currency. (1) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For purposes of calculations of amounts payable under this Agreement and the other Loan Documents, including Reimbursement Obligations and fees and for comparisons, measurements or other determinations of such amounts hereunder and thereunder, in any case, with respect to Letters of Credit denominated in any Discretionary Foreign Currency in accordance with Section 2.22(a)(ii), such amounts shall be converted to the Dollar Equivalent thereof on the Revaluation Date in accordance with the immediately following sentence. Without in any way limiting the foregoing provisions, all calculations of Dollar Equivalents shall be made in accordance with the definition of “Dollar Equivalent” and such calculations shall be conclusive absent manifest error.

(i)            Borrower shall, and shall cause the other Loan Parties to, make payment relative to any Obligation with respect to Letters of Credit in the applicable Accepted Currency in which the applicable Letter of Credit is denominated (or, if relating to a Letter of Credit denominated in a Discretionary Foreign Currency, in the Dollar Equivalent thereof) (the “Agreed Currency”). If any payment is received on account of any such Obligation in any currency other than the Agreed Currency (the “Other Currency”) (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any collateral, if any, or the liquidation of a Loan Party or otherwise), such payment shall constitute a discharge of the liability of the Loan Parties hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the relevant Issuing Bank is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal banking procedures in the relevant jurisdiction and applicable law after deducting any costs of exchange. To the fullest extent permitted by applicable law, if the amount of the Other Currency received is insufficient to satisfy the obligation in the Agreed Currency in full, then the Borrower does hereby agree to indemnify the Issuing Banks from and against any loss or cost arising out of or in connection with such deficiency; provided that if the amount of the Agreed Currency so purchased is greater than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, voluntary prepayment, realization of collateral, if any, liquidation of a Loan Party or otherwise, then the Administrative Agent, the applicable Issuing Bank or the Letters of Credit Facility Participants, as the case may be, agree to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable law). To the fullest extent permitted by applicable law, the foregoing indemnity and agreement by Borrower shall constitute an obligation separate and independent from all other obligations contained in this Agreement and shall give rise to a separate and independent cause of action.

(f)             Designation of Additional Issuing Banks. From time to time, Borrower may, by notice to the Administrative Agent, designate as additional Issuing Banks one or more Letters of Credit Facility Participants, or such Letters of Credit Facility Participants’ Affiliates, that agree to serve in such capacity as provided below and are acceptable to the Administrative Agent. The acceptance by a Letters of Credit Facility Participant or such Letters of Credit Facility Participant’s Affiliate of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form satisfactory to Borrower and the Administrative Agent, and shall be executed by such Letters of Credit Facility Participant or such Letters of Credit Facility Participant’s Affiliate, Borrower, and the Administrative Agent. From and after the effective date of such agreement, (i) such Letters of Credit Facility Participant or such Letters of Credit Facility Participant’s Affiliate shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Letters of Credit Facility Participant or such Letters of Credit Facility Participant’s Affiliate in its capacity as an Issuing Bank. The Issuing Bank Agreement of any Issuing Bank may limit the total stated amounts and the currencies in which such Issuing Bank will issue Letters of Credit, and any such limitations will, as to such Issuing Bank, be deemed to be incorporated in this Agreement.

(g)            Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank, and the successor Issuing Bank. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05. From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(h)            Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, the currencies and stated amounts of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any payment under any Letter of Credit, the date, currency and amount of such payment, (iii) on any Business Day on which Borrower fails to reimburse any payment under any Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure, the currency and amount of such payment, and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(i)             Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Letters of Credit Facility Participants (or, if the maturity of the Loans has been accelerated, Letters of Credit Facility Participants with L/C Exposure representing greater than 50% of the total L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Letters of Credit Facility Participants, an amount in cash equal to the aggregate L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.01(d). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for Reimbursement Obligations for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Letters of Credit Facility Participants with L/C Exposure representing greater than 50% of the total L/C Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(j)             Existing Letters of Credit.      Any Letters of Credit outstanding as of the Closing Date under the Original Credit Agreement shall be deemed to be Letters of Credit issued pursuant to this Agreement.

Section 2.23           Incremental Facilities.

(a)            The Borrower may by written notice to the Administrative Agent enter into one or more increases to the existing Revolving Credit Commitments and/or to the Letters of Credit Maximum Amount (each such increase, an “Incremental Commitment”, and each such facility, an “Incremental Facility”) in an aggregate amount not in excess of $200,000,000 (for the avoidance of doubt, this amount is in addition to, and not limited by, amounts otherwise permitted under this Agreement pursuant to Section 6.06(p)). Each such notice shall specify (i) the date (each, an “Incremental Effective Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee that is a commercial bank to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that any existing Lender may be approached to provide all or a portion of the Incremental Commitments and may elect or decline, in its sole discretion, to provide such Incremental Commitment. Each Incremental Commitment shall be in an aggregate amount of $5,000,000 or any whole multiple of $500,000 in excess thereof. The Incremental Commitments shall be effected by a joinder agreement (the “Incremental Joinder”) executed by the Borrower, the Administrative Agent, each Issuing Bank and each Lender making such Incremental Commitment, in form and substance reasonably satisfactory to each of them. Notwithstanding the provisions of Section 10.02, the Incremental Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.23. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Credit Loans or Letters of Credit shall be deemed, unless the context otherwise requires, to include references to Revolving Credit Loans or Letters of Credit made pursuant to Incremental Commitments, respectively, made pursuant to this Agreement. This Section 2.23 shall supersede any provisions in Section 2.17 or Section 10.02 to the contrary.

(b)            The Incremental Commitments shall become effective as of the Incremental Effective Date; provided that:

(A)            each of the conditions set forth in the relevant Incremental Joinder shall be satisfied;

(B)             each of the conditions set forth in Section 4.02 shall be satisfied;

(C)             on a pro forma basis (assuming that such Incremental Commitments are fully drawn or utilized), the Borrower shall be in compliance with each of the covenants set forth in Section 5.02 as of the end of the latest fiscal quarter;

(D)             the Borrower shall make any breakage payments in connection with any adjustment of Revolving Credit Loans pursuant to Section 2.15(d);

(E)              the Borrower shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered on the Closing Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent; and

(c)            Terms of New Loans and Commitments. The terms and provisions of Revolving Credit Loans and Letters of Credit made available pursuant to the Incremental Commitments shall be identical to the existing Revolving Credit Loans and Letters of Credit.

(d)            Adjustment of Revolving Credit Loans Outstanding. Each Lender that is making an Incremental Commitment on the Incremental Effective Date shall make a Revolving Credit Loan, the proceeds of which will be used to prepay any Revolving Credit Loans outstanding of the other Revolving Credit Lenders immediately prior to such Incremental Effective Date, so that, after giving effect thereto, the Revolving Credit Loans outstanding are held by the Revolving Credit Lenders pro rata based on their Revolving Credit Commitments after giving effect to such Incremental Effective Date. If there is a new borrowing of Revolving Credit Loans on such Incremental Effective Date, the Revolving Credit Lenders after giving effect to such Incremental Effective Date shall make such Revolving Credit Loans.

(e)             Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.23 shall constitute Loans and Commitments under, and the Lenders of such Loans and Commitments shall constitute Lenders under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents, except that the new Loans may be subordinated in right of payment or the Liens securing the new Loans may be subordinated, in each case, to the extent set forth in the Incremental Joinder. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected after giving effect to the establishment of such new Loans and Commitments.

Article III

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND BORROWER

Holdings and Borrower represent and warrant to the Administrative Agent and each of the Lenders that:

Section 3.01           Organization and Good Standing.

Holdings, Borrower and each of their Subsidiaries are (a) duly incorporated, organized, or formed, validly existing and in good standing (or equivalent) under the laws of the jurisdiction of its incorporation, organization, or formation, (b) are duly qualified as a foreign entity authorized to do business, and is in good standing, in every other jurisdiction where its ownership, lease, or operation of properties and conduct of its business requires such qualification, and (c) have the requisite corporate or equivalent power and authority to own its properties and to carry on its business as now conducted, except in each case referenced in clause (b) or (c) above as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02           Due Authorization.

Each Loan Party (a) has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party and to incur the obligations herein and therein provided for and (b) has been duly authorized by all necessary corporate action to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party.

Section 3.03           No Conflicts.

Neither the execution and delivery of this Agreement and the other Loan Documents to which each Loan Party is a party, nor the consummation of the transactions contemplated herein and therein, nor the performance of and compliance with the terms and provisions hereof and thereof by such Loan Party will (a) violate any provision of its Organizational Documents, (b) violate, contravene or conflict with in any material respect any Requirement of Law (other than its Organizational Documents) or any regulation (including Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any material indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it or its Subsidiaries may be bound or (d) result in or require the creation of any Lien upon or with respect to its or its Subsidiaries’ material properties, except in each case referenced in clause (c) or (d) above as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.04           Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or third party is required by any Loan Party under any material Requirement of Law in connection with the execution, delivery or performance by it of this Agreement or any of the other Loan Documents to which it is a party, except in each case as has been obtained or made.

Section 3.05           Enforceable Obligations.

This Agreement and the other Loan Documents to which each Loan Party is a party have been, or when delivered hereunder will be, duly executed and delivered by or on behalf of it and constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as may be limited by Debtor Relief Laws or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

Section 3.06           Financial Condition.

The financial statements delivered to the Administrative Agent pursuant to Sections 4.01(d), 5.01(a) and 5.01(b): have been prepared in accordance with GAAP, except as expressly noted therein and except to the extent of items that are immaterial in the aggregate and present fairly in all material respects the consolidated financial condition, results of operations and cash flows of Holdings and its Consolidated Subsidiaries as of such dates and for such periods therein indicated, provided that any such quarterly financial statements are unaudited and are subject to audit and year-end adjustments and lack footnotes and other presentation items.

Section 3.07           No Default.

No Default or Event of Default has occurred and is continuing.

Section 3.08           Litigation.

As of the Closing Date, except as disclosed in Holdings’ SEC filings or otherwise disclosed in writing to the Administrative Agent, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of any Loan Party, threatened against any Loan Party, which if adversely determined would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.09           Taxes.

Holdings, Borrower and each of their Subsidiaries have filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and have paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (a) that are not yet delinquent, (b) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (c) where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10           Compliance with Law.

Except as disclosed in Holdings’ SEC filings or otherwise disclosed in writing to the Administrative Agent, Holdings, Borrower and each of their Subsidiaries is in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, except (a) as may be being contested in good faith and (b) instances in which the failure to comply therewith has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 3.11           ERISA.

Except as would not result or reasonably be expected to result in a Material Adverse Effect:

(a)            During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of Borrower or Holdings, no event or condition has occurred or exists as a result of which any Termination Event would be reasonably expected to occur; (ii) there has been no failure to meet the minimum funding standards under Section 430 of the Code or Section 303 of ERISA (determined without regard to any waiver of funding provisions therein) with respect to any Plan; (iii) each Plan (excluding any Multiemployer Plan) has been maintained, operated, and funded in material compliance with its terms and the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b)            The aggregate actuarial present value of all accumulated plan benefits of all Single Employer Plans (determined utilizing the assumptions used for purposes of Statement of Financial Accounting Standards No. 35) did not, as of the most recent valuation dates reflected in Holdings’ annual financial statements contained in Holdings’ most recent Form 10-K, exceed the aggregate fair market value of the assets of all such Single Employer Plans, except as disclosed in Holdings’ financial statements.

(c)            None of Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate has incurred, or, to the best knowledge of Borrower or Holdings, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. None of Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA).

(d)            No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or would be reasonably likely to subject Borrower, Holdings, any Subsidiary of either, or any ERISA Affiliate to any material liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which Borrower, Holdings, any Subsidiary of either, or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e)            The aggregate actuarial present value of all accumulated post-retirement benefit obligations of Borrower, Holdings, their Subsidiaries and the ERISA Affiliates (determined utilizing the assumptions used for purposes of Statement of Financial Accounting Standards No. 106) under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), as of the most recent valuation dates reflected in Holdings’ annual financial statements contained in Holdings’ most recent form 10-K, are reflected on such financial statements in accordance with Statement of Financial Accounting Standards No. 106.

Section 3.12           Use of Proceeds; Margin Stock.

The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 5.08. Borrower is not incurring the Indebtedness hereunder for the purpose, directly or indirectly, of purchasing or carrying Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

Section 3.13           Investment Company Act.

Neither Holdings nor any of its Subsidiaries, is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

Section 3.14           Solvency.

Each Loan Party is and, after the consummation of the transactions contemplated by this Agreement, will be Solvent.

Section 3.15           Disclosure.

Neither this Agreement nor any financial statements delivered to the Administrative Agent nor any other document, certificate or statement furnished to the Lenders by or on behalf of Borrower or Holdings in connection with the transactions contemplated hereby, when taken as a whole and considered together with disclosures made in any other Loan Documents or filings by any Loan Party with the SEC, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, taken as a whole, not misleading in any material respect on the date made or delivered; provided, that with respect to any projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time so prepared (it being recognized that projections as to future events are not to be viewed as facts and that actual results may be materially different from the projected results).

As of the Closing Date, to the knowledge of Borrower, the information included in the Beneficial Ownership Certification delivered, on or prior to the Closing Date, to any Lender in connection with this Agreement is true and correct in all material respects.

Section 3.16           Environmental Matters.

Except as would not result or reasonably be expected to result in a Material Adverse Effect: (a) each of the properties of Holdings, Borrower and their Subsidiaries (the “Properties”) and all operations at the Properties are in substantial compliance with all applicable Environmental Laws, (b) there is no undocumented or unreported violation of any Environmental Law with respect to the Properties or the businesses operated by Holdings, Borrower and their Subsidiaries (the “Businesses”) that Borrower or Holdings are aware of, and (c) there are no conditions relating to the Businesses or Properties that have given rise to or would reasonably be expected to give rise to a material liability under any applicable Environmental Laws.

Section 3.17           Insurance.

The properties of Holdings, Borrower and their respective Subsidiaries (a) are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or its Subsidiaries operate and (b) carry such insurance as is required by Section 5.07.

Section 3.18           Anti-Terrorism and Anti-Corruption Laws.

The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions, and the Borrowers, their Subsidiaries and their respective officers and employees and to the knowledge of the Borrowers, their directors and agents, are in compliance with applicable Anti- Terrorism Laws, Anti-Corruption Laws, and Sanctions in all material respects. None of the Borrowers, any of their Subsidiaries or, to the knowledge of the Borrowers, any director, officer, employee, agent, or affiliate of the Borrowers or any of their Subsidiaries is a Sanctioned Person.

Section 3.19           Properties; Collateral Rigs; Marketed Rigs.

(a)            Holdings, the Borrower and their respective Subsidiaries have good title to or a valid leasehold interest in all of their real property and good title to, or a valid leasehold interest in, all of their other property, subject to no Liens except Permitted Liens, except where the failure to have such title or leasehold interest in such property would not reasonably be expected to have a Material Adverse Effect.

(b)            Holdings, the Borrower and their respective Subsidiaries own or hold valid licenses to use all the patents, trademarks, permits, service marks, software and trade names that are necessary to the operation of the business of Holdings, the Borrower and their respective Subsidiaries as presently conducted, except where the failure to own, or hold valid licenses to use, such patents, trademarks, permits, service marks, software and trade names would not reasonably be expected to have a Material Adverse Effect.

(c)            Each Collateral Rig Owner is the true, lawful and sole owner of each Collateral Rig stated to be owned by it in the relevant Security Document or supplement thereto, and its ownership of each Collateral Rig is free and clear of all Liens except for Permitted Collateral Liens.

(d)            Each Collateral Rig is operated in all respects in compliance with all applicable law, rules and regulations, except where the failure to comply (i) has not resulted in the loss of a material permit relating to a Collateral Rig and (ii) would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on (x) the rights and remedies of the Administrative Agent, Collateral Agent or the Lenders under the Loan Documents as to such Collateral Rig or (y) the value of such Collateral Rig.

(e)             Each Collateral Rig Owner and each Collateral Rig Operator is qualified to own or operate, as applicable, the applicable Collateral Rig under the laws of the jurisdiction in which such Collateral Rig is then employed.

(f)             As of the Original Closing Date, the aggregate net book value (determined in accordance with GAAP) of all Rigs that are physically located in the United States or any state thereof (other than Hawaii or Alaska) and are not Marketed Rigs does not exceed $1,600,000.

Section 3.20           Security Documents.

The Security Documents are effective to create in favor of the Collateral Agent to secure the Obligations, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified in the Security Agreement or other applicable Security Document and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement or other applicable Security Document), the Liens created by the Security Documents shall constitute fully perfected first priority Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the applicable Loan Parties in such Collateral to the extent perfection can be obtained by filing financing statements, possession or control, in each case subject to no Liens other than Permitted Collateral Liens.

Article IV

CONDITIONS TO LOANS

Section 4.01           Conditions to Initial Loan and Initial Letter of Credit.

The obligation of each Lender to fund the initial Loan requested to be made by it, and of each Issuing Bank to issue any initial Letter of Credit (including any increase in the amount of, or extension of the expiration date of, any Letter of Credit) requested to be issued by it, shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 4.01.

(a)            Loan Documents. There shall have been delivered to the Administrative Agent an executed signature page of each Loan Party to each of the Loan Documents to which it is a party.

(b)            Termination of the Existing Credit Agreement. There shall have been delivered to the Administrative Agent evidence of the refinancing and repayment of the Indebtedness outstanding under the Existing Credit Agreement, the termination of all commitments under the Existing Credit Agreement and termination and release of guarantees and liens in connection therewith, in form and substance reasonably satisfactory to the Administrative Agent.

(c)            Corporate Documents. The Administrative Agent shall have received:

(i)            a certificate of the secretary or assistant secretary of each Loan Party dated the Original Closing Date, certifying that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State (or applicable Governmental Authority) of the jurisdiction of its incorporation, that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and as to the incumbency and specimen signature of each officer executing any Loan Document to which it is a party or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii)            a certificate as to the good standing (or equivalent) of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and

(iii)            such other documents as the Administrative Agent may reasonably request.

(d)            Financial Statements. Receipt by the Administrative Agent of a copy of the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of Holdings and its Consolidated Subsidiaries for fiscal year 2020, audited by independent public accountants of recognized national standing.

(e)            Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Original Closing Date and signed by the chief executive officer and the treasurer or other senior financial officer of Borrower, certifying compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c) and (d).

(f)             Opinions of Counsel. The Administrative Agent, on behalf of itself, the Lenders and Issuing Bank, shall have received a favorable written opinion of Milbank LLP, counsel for the Loan Parties, a favorable written opinion of Conyers, Dill & Pearman Limited, local Bermuda counsel for Holdings and Nabors International, and a favorable written opinion of Maples and Calder, local Luxembourg counsel for Nabors Lux, each opinion to be (i) dated the Original Closing Date, (ii) addressed to the Administrative Agent, Issuing Banks and the Lenders and (iii) to include such matters as reasonably requested by the Administrative Agent, Issuing Banks and the Lenders, including as to (A) the due authorization, execution and enforceability of the Loan Documents and the Credit Agreement and (B) the non-contravention of the Credit Agreement and any other material Indebtedness for borrowed money to which Holdings or any of its Subsidiaries is a party.

(g)            Fees. The Arrangers and the Administrative Agent (for itself and on behalf of the Lenders) shall have received all Fees due and payable thereto by the Borrowers on or prior to the Original Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Shearman & Sterling LLP, counsel to the Administrative Agent, and the fees and expenses of any consultants and other advisors) required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

(h)            USA PATRIOT ACT and Beneficial Ownership. The Lenders and the Administrative Agent shall have received at least three (3) Business Days prior to the Original Closing Date, the information required under Section 10.14 to be delivered by each applicable Loan Party on or prior to the Original Closing Date and which was identified in writing by the Lenders and the Administrative Agent to Borrower at least five (5) Business Days prior to the Original Closing Date and to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Original Closing Date, any Lender that has requested, in a written notice to Borrower at least five (5) Business Days prior to the Original Closing Date, a Beneficial Ownership Certification in relation to the Borrower, shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (h) shall be deemed to be satisfied).

Section 4.02           Conditions to All Loans and Letters of Credit.

The obligation of each Lender to make any Loan (including the initial Loan), and of each Issuing Bank to issue any Letter of Credit (including any increase in the amount of, or extension of the expiration date of, any Letter of Credit), shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)             Notice. The Administrative Agent shall have received in the case of any advance of any Borrowing, a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Revolving Loans are being requested and the Administrative Agent shall have received a Borrowing Request as required by Section 2.20(b), and in the case of the issuance, extension or increase of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a duly completed Issuance Request and any required Application for such Letter of Credit, as the case may be, meeting the requirements of Section 2.22(b);

(b)            No Default. Each Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document to which it is a party on its part to be observed or performed, and, at the time of and immediately after giving effect to such Loan or such issuance, increase or extension of any Letter of Credit, as applicable, and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date;

(c)             Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document to which it is a party shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Loan or the date of the issuance, increase or extension of any Letter of Credit with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

(d)             No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder;

(e)             Ordinary Course of Business. In the case of a Letter of Credit, the issuance of such Letter of Credit shall be in the ordinary course of business of Holdings or any Subsidiary or otherwise permitted under the indentures governing existing notes and any future notes of the Borrower (as such other permission, following the Closing Date, is described in a notice by the Borrower to the Administrative Agent).

(f)             Availability Cap. In the case of a Revolving Loan, the principal amount of such Revolving Loan, when aggregated with the outstanding principal amount of all other Loans, shall not be in excess of the Availability Cap.

(g)            Collateral Coverage. In the case of a Revolving Loan, the Collateral Rig Value shall not be less than the Collateral Coverage Threshold on a pro forma basis after giving effect to such Revolving Loan.

Each of the delivery of a Borrowing Request and the acceptance by Borrower of the proceeds of such Loan or of the issuance of, increase in the amount of, or extension date of, a Letter of Credit shall constitute a representation and warranty by each Loan Party that on the date of such Loan or date of the issuance of, increase in the amount of, or extension date of, such Letter of Credit (both immediately before and after giving effect to such Loan or such Letter of Credit and the application of the proceeds thereof) the conditions contained in Sections 4.02(b)-(g) have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 5.02) as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.02(b)-(g) have been satisfied.

Section 4.03          Conditions to Closing Date Loan and Letter of Credit

The obligation of each Lender to fund the initial Loan requested to be made by it, and of each Issuing Bank to issue any initial Letter of Credit (including any increase in the amount of, or extension of the expiration date of, any Letter of Credit) requested to be issued by it, shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 4.03.

(a)            The Agreement. There shall have been delivered to the Administrative Agent an executed signature page of each Loan Parties party to this Agreement.

(b)            Existing Revolving Loans. Any Lenders under the Original Credit Agreement who are not Revolving Lenders hereunder shall have received, prior to or on the Closing Date, prepayment in full of their pro rata share of the Existing Revolving Loans.

(c)            Corporate Documents. The Administrative Agent shall have received:

(i)            a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State (or applicable Governmental Authority) of the jurisdiction of its incorporation, that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and as to the incumbency and specimen signature of each officer executing any Loan Document to which it is a party or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii)            a certificate as to the good standing (or equivalent) of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and

(iii)            such other documents as the Administrative Agent may reasonably request.

(d)            Financial Statements. Receipt by the Administrative Agent of a copy of the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of Holdings and its Consolidated Subsidiaries for fiscal year 2023, audited by independent public accountants of recognized national standing.

(e)            Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer, the chief financial officer, the treasurer or any other senior officer of Borrower, certifying compliance with the conditions precedent set forth in this Section 4.03 and Sections 4.02(b), (c) and (d).

(f)             Opinions of Counsel. The Administrative Agent, on behalf of itself, the Lenders and Issuing Banks, shall have received a favorable written opinion of Milbank LLP, counsel for the Loan Parties, a favorable written opinion of Conyers, Dill & Pearman Limited, local Bermuda counsel for Holdings and Nabors International, and a favorable written opinion of Maples and Calder, local Luxembourg counsel for Nabors Lux, each opinion to be (i) dated the Closing Date, (ii) addressed to the Administrative Agent, Issuing Banks and the Lenders and (iii) to include such matters as reasonably requested by the Administrative Agent, Issuing Banks and the Lenders, including as to (A) the due authorization, execution and enforceability of the Credit Agreement and (B) the non-contravention of the Credit Agreement and any other material Indebtedness for borrowed money to which Holdings or any of its Subsidiaries is a party.

(g)            Fees. The Arrangers and the Administrative Agent (for itself and on behalf of the Lenders) shall have received all Fees due and payable thereto by the Borrowers on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Allen Overy Shearman Sterling LLP, counsel to the Administrative Agent, and the fees and expenses of any consultants and other advisors) required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

(h)            USA PATRIOT ACT and Beneficial Ownership. The Lenders and the Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date, the information required under Section 10.14 to be delivered by each applicable Loan Party on or prior to the Closing Date and which was identified in writing by the Lenders and the Administrative Agent to Borrower at least five (5) Business Days prior to the Closing Date and to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Closing Date, any Lender that has requested, in a written notice to Borrower at least five (5) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower, shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (h) shall be deemed to be satisfied).

Article V

AFFIRMATIVE COVENANTS OF HOLDINGS AND BORROWER

Holdings and Borrower warrant, covenant and agree with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the Obligations payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing:

Section 5.01           Information Covenants.

Holdings and Borrower will furnish, or cause to be furnished, to the Administrative Agent, which in turn shall distribute promptly to the Lenders:

(a)            Annual Financial Statements. As soon as available, and in any event within 75 days after the close of each fiscal year of Holdings, a consolidated balance sheet, income statement and statement of cash flows of Holdings and its Consolidated Subsidiaries, as of the end of such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and, in each case, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Lenders and whose opinion shall be furnished to the Lenders, and shall be to the effect that such financial statements have been prepared in accordance with GAAP (except to the extent of items that are immaterial in the aggregate and except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect. Notwithstanding the above, it is understood and agreed that delivery of Holdings’ applicable report on Form 10-K shall satisfy the requirements of this Section 5.01(a).

(b)            Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each fiscal quarter of Holdings (other than the fourth fiscal quarter), a consolidated balance sheet, income statement and statement of cash flows of Holdings and its Consolidated Subsidiaries as of the end of such fiscal quarter, in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Lenders, and, in each case, accompanied by a certificate of a Financial Officer of Holdings to the effect that such quarterly financial statements fairly present in all material respects the financial condition of such person and have been prepared in accordance with GAAP (except to the extent of items that are immaterial in the aggregate), subject to changes resulting from audit and normal year-end audit adjustments. Notwithstanding the above, it is understood and agreed that delivery of Holdings’ applicable report on Form 10-Q shall satisfy the requirements of this Section 5.01(b).

(c)            Officer’s Certificate. Within 75 days of the end of each fiscal year and within 45 days of the end of each fiscal quarter (other than the fourth fiscal quarter), a certificate of a Financial Officer of the applicable Borrower substantially in the form of Exhibit G:  setting forth calculations demonstrating compliance by Holdings with the financial covenants set forth in Section 5.02 as of the end of such fiscal period; stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action such Borrower proposes to take with respect thereto; notifying the Administrative Agent of the posting of any documents referred to in Section 5.01(a) and (b), with respect to each Covered Asset, setting forth the Person that owns such Covered Asset and the book value (determined in accordance with GAAP), minus depreciation and amortization, of such Covered Asset; setting forth calculations demonstrating the Collateral Rig Value (as determined on the basis of the most recent Appraisal Report) as of the end of such fiscal period; and setting forth a calculation of Consolidated Net Tangible Assets as of the end of such fiscal period.

(d)            Electronic Delivery Permitted. Documents required to be delivered pursuant to Section 5.01(a), (b) and (e) (to the extent such documents are filed with the SEC) may be delivered electronically, including by filing with the SEC, and if so delivered, shall be deemed to have been delivered on the date on which Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet at www.nabors.com; on which such documents are posted on Holdings’ or Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or sponsored by the Administrative Agent); or filed with the SEC. Notwithstanding anything contained in this Section 5.01(d), in every instance Borrower or Holdings shall be required to provide paper copies of the compliance certificate required by Section 5.01(c) to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to maintain copies of the documents referred to in Section 5.01(a), (b) and (e) and in any event the Administrative Agent shall have no obligation to request the delivery of the documents referred to in Section 5.01(a), (b), (c) or (e).

(e)            Notices. Upon Holdings or Borrower obtaining knowledge thereof, it will give written notice to the Administrative Agent within five Business Days of (i) the occurrence of a Default or Event of Default, specifying the nature and extent thereof and what action it proposes to take with respect thereto, (ii) any change in the rating of the Index Debt and (iii) the occurrence of any of the following with respect to Holdings or Borrower: (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against it, or any of its respective Subsidiaries, which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect or (B) the institution of any proceedings against Holdings, Borrower or any of their respective Subsidiaries, with respect to, or the receipt of notice by such person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law), the violation of which constitutes a Material Adverse Effect. Borrower will immediately give written notice to the Administrative Agent of any change in the fiscal year of Borrower or Holdings.

(f)             ERISA. Upon Borrower, Holdings or any Subsidiary of either or any ERISA Affiliate obtaining knowledge thereof, Borrower will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of any of the following which would result in or reasonably would be expected to result in a Material Adverse Effect: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against Borrower or any Subsidiary of Borrower or any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); or (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which Borrower, Holdings, or any Subsidiary of either or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; in each case together with a description of any such event or condition or a copy of any such notice and a statement by an officer of Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken with respect thereto.

(g)            Other Information.

(i)            With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of Borrower or any Lender may reasonably request, including, for the avoidance of doubt, with respect to any transaction that is permitted hereunder on the condition that the Collateral Rig Value on a pro forma basis not be less than the Collateral Coverage Threshold, a certification of a responsible officer of the Borrower demonstrating the Collateral Rig Value on a pro forma basis for such transaction.

(ii)            Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

(h)            Notices of Event of Loss, Certain Events related to Collateral Rigs. Holdings will provide written notice in reasonable detail to the Administrative Agent (who will in turn provide notice to the Lenders) of: (i) a sale or other disposition (other than as described in (ii) below) of any Collateral Rig, thirty (30) days’ (or such shorter period of time permitted by the Administrative Agent in its sole discretion) prior to such sale or disposition; (ii) any Event of Loss in respect of any Collateral Rig, promptly upon such Event of Loss (but in any event within five (5) days after an officer of Holdings or any of its Subsidiaries obtains knowledge of a loss or casualty event that could reasonably be expected to be an Event of Loss based upon such knowledge); and (iii) promptly following (but in any event within five (5) days after any officer of Holdings or its Subsidiaries obtains knowledge thereof) the replacement or appointment of a Collateral Rig Operator for any Collateral Rig.

Section 5.02          Financial Covenants.

(a)            Interest Coverage Ratio. As of the last day of each fiscal quarter of Holdings, Holdings shall maintain an Interest Coverage Ratio that is equal to or greater to 2.75:1.00.

(b)            Minimum Guarantor Value. Holdings shall at all times maintain a Minimum Guarantor Value of 90%.

Section 5.03          Preservation of Existence and Franchises.

(a)            Each of Holdings and its Subsidiaries will do all things necessary to preserve and keep in full force and effect its legal existence and rights, franchises and foreign qualifications, except as permitted by Section 6.02, or to the extent such entity determines that the preservation and maintenance of the same is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous to the Lenders, or the failure to preserve and maintain the same would not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.

(b)            Holdings and Borrower will, and will cause each of their respective Subsidiaries to, generally maintain its properties in good condition and not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted, except to the extent that the failure to so maintain such property or to avoid waste or deterioration would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.03(b) shall not apply to property that is lost or damaged in connection with a casualty event or is subjected to a condemnation or other taking.

Section 5.04          Books and Records.

Holdings and Borrower will, and will cause each of their respective Subsidiaries to, keep complete and accurate books and records, in all material respects in accordance with consistent accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

Section 5.05          Compliance with Law.

Holdings and Borrower will, and will cause each of their respective Subsidiaries to, comply with all Requirements of Law and all other laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations (including without limitation, Regulation U and Regulation X), and orders, and all restrictions imposed by any Governmental Authority, applicable to it and its properties, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect or would not violate any restrictions on its ability to incur or assume Indebtedness. Holdings and Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti- Terrorism Laws, Anti-Corruption Laws and Sanctions.

Section 5.06          Payment of Taxes and Other Indebtedness.

Holdings and Borrower will, and will cause each of their respective Subsidiaries to, pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Agreement); provided, however, that Holdings, Borrower and their respective Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness (i) which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, or (ii) with respect to which the failure to make any such payment would not have or would not be reasonably expected to have a Material Adverse Effect.

Section 5.07          Insurance.

Holdings and Borrower will, and will cause their Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance and general liability insurance) in such amounts, covering such risks and liabilities and with such deductibles or self- insurance retentions as are in accordance with normal industry practice, which shall include ensuring that each Collateral Rig shall be fully insured as appropriate for an internationally reputable rig-owning company against such risks, including in the case of Offshore Collateral Rigs but not limited to (i) Hull & Machinery, (ii) Hull Interest (or Increased Value) and ACOC (the latter two risks refer to Total Loss Coverage), and (iii) General Liability (including cover for pollution liability emanating from the Offshore Collateral Rigs that is customary and reasonably prudent in both amount and scope for the industry, locations, operations, and assets of Holdings and its Subsidiaries), in each case in such amounts, on such terms and placed with such brokers/insurers/clubs, in accordance with reasonably prudent industry standards.

Section 5.08          Use of Proceeds.

The proceeds of the Loans shall be used for working capital and general corporate purposes of Borrower and its Subsidiaries, including capital expenditures and acquisitions and to refinance the Original Credit Agreement. All Letters of Credit shall be used in the ordinary course of business of Holdings or any Subsidiary or as otherwise permitted under the indentures governing the existing notes and any future notes of the Borrower, (as such other permission, following the Closing Date, is described in a notice by the Borrower to the Administrative Agent).

Section 5.09          Audits/Inspections.

(a)            Upon reasonable notice and during normal business hours, at the reasonable request of any Lender, Holdings and Borrower will, and will cause their Subsidiaries to, permit representatives appointed by the Administrative Agent, including independent accountants, agents, attorneys, and appraisers to visit and inspect Holdings’, Borrower’s and their Subsidiaries’ property, including its books and records, its accounts receivable and inventory, Holdings’, Borrower’s and their Subsidiaries’ facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains, and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Administrative Agent and to discuss all such matters with officers of Holdings and Borrower; provided that any nonpublic information obtained by any person during such audit or inspection shall be treated as confidential information in accordance with the disclosure standards set forth in Section 10.13. Any information obtained by the Administrative Agent shall be made available to any Lender upon such Lender’s request.

Section 5.10          Further Assurances; Collateral Coverage.

(a)            Subject to the applicable limitations set forth in the Security Documents, the Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Loan Parties.

(b)            Notwithstanding anything to the contrary in this Agreement, the Security Agreement, or any other Loan Document, (i) the Administrative Agent may grant extensions of time for the requirements of the creation or perfection of security interests in or the obtaining of title opinions or other title information, legal opinions, flood insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items is not required by law or cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (ii) Liens required to be granted from time to time pursuant to this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in any applicable jurisdiction, as otherwise agreed between the Collateral Agent and the Borrower and (iii) the Collateral Agent and the Borrower may make such modifications to the Security Documents as are reasonable or necessary to effectuate the intent thereof or are otherwise permitted by this Agreement and the other Loan Documents.

(c)            Collateral Coverage.

(i)            Within 45 days (or such longer period of time permitted by the Administrative Agent in its sole discretion) (the “Collateral Coverage Cure Period”) after the deadline for delivering an Officer’s Certificate pursuant to Section 5.01(c) with respect to any fiscal quarter that, if such Officer’s Certificate is delivered by such deadline, shows or, if not delivered by such deadline for such fiscal quarter, could reasonably be expected to show, that the Collateral Rig Value is less than the Collateral Coverage Threshold, Holdings shall either (A) cause Marketed Rigs that are not currently Collateral Rigs to become Collateral Rigs or Related Yard Equipment that is not currently Collateral to become Collateral and to satisfy the Collateral Rig Requirements with respect thereto to the extent necessary to cause the Collateral Rig Value to be at least equal to the Collateral Coverage Threshold and deliver (1) an updated Officer’s Certificate setting forth a calculation of the Collateral Rig Value (including, for the avoidance of doubt, an updated Appraisal Report with respect to any such additional Collateral Rigs or Related Yard Equipment) giving pro forma effect to such additional Collateral Rigs or Related Yard Equipment and (2) such other security documents and/or amendments thereto as may be reasonably requested by the Collateral Agent, which shall include such representations and warranties to be made by the applicable Loan Parties party thereto with respect to Sections 3.19 and 3.20 herein with respect to Collateral Rigs as of the Closing Date or (B) prepay the Loans (which prepayment shall not be required to be accompanied by a corresponding permanent reduction of the Revolving Commitments) in an amount necessary.to cause the Collateral Rig Value to be at least equal to the Collateral Coverage Threshold.  For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Collateral Rig Value being less than the Collateral Coverage Threshold at the end of any fiscal quarter shall not constitute a Default or Event of Default so long as Holdings and/or its Subsidiaries shall have taken the actions specified in the preceding sentence prior to the expiration of the Collateral Coverage Cure Period.

(ii)            Holdings shall, (i) prior to or concurrently with the consummation of any sale or other consensual disposition of any Collateral Rig or consolidation, merger or amalgamation involving any Collateral Rig Owner and (ii) within 45 days (or such longer period of time permitted by the Administrative Agent in its sole discretion) after the occurrence of an Event of Loss of any Collateral Rig, in each case solely to the extent that the Collateral Rig Value would be less than the Collateral Coverage Threshold on a pro forma basis immediately after giving effect to such sale, consensual disposition or Event of Loss, (A) add any Marketed Rig as a Collateral Rig or Related Yard Equipment as Collateral and complete the Collateral Rig Requirements with respect thereto so that the Collateral Rig Value will not be less than the Collateral Coverage Threshold or (B) prepay the Loans (which prepayment shall not be required to be accompanied by a corresponding permanent reduction of the Revolving Commitments) in an amount necessary to cause the Collateral Rig Value to be at least equal to the Collateral Coverage Threshold, in each case on a pro forma basis immediately after giving effect to such sale, consensual disposition or Event of Loss.

(iii)            In addition, upon 45 days’ (or such shorter period of time permitted by the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent, Holdings and its Subsidiaries shall be permitted to add any Marketed Rig as a Collateral Rig or Related Yard Equipment as Collateral, so long as, immediately after giving effect thereto, the Collateral Rig Value is not less than the Collateral Coverage Threshold on a pro forma basis.

(iv)            In the event any Marketed Rig is or is to become a Collateral Rig, or any Related Yard Equipment is or is to become Collateral in accordance with this Section 5.10(c), the Borrower shall, or shall cause the applicable Loan Party, to (i) update Schedule II to the Security Agreement to include such Marketed Rig and (ii) to enter into such other security documents and/or amendments thereto as may be reasonably requested by the Collateral Agent.

(v)             Holdings shall cause each Marketed Rig physically located in the United States or any state thereof (other than Hawaii or Alaska or any Offshore Rig) to become a Collateral Rig; provided that, to the extent the Collateral Rig Value is less than the Collateral Coverage Threshold, then Holdings may also cause Marketed Rigs (including Offshore Rigs) physically located in the United States or any state thereof (including, for the avoidance of doubt, Hawaii and Alaska) or located in state or United States federal waters thereof to become Collateral Rigs; provided, further, that any Offshore Rig shall be designated a Collateral Rig pursuant to Section 5.10(c)(i) above and immediately after giving effect to such designation, the aggregate Appraised Fair Market Value of all of the Offshore Collateral Rigs may not exceed 20% of the aggregate Appraised Fair Market Value of the Collateral.

(vi)            Holdings shall cause, at the expense of Holdings, for a determination of Appraised Fair Market Value for purposes of the Collateral Rig Value to be conducted and the results thereof (an “Appraisal Report”) to be delivered to the Administrative Agent (i) initially, by a date that is no later than 2 weeks following the Closing Date and (ii) thereafter, by each date that is no later than six months following the latest date that the last delivered Appraisal Report was required to be delivered (with such determinations to be conducted on the basis of one field examination and one “desktop” appraisal during each 12-month period following the Closing Date).

(vii)            Upon the acquisition of any Marketed Rig physically located in the United States or any state thereof (other than Hawaii or Alaska), the Borrower shall, or shall cause the applicable Loan Party, to (i) update Schedule II to the Security Agreement to include such Marketed Rig and (ii) to enter into such other security documents and/or amendments thereto as may be reasonably requested by the Collateral Agent.

Section 5.11          Operation of Collateral Rigs.

(a)            Holdings and its Subsidiaries will cause each Collateral Rig Owner or Collateral Rig Operator to (i) make or cause to be made all repairs to or replacement of any damaged, worn or lost parts or equipment such that the value of such Collateral Rig will not be materially impaired and (ii) except as otherwise contemplated by this Agreement or the applicable Security Documents, not remove any material part of, or material item of, material equipment owned by the Loan Parties installed on such Collateral Rig except in the ordinary course of the operation and maintenance of such Collateral Rig or unless (x) the part or item so removed is forthwith replaced by a suitable part or item which is in similar condition as or better condition than the part or item removed, is free from any Lien (other than Permitted Collateral Liens) in favor of any person other than the Administrative Agent and/or the Collateral Agent and becomes, upon installation on such Collateral Rig, the property of the Loan Parties and subject to the security constituted by the applicable Security Documents or (y) the removal will not materially diminish the value of such Collateral Rig.

(b)            Holdings and its Subsidiaries will cause each Collateral Rig Owner or Collateral Rig Operator in accordance herewith to promptly pay and discharge all tolls, dues, taxes, assessments, governmental charges, fines, penalties, debts, damages and liabilities whatsoever in respect of a Collateral Rig which have given or may give rise to maritime or possessory Liens (other than Permitted Collateral Liens) on, or claims enforceable against, such Collateral Rig other than any of the foregoing being contested in good faith and diligently by appropriate proceedings, and, in the event of arrest of any Collateral Rig pursuant to legal process, or in the event of its detention in exercise or purported exercise of any such Lien or claim as aforesaid, procure, if reasonably possible, the release of such Collateral Rig from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require.

(c)            To the extent applicable, Holdings and its Subsidiaries will cause each Collateral Rig Owner or Collateral Rig Operator to ensure that Collateral Rigs are subject to a safety management system which complies with applicable regulatory systems, and such system may be established or implemented for any Collateral Rig pursuant to an agreement that provides the applicable Collateral Rig Owner or the operator of applicable Collateral Rig the use of the applicable safety management systems of Holdings or its Subsidiaries.

Article VI

NEGATIVE COVENANTS OF BORROWER, HOLDINGS AND OTHER GUARANTORS

Borrower and Holdings warrant, covenant and agree with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the Obligations (other than contingent indemnification obligations) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing:

Section 6.01          Nature of Business.

Holdings will not materially alter the character of its and its Subsidiaries’ (taken as whole) line of business from that conducted as of the Closing Date.

Section 6.02          Fundamental Changes.

Borrower will not reincorporate in any jurisdiction other than under the laws of the United States of America, any State thereof or the District of Columbia or consolidate or amalgamate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person unless the Borrower is the surviving Person and:

(i)              the person formed by such consolidation or amalgamation or into which Borrower is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of Borrower substantially as an entirety shall be with respect to Borrower, a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume, by an appropriate supplement hereto, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, the Obligations on the part of Borrower to be performed;

(ii)             immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iii)            Borrower has delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger, conveyance, transfer or lease and any such appropriate supplement comply with this Section 6.02 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Holdings shall not consolidate or amalgamate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person unless:

(A)            the person formed by such consolidation or amalgamation or into which Holdings is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of Holdings substantially as an entirety shall expressly assume, by an appropriate supplement hereto, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of all Obligations and the performance of every covenant of this Agreement on the part of Holdings (in its capacity as guarantor of the Obligations) to be performed;

(B)             immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(C)             Holdings has delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger, conveyance, transfer or lease and such supplement comply with this Section 6.02 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Provided, that upon any consolidation or amalgamation of Holdings or Borrower with, or merger of Holdings or Borrower into, any other person, or any conveyance, transfer or lease of the properties and assets of Holding or Borrower substantially as an entirety in accordance with this Section 6.02, the successor person formed by such consolidation or amalgamation or into which Holdings or Borrower is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of Holdings or Borrower under this Agreement with the same effect as if such successor person had been named as the respective Loan Party herein, and thereafter, except in the case of a lease to another person, the predecessor person shall be relieved of all Obligations and covenants under this Agreement.

Notwithstanding anything to the contrary set forth in this Agreement, no Loan Party that owns any Collateral may consolidate or amalgamate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person unless, immediately after giving effect to such transaction, (x) the Collateral Rig Value is not less than the Collateral Coverage Threshold on a pro forma basis and (y) no Default or Event of Default shall have occurred and be continuing.

Section 6.03          Affiliate Transactions.

Other than transactions between or among any Loan Party and any other Loan Party or Wholly Owned Subsidiary of a Loan Party, Borrower will not, nor will it permit its Subsidiaries to, enter into any material transaction or series of related transactions which in the aggregate would be material, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to Borrower and its Subsidiaries as would be obtainable in a comparable arm’s-length transaction with a person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions pursuant to any contract or agreement outstanding as of (x) with respect to Borrower, the Closing Date or (y) with respect to any Subsidiary of Borrower, the Closing Date, or if later, the date such Subsidiary first became a Subsidiary of Borrower, and (b) transactions otherwise specifically permitted herein.

Section 6.04          Liens.

Holdings will not, nor will it permit any Subsidiary (other than SANAD) to, issue, assume, guarantee or suffer to exist any Indebtedness if such Indebtedness is secured by a Lien upon any properties of Holdings or any Subsidiary or upon any securities or Indebtedness of any Subsidiary (whether such properties, securities or Indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the Obligations shall be secured equally and ratably with (or prior to) such Indebtedness, except that the foregoing restrictions shall not apply to:

(a)            Liens on any property acquired, constructed or improved by Holdings or any Subsidiary (or Liens on the securities of a special purpose Subsidiary which holds no material assets other than the property being acquired, constructed or improved) after the date of this Agreement which are created within 360 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof; provided that in the case of such construction or improvement the Liens shall not apply to any property owned by Holdings or any Subsidiary before such construction or improvement other than (i) unimproved real property on which the property so constructed, or the improvement, is located or (ii) personal property which is so improved;

(b)            Liens existing on the Closing Date, existing Liens on property acquired (including Liens on any property acquired from a person which is consolidated with or merged with or into Holdings or a Subsidiary) or Liens outstanding at the time any corporation, partnership or other entity becomes a Subsidiary; provided that such Liens shall only apply to property owned by such corporation, partnership or other entity at the time it becomes a Subsidiary or that is acquired thereafter other than from Holdings or another Subsidiary;

(c)            Liens in favor of Holdings or any Subsidiary;

(d)            Liens in favor of domestic or foreign governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such Liens, including Liens to secure debt of the pollution control or industrial revenue bond type;

(e)            Liens consisting of (i) pledges or deposits by Holdings or any Subsidiary under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of debt) or leases to which Holdings or any Subsidiary is a party, or (ii) deposits to secure public or statutory obligations of Holdings or any Subsidiary or (iii) deposits of cash or United States government bonds to secure surety or appeal bonds to which it is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(f)             Liens imposed by law, including carriers’, warehousemen’s, repairman’s, landlords’ and mechanics’ liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(g)            Liens for taxes, assessments or other governmental charges that are not yet delinquent or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(h)            Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of Holdings or any Subsidiary in the ordinary course of its business;

(i)             Liens consisting of encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or Liens consisting of zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of Holdings or a Subsidiary or to the ownership of its properties which do not materially adversely affect the value of said properties or materially impair their use in the operation of the business of Holdings or a Subsidiary;

(j)             Liens arising by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that;

(i)             such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Holdings or any Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(ii)            such deposit account is not intended by Holdings or any Subsidiary to provide collateral to the depository institution;

(k)            Liens arising from Uniform Commercial Code financing statement filings regarding leases Holdings and its Subsidiaries enter into in the ordinary course of business;

(l)             any Lien over goods (or any documents relating thereto) arising either in favor of a bank issuing a form of documentary credit in connection with the purchase of such goods or by way of retention of title by the supplier of such goods where such goods are supplied on credit, subject to such retention of title, and in both cases where such goods are acquired in the ordinary course of business;

(m)           any Lien pursuant to any order of attachment, execution, enforcement, distraint or similar legal process arising in connection with court proceedings; provided that (i) such process is effectively stayed, discharged or otherwise set aside within 30 days and (ii) does not result in Event of Default pursuant to Section 8.01(f);

(n)            any lease, sublease and sublicense granted to any third party constituting a mortgage and any mortgage pursuant to farm-in and farm-out agreements, operating agreements, development agreements and any other similar arrangements, which are customary in the oil and gas industry or in the ordinary course of business of Holdings or any Subsidiary;

(o)            Liens customarily granted on accounts receivable and related assets in connection with Permitted Accounts Receivable Sales Facilities, to the extent Indebtedness in respect of such Permitted Accounts Receivable Sales Facilities is permitted pursuant to Section 6.06(k);

(p)            Liens securing Indebtedness permitted pursuant to Section 6.06(p);

(q)            Liens securing Indebtedness permitted pursuant to Section 6.06(q);

(r)            any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (a) through (o), inclusive; provided that the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement, plus an amount equal to all fees, costs and premiums payable in connection with such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced (plus improvements in such property); or

(s)            Liens arising under the Security Documents.

Notwithstanding anything in the foregoing to the contrary, no Liens shall be permitted to exist on Collateral other than Permitted Collateral Liens.

Section 6.05            Burdensome Agreements.

Neither Holdings nor any of its Subsidiaries shall enter into any contractual obligation (other than this Agreement or any other Loan Document) that materially limits the ability (a) of any Subsidiary of Holdings to make Restricted Payments to Holdings, or to otherwise transfer property to Holdings, (b) of any Subsidiary of Holdings to guarantee the Indebtedness of Holdings, or (c) of Holdings or any Subsidiary of Holdings to create, incur, assume or suffer to exist Liens on property of such person, in each case, other than:

(i)               encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument existing on the date hereof;

(ii)              encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument relating to property existing at the time of the acquisition thereof, so long as such encumbrances or restrictions relate only to the property so acquired;

(iii)             encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument relating to any debt of, or otherwise to, any Subsidiary of Holdings at the time such Subsidiary was merged or consolidated with or into, or acquired by, Holdings or a Subsidiary of Holdings or became a Subsidiary of Holdings and not created in contemplation thereof;

(iv)            encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of debt issued under an agreement referred to in clauses (i) through (iii) above, so long as the encumbrances and restrictions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the encumbrances and restrictions contained in the original agreement, as determined in good faith by Holdings;

(v)              temporary encumbrances or restrictions with respect to a Subsidiary of Holdings under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Capital Stock of or assets of such Subsidiary, provided that such disposition is otherwise permitted hereunder;

(vi)             customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business;

(vii)            encumbrances or restrictions contained in any agreement or instrument relating to Indebtedness that prohibit the transfer of all or substantially all of the assets of the obligor under such agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument or such assets may be transferred subject to such prohibition;

(viii)           encumbrances or restrictions with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder;

(ix)             encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument governing Indebtedness of any Foreign Subsidiary of Holdings, which encumbrances or restrictions are not applicable to any person, or the properties or assets of any person, other than any such Foreign Subsidiary of Holdings and the subsidiaries of such Foreign Subsidiary;

(x)              encumbrances or restrictions with respect to property under a charter, lease or other agreement that has been entered into for the employment of such property; and

(xi)             encumbrances or restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of such joint venture, partnership or other joint ownership entity, or any of such person’s subsidiaries, if such encumbrances or restrictions are not applicable to the property or assets of any other person.

In addition, Holdings will not, and will not permit any of its Subsidiaries to, enter into or amend any indenture, credit agreement or other instrument that would prohibit or restrict Holdings or any of its Subsidiaries from granting or permitting to exist Liens securing the Obligations.

Section 6.06          Subsidiary Indebtedness.

Holdings will not permit any of its Subsidiaries (other than SANAD, Borrower or Nabors Finance) to contract, create, incur, assume, or permit to exist, any Indebtedness, other than:

(a)            Indebtedness of any Guarantor in respect of the Obligations hereunder;

(b)            Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business;

(c)            Indebtedness (including in respect of intercompany leases, and including intercompany Sale and Lease-back Transactions) owing by a Subsidiary of Holdings to Holdings or a Subsidiary of Holdings; provided that from and after the date that is 60 days after the Closing Date (or such later date as the Administrative Agent may agree to in its sole discretion), any such Indebtedness pursuant to this clause (c) owing by any Guarantor to Holdings or any such Subsidiary shall be subordinated to the Indebtedness of the Loan Parties hereunder on terms satisfactory to the Administrative Agent pursuant to a standalone subordination or intercreditor agreement or such other arrangements reasonably satisfactory to the Administrative Agent; provided further notwithstanding the foregoing, the Guarantors may owe such Indebtedness to Holdings any such Subsidiary up to an aggregate amount $50,000,000 that is not subject to such subordination terms and that any such standalone subordination or intercreditor agreement or such other arrangement shall permit payments in respect of such intercompany indebtedness as long as no Event of Default shall have occurred and be continuing;

(d)            Indebtedness to finance the acquisition, construction, or improvement, or capital lease of assets (including equipment) or property (incurred through the direct purchase of such assets or the capital stock of a Person owning such assets); provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and all fees, costs and expenses relating thereto, including attorney and legal, accounting, expert, and professional advisor fees and expenses; and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing plus all fees, costs and expenses relating thereto, including attorney and legal, accounting, expert, and professional advisor fees and expenses;

(e)            Indebtedness incurred after the Closing Date in connection with the acquisition of a person or property (including by consolidation or merger) as long as such Indebtedness existed prior to such acquisition and was not created in anticipation thereof; provided that in no event may any Specified RCF Guarantor incur or permit to exist any Indebtedness under this Section 6.06(e);

(f)             Indebtedness existing on the Closing Date; provided that the aggregate amount of any such Indebtedness or commitments thereunder shall not increase from the amount thereof on the Closing Date (after giving effect to any amendments thereof as of the Closing Date); provided, in no event shall any Indebtedness under this Section 6.06(f) be comprised of the issuance by, or guarantee of, any letter of credit facilities, bonds, debentures, notes or similar instruments;

(g)            Indebtedness under performance guaranties and performance bonds issued in the ordinary course of business and serving as a financial or performance guaranty (other than as a guaranty of Indebtedness for borrowed money);

(h)            Indebtedness under documentary credits issued in connection with the purchase of goods in the ordinary course of business;

(i)              Indebtedness (x) under unsecured overdraft lines of credit or for working capital purposes in foreign countries with financial institutions and (y) arising from the honoring by a bank or other person of a check, draft or similar instrument inadvertently drawing against insufficient funds;

(j)              Indebtedness in an aggregate amount not to exceed $90,000,000 at any time outstanding; provided that for purposes of the foregoing calculation, all attributable Indebtedness in respect of Sale and Lease-Back Transactions of Holdings and its Subsidiaries permitted under Section 6.08 (other than Section 6.08(d)) outstanding and unpaid shall be included, without duplication, in “Indebtedness”; provided further that (i) in no event may any Specified RCF Guarantor incur or permit to exist any Indebtedness under this Section 6.06(j) and (ii) in no event shall any Indebtedness under this Section 6.06(j) be comprised of the issuance by, or guarantee of, any letter of credit facilities, bonds, debentures, notes or similar instruments;

(k)             Indebtedness in respect of Permitted Accounts Receivable Sales Facilities; provided that the aggregate amount of Indebtedness permitted pursuant to Section 6.06(k) shall not exceed $300,000,000 as of any time outstanding;

(l)              any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Indebtedness permitted above which, in the case of any such extension, refinancing, renewal or replacement, does not increase the amount of the Indebtedness being extended, refinanced, renewed or replaced, plus an amount equal to all fees, costs and premiums payable in connection with such extension, renewal or replacement;

(m)            unsecured Indebtedness incurred by an Eligible Notes Guarantor consisting of guarantees of bonds, debentures, notes or similar instruments evidencing Indebtedness for borrowed money issued by Holdings or any Subsidiary thereof other than a Specified RCF Guarantor; provided that such Indebtedness shall have no recourse to any Specified RCF Guarantor;

(n)            unsecured indebtedness incurred by one or more of Nabors Drilling, Nabors International, Nabors Lux and Canrig Drilling Technology Canada Ltd. or their successors and assigns consisting of guarantees of bonds, debentures, notes or similar instruments evidencing Indebtedness for borrowed money issued by Holdings or any Subsidiary thereof (such indebtedness, “Pari Passu Guaranteed Notes”) in an aggregate principal amount not to exceed at any time outstanding $1,700,000,000; minus the amount of Revolving Commitments provided hereunder and minus the amount of Reimbursement Obligations then outstanding hereunder; provided that no such guarantees shall be permitted hereunder unless they are at all times subordinated in right to payment to the Obligations pursuant to the Subordination Agreement;

(o)            Permitted Guaranteed Bilateral Letter of Credit Facilities;

(p)            Indebtedness incurred (i) in the form of letters of credit in an aggregate amount not to exceed at any time outstanding the Other Letters of Credit Cap and (ii) in the form of Indebtedness (other than letters of credit) in an aggregate principal amount not to exceed the Other Debt Cap; provided that, in the case of both clauses (i) and (ii), (1) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations, (x) such Indebtedness shall be in the form of an incremental facility to this Agreement and (y) the providers of such Indebtedness shall be commercial banks that are Eligible Assignees, (2) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien securing the Obligations, such Indebtedness shall be in the form of a term loan facility and shall also be subject to the execution of a junior lien intercreditor agreement in the form of Exhibit J hereto and (3) if such Indebtedness is secured by a Lien on assets other than the Collateral, such Indebtedness shall be in the form of a term loan facility and/or a letter of credit facility; and

(q)            Indebtedness which may not be secured by a Lien on property that is Collateral consisting of term loans or other debt instruments in an aggregate principal amount not to exceed at the time of determination the Permitted Term Debt Cap; provided that the Consolidated Net Total Assets at such time must exceed the Closing Date CNTA.

Section 6.07          Restricted Payments and Repurchases of Debt.

So long as the first Trigger Date following the Closing Date has not occurred, Holdings will not, nor will it permit any Subsidiary (other than SANAD) to, make any Restricted Payment, or repurchase or redeem (in whole or in part) any Indebtedness that matures after the Maturity Date, other than:

(a)            Restricted Payments paid by a Person in the form of common equity Capital Stock in such Person;

(b)            dividends in respect of ordinary common equity and preferred equity in an aggregate amount not to exceed $100,000,000 per fiscal year; provided that no Default or Event of Default shall have occurred and be continuing at the time of such dividend distribution and on or prior to the date of such dividend distribution, Borrower delivers to the Administrative Agent a certificate of a Financial Officer certifying as to compliance with the financial covenants described in Section 5.02 on a pro forma basis after giving effect to such dividends;

(c)            repayments and repurchases of Indebtedness that matures after the Maturity Date; provided that if the Consolidated Cash Balance, after giving effect to such repayment or repurchase at such time, is less than $535,000,000, such repayments and repurchases shall only be in an aggregate principal amount not to exceed $50,000,000 unless such repayments or repurchases of Indebtedness in excess of $50,000,000 is funded entirely by an issuance of Capital Stock (other than Redeemable Preferred Stock) or unsecured Indebtedness that has a maturity date that is not earlier than 150 days after the Maturity Date;

(d)            [reserved];

(e)            repurchases or redemptions of Indebtedness provided that such repurchases or redemptions shall be funded entirely by a concurrent issuance of Capital Stock (other than Redeemable Preferred Stock) or Indebtedness that has a maturity date that is not earlier than 150 days after the Maturity Date and which Indebtedness is permitted pursuant to Section 6.06(l); and

(f)            Subsidiaries may declare and pay distributions and dividends with respect to their Capital Stock or other Subsidiaries or to Holdings.

Section 6.08          Sale and Lease-Back Transactions.

Holdings will not, nor will it permit any Subsidiary to, enter into any Sale and Lease-Back Transaction, other than, subject to Section 6.11, any Sale and Lease-Back Transaction:

(a)            entered into within 360 days of the later of the acquisition or placing into service of the property subject thereto by Holdings or such Subsidiary;

(b)            involving a lease of less than five years;

(c)            entered into in connection with an industrial revenue bond or pollution control financing;

(d)            between Holdings and/or one or more of its Subsidiaries in compliance with Section 6.10;

(e)            as to which Borrower or such Subsidiary would be entitled to incur debt secured by a mortgage on the property to be leased in an amount equal to the attributable debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the Obligations under clauses (a) through (n) of Section 6.04 or under Section 6.04(q); or

(f)            as to which Borrower will apply an amount equal to the net proceeds from the sale of the property so leased to (i) the retirement (other than any mandatory retirement), within 360 days of the effective date of any such Sale and Lease-Back Transaction, of securities or of funded debt of Borrower or a Subsidiary or (ii) the purchase or construction of other property, provided that such property is owned by Borrower or a Subsidiary free and clear of all mortgages.

Notwithstanding the foregoing, in the case of any Sale and Lease-Back Transaction involving any asset that is a Collateral Rig, such Sale and Lease-Back Transaction shall only be permitted if, after giving effect thereto, the Collateral Rig Value is not less than the Collateral Coverage Threshold on a pro forma basis.

Section 6.09          Compliance with Anti-Terrorism Laws.

The Borrowers will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any other manner that would result in a violation of Anti-Terrorism Laws, Anti-Corruption Laws or Sanctions by any person (including any person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

Section 6.10          Transfers of Assets.

Holdings will not permit any Subsidiary in the Priority Guarantor Group to, convey, sell, lease, sell and leaseback, assign, transfer or otherwise dispose of any Covered Assets, whether now owned or hereafter acquired, with a Rig Value, based on the net book value (determined in accordance with GAAP), in excess of $80,000,000 in the aggregate for all such transactions in any given fiscal year, to any Subsidiary that is not in the Priority Guarantor Group, unless such Subsidiary, prior to or concurrent with such transaction, (i) delivers Guarantor Joinder Documents to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent and (ii) the Collateral Rig Value is not less than the Collateral Coverage Threshold on a pro forma basis after giving effect to such disposition; provided that no Subsidiary that is a Transitory Subsidiary Owner shall be required to deliver Guarantor Joinder Documents for so long as such Subsidiary is a Transitory Subsidiary Owner; provided, further, that no such disposition shall be to the Borrower. Holdings will not permit any Subsidiary in the Priority Guarantor Group to, convey, sell, lease, sell and leaseback, assign, transfer or otherwise dispose of any Collateral Rigs, whether now owned or hereafter acquired, to any other Subsidiary that is in the Priority Guarantor Group unless such Subsidiary is either a Guarantor or prior to or concurrent with such transaction, delivers Guarantor Joinder Documents to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.11          Dispositions

Holdings will not, nor will it permit any Subsidiary to, directly or indirectly make any Dispositions of Collateral to any entity that is not a Subsidiary of Holdings in excess of a net book value of $60,000,000 per fiscal year.

Article VII

GUARANTEE

Section 7.01          The Guarantee.

(a)            Each Guarantor hereby guarantees, as a primary obligor and not merely as a surety to each Beneficiary and its successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Beneficiaries by any Loan Party under any Loan Document, Guaranteed Cash Management Agreement or Guaranteed Hedge Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each Guarantor hereby agrees that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b)            [Reserved]

(c)            The Borrower hereby guarantees, as a primary obligor and not merely as a surety to each Beneficiary and its successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Obligations from time to time owing to the Guaranteed Hedge Banks by any other Loan Party under any Guaranteed Hedge Agreement (the “Guaranteed Hedge Obligations”). The Borrower hereby agrees that if any other Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Hedge Obligations, the Borrower will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Hedge Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The Borrower intends that this Section 7.01(c) constitute, and this Section 7.01(c) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(ii) of the Commodity Exchange Act.

Section 7.02          Obligations Unconditional.

The obligations of each Guarantor under Section 7.01 shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of any Borrower under this Agreement, the Notes, if any, Guaranteed Hedge Agreements, if any, Guaranteed Cash Management Agreements, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter, impair, release, limit or otherwise affect the liability of any Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)            at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)            any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)            the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)            any impossibility, impracticability, frustration of purpose, illegality, force majeure or act of government;

(e)            the bankruptcy, winding-up, liquidation, dissolution, moratorium, readjustment of debt or insolvency of any Loan Party or any other person, including any discharge or bar against collection of any of the Obligations, or the amalgamation of or any change in the existence, structure, name, status, function, control, constitution or ownership of any Loan Party, Lender or any other person;

(f)             any lack or limitation of power, incapacity or disability on the part of any Loan Party or of the directors, partners or agents thereof or any other irregularity, defect or informality on the part of any Loan Party in its obligations to the applicable Lenders;

(g)            any law regulation or any other event affecting any term of a Guaranteed Obligation;

(h)            any limitation, postponement, prohibition, subordination or other restriction on the right of any Lender to payment of the Obligations; or

(i)             any interest of any Lender, Guaranteed Cash Management Bank or Hedge Bank in any property whether as owner thereof or as holder of a security interest therein or thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment of any right or recourse to collateral.

The foregoing provisions apply and the foregoing waivers, to the extent permitted under applicable law, shall be effective even if the effect of any action or failure to take action by the Beneficiaries is to destroy or diminish any Guarantor’s subrogation rights, any Guarantor’s right to proceed against a Borrower for reimbursement, any Guarantor’s right to recover contribution from any other guarantor or any other right or remedy of any such Guarantor.

Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Beneficiary exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the Notes, if any, the Guaranteed Hedge Agreements, if any, the Guaranteed Cash Management Agreements, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Beneficiary upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between any Borrower and the Beneficiaries shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Beneficiaries, and the obligations and liabilities of each Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Beneficiaries or any other person at any time of any right or remedy against any Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of (x) with respect to the Guaranteed Obligations, the Lender Parties, and their respective successors and permitted assigns, and (y) with respect to the Guaranteed Hedge Obligations, the Hedge Banks that are counterparties to Guaranteed Hedge Agreements, in each case, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations, or Guaranteed Hedge Obligations, respectively, outstanding.

Section 7.03          Reinstatement.

The obligations of each Guarantor under this Section 7.03 shall be automatically reinstated with respect to the Obligations, if and to the extent that for any reason any payment by or on behalf of any Loan Party in respect of the Guaranteed Obligations or Guaranteed Hedge Obligations is rescinded or must be otherwise restored by any holder of any of such Guaranteed Obligations or Guaranteed Hedge Obligations, as applicable.

Section 7.04          Subrogation.

(a)            Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other obligor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

(b)            [Reserved]

(c)            The Borrower hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against any Loan Party or any other obligor of any of the Guaranteed Hedge Obligations or any security for any of the Guaranteed Hedge Obligations.

Section 7.05          Remedies.

Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of each Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.03 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.03) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Borrower) shall forthwith become due and payable by each Guarantor for purposes of Section 7.01.

Section 7.06          Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in of such Guarantor in Section 7.01 constitutes an instrument for the payment of money, and consents and agrees that any Lender or any Administrative Agent, at its sole option, in the event of a dispute by any Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion- action under New York CPLR Section 3213.

Section 7.07          Continuing Guarantee.

Each guarantee in Section 7.01 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08          General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor or the Borrower under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09          Release of Guarantor.

(a)            Upon receipt of a written request from Borrower, the Administrative Agent will execute and deliver, at Borrower’s expense, all documents as may reasonably be requested to effect a release of a Guarantor (other than Holdings) that ceases to exist in accordance with Section 5.03(a).

(b)            [Reserved]

Article VIII

EVENTS OF DEFAULT

Section 8.01          Events of Default.

An Event of Default with respect to the Obligations shall exist upon the occurrence of any of the following specified events (each a “Event of Default”):

(a)            Payment. Borrower shall: (i) default in the payment when due of any principal of any of the Loans or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or of any fees that constitute Obligations owing hereunder, or (iii) default, and such default shall continue for five (5) or more Business Days, in the payment of any other amounts owing hereunder, under any of the other Loan Documents to which it is a party or in connection herewith or therewith, in each case that constitute Obligations.

(b)            Representations. Any representation, warranty or statement made or deemed to be made by any Loan Party herein, in any of the other Loan Documents to which it is a party, or in any statement or certificate delivered or required to be delivered by them pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c)            Covenants. Any Loan Party shall:

(i)             default in the due performance or observance of any term, covenant or agreement contained in Sections 5.01(e), 5.02 or Article VI, inclusive; or

(ii)            default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), or (c)(i) of this Section 8.01) contained in this Agreement or any other Loan Document to which it is party and such default shall continue unremedied for a period of at least thirty (30) days after such notice is given by the Administrative Agent to Borrower.

(d)            Bankruptcy, etc. The occurrence of any of the following with respect to any Loan Party or any Material Subsidiary: (i) a court or Governmental Authority having jurisdiction in the premises shall enter a decree or order for relief in respect of such Loan Party or Material Subsidiary in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Loan Party or Material Subsidiary or for any material part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against such Loan Party or Material Subsidiary and such petition remains unstayed and in effect for a period of sixty (60) consecutive days (or 120 consecutive days if a foreign proceeding); or (iii) such Loan Party or Material Subsidiary shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Loan Party or Material Subsidiary or any material part of its property or make any general assignment for the benefit of creditors; or (iv) such Loan Party or Material Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by any such Loan Party in furtherance of any of the aforesaid purposes.

(e)            Defaults under Other Agreements. With respect to any Indebtedness of any Loan Party or any of their Subsidiaries (other than Indebtedness outstanding under the Loans or any Swap Contract with a Swap Termination Value under US$100,000,000) having an outstanding principal amount in excess of US$100,000,000 in the aggregate (i) such Loan Party or any such Subsidiary shall (A) default in making any payment when due (after giving effect to any applicable grace period with respect thereto) with respect to such Indebtedness or obligations in respect of Swap Contracts, as applicable, or (B) default (after giving effect to any applicable grace period with respect thereto) in the observance or performance of any other covenant or agreement relating to such Indebtedness or obligations in respect of Swap Contracts, as applicable, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case the effect of which default or other event or condition is to cause or permit the holder or the holders of such Indebtedness or such obligations in respect of Swap Contracts, as applicable, (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) such Indebtedness or obligations in respect of Swap Contracts to become due prior to its stated maturity; or (ii) such Indebtedness or obligations in respect of Swap Contracts shall be declared due and payable, or required to be prepaid, redeemed or repurchased other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (iii) such Indebtedness or obligations in respect of Swap Contracts shall mature and remain unpaid.

(f)            Judgments. One or more judgments, orders, or decrees shall be entered against any Loan Party or any Material Subsidiary involving a liability of US$100,000,000 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has not disputed coverage) and such judgments, orders or decrees shall be final and unappealable and shall not have been paid in accordance with their terms when due, or vacated, satisfied, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; provided that if such judgment, order or decree provides for periodic payments over time then such Loan Party or Material Subsidiary shall have a grace period of thirty (30) days with respect to each such periodic payment but only so long as no Lien attaches during such period.

(g)            ERISA. The occurrence of any ERISA Event (as defined below) that, when taken together with all other ERISA Events that have occurred, would have or would be reasonably expected to have a Material Adverse Effect: any failure to meet the minimum funding standards under Section 303 of ERISA or Section 430 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of Borrower or Holdings or any Subsidiary of either or any ERISA Affiliate in favor of the PBGC or a Plan; a Termination Event shall occur with respect to a Single Employer Plan which is likely to result in the termination of such Plan in a distress termination under Section 4041(c) of ERISA or by the PBGC under Section 4042 of ERISA; Borrower, Holdings, any Subsidiary of either, or any ERISA Affiliate shall incur any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of a Multiemployer Plan or Multiple Employer Plan; or any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur with respect to any Plan which would be reasonably expected to subject Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability (each of (i) through (iv), an “ERISA Event”).

(h)           Change of Control. There shall occur a Change of Control.

(i)            Validity of Loan Documents. Any Loan Document to which a Loan Party is a party or any material provisions thereof shall at any time and for any reason (other than satisfaction in full of the Obligations) be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any such Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any such Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations.

(j)            Collateral. The Collateral Agent shall not have or shall cease to have, or any Loan Party shall assert in writing that the Collateral Agent shall not have or shall cease to have, a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case for any reason other than (or assertion in writing in respect of) (i) the failure of the Collateral Agent to take any action within its control, including the failure of the Collateral Agent to maintain possession of any Collateral actually delivered to it or the failure to the Collateral Agent to file UCC continuation statements or equivalent filings, (ii) a release of the Collateral in accordance with the terms of this Agreement or the applicable Security Document or the termination of the applicable Security Document in accordance with the terms thereof or (iii) such Lien or perfection thereof not being required pursuant to this Agreement or any other Loan Document.

Section 8.02   [Reserved]

Section 8.03   Acceleration; Remedies.

(a)            Upon the occurrence and during the continuation of Event of Default (other than an event described in Section 8.01(d)) then, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Loan Party, at the same or different times: terminate forthwith the Commitments and declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Loan Party, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to an event described in Section 8.01(d), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Loan Party, anything contained herein or in any other Loan Document to the contrary notwithstanding. Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent and each Lender has, to the extent permitted by any Requirement of Law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other Debtor Relief Law. In addition to the rights and remedies described above, occurrence and during the continuation of Event of Default, the Administrative Agent (including in its capacity as Collateral Agent under the Security Documents) and the Lenders will have all other rights and remedies available under the other Loan Documents and at law and equity.

(b)            [Reserved]

Section 8.04    Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Agreement, but subject to Section 2.21(d), after the occurrence of an Event of Default and the exercise of remedies by the Administrative Agent, any Issuing Bank, the Lenders, pursuant to Section 8.03 (or after the applicable Commitments shall automatically terminate and the applicable Loans (with accrued interest thereon) and all other amounts under the Loan Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received:

(a)            by the Administrative Agent, any Issuing Bank or any Lender on account of amounts outstanding under any of the Loan Documents, in each case, that constitute Obligations, shall be paid over or delivered to the Administrative Agent to be distributed as follows:

(i)            First, to the payment of all reasonable costs and expenses or fees, including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection with the enforcement of rights hereunder and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(ii)           Second, to the payment of all other reasonable costs and expenses, including compensation to the other Beneficiaries and their agents and counsel and all costs, liabilities and advances made or incurred by such other Beneficiaries, pro rata, in connection with the enforcement of rights hereunder, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(iii)          Third, without duplication of amounts applied pursuant to the immediately preceding clauses (i) and (ii) above, to the indefeasible payment in full in cash, pro rata, of accrued and unpaid interest on the Loans or the Reimbursement Obligations to the date of the application of such amounts, until all such accrued and unpaid interest has been paid in full;

(iv)          Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of each of the Loans and any premium thereon, the amount of the outstanding Reimbursement Obligations (reserving Cash Collateral for all undrawn face amounts of any outstanding Letters of Credit (if Section 2.22(i) has not previously been complied with) and to pay obligations owing under Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements). In the event that any Letters of Credit, or any portions thereof, expire without being drawn, any Cash Collateral therefor shall not be distributed by the Administrative Agent until the principal amount of all Loans and Reimbursement Obligations have been paid in full;

(v)            Fifth, to the indefeasible payment in full in cash, pro rata, of any other outstanding Obligations then due and payable, until all such Obligations have been paid in full; and

(vi)          Sixth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct;

provided, that Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be and amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause fourth above).; provided, further, that in the event that any such proceeds are insufficient to pay in full the items described in the immediately preceding clauses (i) through (v), the Loan Parties shall remain liable, jointly and severally, for any deficiency.

(b)            [Reserved]

Section 8.05   Right to Cure.

(a)            Notwithstanding anything in this Agreement to the contrary, in the event that the Borrower fails to comply with the requirements of the covenant set forth in Section 5.02(a), commencing on the first day following the end of the applicable fiscal quarter with respect to which such covenant is being tested until the expiration of the thirtieth (30th) day after the end of any such fiscal quarter (the “Cure Period”) any equity holder of the Borrower shall have the right to, make a direct or indirect common equity investment (or other equity investments reasonably acceptable to the Administrative Agent in the Borrower) (the “Cure Right”), and upon the receipt by the Borrower of net cash proceeds, as the case may be, pursuant to the exercise of the Cure Right (including through the capital contribution of any such net cash proceeds to such person, the “Specified Equity Contribution”), the covenant set forth in such Section shall be recalculated, giving effect to a pro forma increase to EBITDA to the extent such net cash proceeds would be included in the calculation thereof; provided that such pro forma adjustment to EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the covenant set forth in Section 5.02(a) and only with respect to the period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document; provided, further, that, if a Cure Right to remedy such Event of Default is available at such time under Section 8.05(b), then until the expiration of such Cure Period, the Administrative Agent shall not have the right to exercise any remedies against the Loan Parties as a result of the occurrence and continuance of an Event of Default under Section 8.01(c) arising from the failure to comply with Section 5.02(a), as the case may be.

(b)            If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the covenant set forth in Section 5.02 during such period (including for purposes of Section 4.02), the Borrower shall be deemed to have satisfied the requirements of the covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 8.01 or 8.02 that had occurred shall be deemed cured. The exercise of the Cure Right shall be subject to the following limitations and requirements: (i) there shall be no more than two (2) Specified Equity Contributions during the term of this Agreement, (ii) with respect to any exercise of the Cure Right in respect of the covenant set forth in Section 5.02(a), the Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the covenant set forth in Sections 5.02(a) (the “Cure Amount”) and (iii) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all purposes under this Loan Documents (other than for determining compliance with Section 5.02(a)) including for the purposes of calculating pricing and determining the availability of any carve-outs with respect to the covenants contained in Article VI or hereof.

(c)            In furtherance of Sections 8.05(a) and (b) above, upon actual receipt and designation of the Cure Amount by the Borrower, the covenant under Section 5.02(a) shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the covenant under such Section 5.02(a) and any resulting Event of Default or potential Event of Default under Section 8.01 or Section 8.02, as applicable, shall be deemed not to have occurred for purposes of the Loan Documents; provided, however, that prior to the making of the Specified Equity Contribution and cure of such default in such financial covenant, such default shall constitute an Event of Default for purposes of determining compliance with any conditions precedent to funding of Loans hereunder and in determining compliance with any provision of the Loan Documents that restricts or prohibits certain actions during the existence of an Event of Default.

Article IX

THE AGENTS

Section 9.01    Appointment and Authority.

(a)            Each of the Lenders hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents (including in its capacity as Collateral Agent under any other Loan Documents) to which it is a party and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent (including in its capacity as Collateral Agent) and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (except as explicitly set forth herein). For the avoidance of doubt, references in this Article IX to the Administrative Agent shall include the Administrative Agent in its capacity as the Collateral Agent to the extent applicable.

(b)            [Reserved]

(c)            Each Lender and each Issuing Bank acknowledges and agrees to the provisions of the appointment of the Administrative Agent pursuant to this Section 9.01 and the other provisions of Article IX in their capacities as Lender and Issuing Bank and in their capacities as a potential Cash Management Bank and a potential Hedge Bank.

(d)            Each Cash Management Bank and Hedge Bank that is not a party to this Agreement that has given notice to the Administrative Agent as contemplated by the first proviso of Section 8.04(a) shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to this Section 9.01 and subject to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

(e)            Without further written consent or authorization from any Lender, the Administrative Agent is authorized to (x) enter into the Security Documents and amend the Security Documents from time to time to add additional Loan Parties as parties thereto, add additional Collateral from time to time after the Closing Date and amend Schedule II to the Security Agreement to remove any Collateral Rig that ceases to be a Collateral Rig in accordance with this Agreement and (y) enter into the Subordination Agreement and amend the Subordination Agreement from time to time for the purpose of adding the representative of the holders of the Pari Passu Guaranteed Notes and otherwise causing such Indebtedness to be subject thereto (it being understood that any changes may be made to the Subordination Agreement as, in the good faith determination of the Administrative Agent and Holdings, are required to effectuate the foregoing). Subject to Section 10.02, without further written consent or authorization from any Lender, the Collateral Agent, may, upon written request of the Borrower (a) execute any documents or instruments necessary in connection with a disposition of Collateral not prohibited by this Agreement (other than a disposition to a Subsidiary) and (b) release any Lien encumbering any item of Collateral that is (i) the subject of such disposition of assets or otherwise becomes Excluded Collateral, (ii) to the extent the property constituting Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under Section 7.09; provided that such release shall only be permitted to the extent that the Collateral Rig Value is not less than the Collateral Coverage Threshold on a pro forma basis after giving effect to such release, or (iii) with respect to which Required Lenders (or, in the case of the release of all or substantially all of the Collateral, each Lender) have otherwise consented; provided that, in each case of this clause (b), the Collateral Agent shall have received a certificate from a responsible officer of Holdings demonstrating that the Collateral Rig Value is not less than the Collateral Coverage Threshold on a pro forma basis after giving effect to such release.

(f)            Notwithstanding anything to the contrary in any of the Loan Documents, the Borrower, the Administrative Agent and each Lender hereby agree that (a) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Security Documents may be exercised solely by the Administrative Agent, in its capacity as Collateral Agent on behalf of the Lenders in accordance with the terms hereof and thereof, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender in its individual capacity unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any amount of the Loans as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. Amounts received in respect of any Collateral as a result of the enforcement of remedies following an Event of Default by the Collateral Agent in accordance with this Agreement or any other Loan Document shall be applied to the Obligations in accordance with Section 8.04.

Section 9.02    Administrative Agent Individually.

(a)            The person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as the Administrative Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b)            Each Lender Party understands that the person serving as the Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Obligors or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Obligors and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Borrower, another Obligor or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Obligors or their Affiliates. Each Lender Party understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Obligors or their Affiliates (including information concerning the ability of the Obligors to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lender Parties that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender Party or use on behalf of the Lender Parties, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Obligor or any Affiliate of any Obligor) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender Party such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lender Parties.

(c)            Each Lender Party further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Obligors and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lender Parties (including the interests of the Lender Parties hereunder and under the other Loan Documents). Each Lender Party agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender Party. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Obligors or their Affiliates (including information concerning the ability of the Obligors to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender Party including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Obligors or their Affiliates) or for its own account.

Section 9.03    Duties of Administrative Agent; Exculpatory Provisions.

(a)            The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b)            The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.03 or 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until Borrower or any Lender Party shall have given notice to the Administrative Agent describing such Default and such event or events. except as expressly set forth herein and in the other Loan Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

(c)            Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by any collateral document or the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)            Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 9.04    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and in the case of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article IX and Article X (as though such sub agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.06    Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lender Parties and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right subject to Borrower’s consent (unless an Event of Default shall have occurred and be continuing, and in such case, in consultation with Borrower), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Party Appointment Period”), then the retiring Administrative Agent may on behalf of the Lender Parties, appoint a successor Administrative Agent meeting the qualifications set forth above and promptly shall provide notice to Borrower of such appointment (which notice shall include the name, address, wire transfer information of, and contact person for, the successor Administrative Agent). In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lender Parties, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Party Appointment Period notify Borrower and the Lender Parties that no qualifying person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation which effective date shall be no earlier than three (3) Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents to which it is a party and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under such other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under such other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)            [reserved]

Section 9.07    Non-Reliance on Administrative Agent and Other Lenders.

(a)            Each Lender Party confirms to the Administrative Agent, each other Lender Party and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender Party or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)            Each Lender Party acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)            the financial condition, status and capitalization of Borrower and each other Obligor;

(ii)            the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)           determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv)           the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender Party or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

Section 9.08    Withholding Tax.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender Party an amount equivalent to any applicable withholding Tax. Without limiting the provisions of Section 2.18(a) or (c), each Lender Party shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any single counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender Party for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender Party failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender Party by the Administrative Agent shall be conclusive absent manifest error. Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender Party under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender Party, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.09    No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.10    Enforcement.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents to which it is a party, (b) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

Section 9.11    Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements.

No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, the guaranties provided in Article VII or of any other guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of such guaranties (including the release or impairment of any guaranties) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements unless the Administrative Agent has received written notice of such obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.12    Credit Bidding.

The Secured Creditors hereby irrevocably authorize the Administrative Agent (including in its capacity as Collateral Agent), at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Secured Creditor is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (including in its capacity as Collateral Agent) (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Creditors shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Indebtedness with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent (including in its capacity as the Collateral Agent) shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Creditor’s ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Creditors, ratably on account of the relevant Indebtedness which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Creditor or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Indebtedness assigned to the acquisition vehicle exceeds the amount of Indebtedness credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Creditors pro rata with their original interest in such Indebtedness and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Indebtedness shall automatically be cancelled, without the need for any Secured Creditor or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Creditor are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Creditor shall execute such documents and provide such information regarding the Secured Creditor (and/or any designee of the Secured Creditor which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 9.13    Erroneous Payments.

(a)            If the Administrative Agent notifies a Lender, Issuing Bank or Secured Creditor, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Creditor such Lender or Issuing Bank (any such Lender, Issuing Bank, Secured Creditor or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Creditor or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Creditor shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender, Issuing Bank or Secured Creditor, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Creditor such Lender or Issuing Bank, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Creditor, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender, Issuing Bank or Secured Creditor shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.13(b).

(c)            Each Lender, Issuing Bank or Secured Creditor hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Creditor under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Creditor from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loan”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loan, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Creditor under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article X

MISCELLANEOUS

Section 10.01    Notices, Communications and Treatment of Information.

(a)            Notices. Except as specifically provided in clause (a)(vi) below, all notices, demands, requests, consents and other communications provided for in this Agreement shall be in writing and shall be deemed to be duly given if delivered by hand, delivered by a recognized commercial overnight courier which guarantees delivery on the next Business Day delivery, sent by facsimile with written confirmation of receipt, sent by U.S. registered or certified mail return receipt requested and postage prepaid and sent by electronic mail (or similar means of electronic delivery), addressed to the party to be notified as follows:

(i)            if to Borrower or any other Obligor:

Nabors Industries, Inc.
515 West Greens Road
Suite 1200 Houston, Texas 77067
Attention: General Counsel
Facsimile No.: 281-775-8431

(ii)            if to the Administrative Agent:

Citibank, N.A.
1615 Brett Road, OPS 3
New Castle, DE 19720
Attention: Bank Loan Syndications Department
Fax Number: (646) 274-5080
E-Mail Address: GLAgentOfficeOps@citi.com

E-Mail Address: oploanswebadmin@citi.com (for materials required to be delivered pursuant to Section 5.01(b))

(iii)            if to the Collateral Agent:

Citibank Delaware
One Penns Way
OPS II
New Castle, DE 19720
Attn: Agency Operations
Phone: (302) 894-6010
Fax: (646) 274-5080
Email: AgencyABTFSupport@citi.com
Disclosure Team Mail (Financial Reporting):
Oploanswebadmin@citi.com (for materials required to be delivered pursuant to Section 5.01(b))

(iv)            if to Citibank, in its capacity as Issuing Bank:

Citibank, N.A.
1615 Brett Road, OPS 3
New Castle, DE 19720
Attention: Bank Loan Syndications Department
Fax Number: (646) 274-5080
E-Mail Address: GLAgentOfficeOps@citi.com

(v)            if to any other Lender Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire or at such other address as shall be notified in writing in accordance with this Section 10.01(a) in the case of Borrower, the Administrative Agent, and in the case of all other parties, to Borrower and the Administrative Agent.

(vi)            All notices, demands, requests, consents and other communications described in clause (a) shall be received if so delivered by hand, including by any such overnight courier service, upon actual receipt, if so delivered by mail, three (3) Business Days, and if delivered by electronic mail (or similar means of electronic delivery), at the timestamp reflecting delivery of electronic mail in the inbox of the recipient; provided, however, that notices and communications to any Administrative Agent pursuant to Article II or Article VII shall not be effective until received by the Administrative Agent.

(vii)            Notwithstanding the foregoing provisions of this clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Obligors shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the applicable Borrower in accordance with this clause (a) above. Nothing in this clause (a)(viii) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Obligor in any manner authorized in this Agreement or to request that any Borrower effect delivery in such manner.

(b)            Posting of Approved Electronic Communications. Each of the Lender Parties and each Obligor agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(i)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Obligor acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Obligor hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(ii)            THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(iii)            Each of the Lender Parties and each Obligor agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

(c)            Treatment of Information.

(i)            Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Obligors or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (A) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (B) shall have, or incur, any liability to any Obligor or Lender Party or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender Party.

(ii)            Each Obligor agrees that all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, by marking Communications “PUBLIC,” each Obligor shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 10.13) with respect to such Obligor or its securities for purposes of United States Federal and state securities laws, all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by an Obligor regarding whether a Communication contains or does not contain material non-public information with respect to any of the Obligors or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Obligor, any Lender Party or any other person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information. Nothing in this Section shall modify or limit a Lender Party’s obligations under Section 10.13 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(iii)            Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender Party’s Administrative Questionnaire. Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(iv)            Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. None of the Administrative Agent nor any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(v)            The provisions of the foregoing clauses of this Section are designed to assist the Administrative Agent, the Lender Parties and the Obligors, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that an Obligor’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Obligor or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Obligor assumes the risks associated therewith.

Section 10.02     Waivers; Amendment.

(a)            Generally. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b)            Required Consents. Subject to Section 10.02(c) and (d), Section 2.12 and Section 2.23, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders (or if so applicable, the Required Revolving Lenders or the Required Letters of Credit Facility Participants respectively); provided that no such agreement shall be effective if the effect thereof would:

(i)            increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii)           reduce the principal amount or premium, if any, of any Loan (except in connection with a payment contemplated by clause (ix) below) or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Commitment Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)          change the scheduled final maturity of any Loan, or any scheduled date of payment (or permitted prepayment) of any Loan, postpone the date for payment of any interest, premium or fees that constitute Obligations payable hereunder, reduce the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or postpone the scheduled date of expiration of any Commitment beyond the Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

(iv)          increase the maximum duration of Interest Periods in respect of SOFR Borrowings hereunder, without the written consent of each Lender directly affected thereby;

(v)           permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi)          release Holdings or any other Guarantor from its guarantee of the Guaranteed Obligations in respect of Obligations, or limit its liability in respect of such guarantee, without the written consent of each Lender;

(vii)         release all or substantially all of the Collateral from the Liens of the Security Documents without the written consent of each Lender;

(viii)        change Section 8.04 without the written consent of each Lender;

(ix)           change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Section 2.02(a) and 2.20(d), without the written consent of each Lender directly affected thereby or change the last sentence of Section 2.08 without the written consent of each Lender;

(x)            change any provision of this Section 10.02(b) or Section 10.02(c), without the written consent of each Lender directly affected thereby;

(xi)           change the percentage set forth in the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Letters of Credit Facility Participants” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xii)         subordinate the Obligations or liens securing the Obligations to any other obligation, without the written consent of each Lender;

(xiii)         change or waive any provision of Article X as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the written consent of the Administrative Agent; or

(xiv)        change or waive any provision hereof relating to Letters of Credit without the written consent of each Issuing Bank, or change or waive any provision hereof relating to the Revolving Commitments without the written consent of the Required Revolving Facility Lenders.

Notwithstanding anything to the contrary herein:

(A)            no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the proviso to the first sentence of this Section 10.02(b);

(B)            any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error; and

(C)            any Issuing Bank may increase the maximum amount of Letters of Credit it has agreed to issue without the consent of any other Person; provided that the aggregate face amount for all Letters of Credit outstanding shall not exceed the applicable Letters of Credit Maximum Amount.

(c)            Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non- consenting Lenders are so replaced) with one or more persons pursuant to Section 2.19(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

(d)            [Reserved]

Section 10.03    Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses.

(i)            Borrower shall pay all reasonable and documented out of pocket expenses incurred by the Administrative Agent (including in its capacity as Collateral Agent) and its respective Affiliates (including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), all reasonable and documented out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of a single counsel for the Administrative Agent and a single counsel to the Lenders, and, in the case of an actual or perceived (in good faith) conflict of interest, one conflicts counsel to all Indemnitees (as defined below), taken as a whole), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and all documentary and similar taxes and charges in respect of the Loan Documents.

(ii)            [Reserved]

(b)            Indemnification.

(i)            Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (including in its capacity as Collateral Agent) (and any sub-agent thereof), the Arrangers (and any sub-agent thereof) each Lender, each Issuing Bank and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, any Loan or the use or proposed use of the proceeds therefrom, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment (with any time for appeals having expired) to have resulted from the gross negligence or willful misconduct of such Indemnitee or result from a claim brought by Borrower or any other Loan Party against an Indemnitee for a breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final judgment (with any time for appeals having expired) in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.03 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(ii)            [Reserved]

(c)            Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clause (a)(i) or (b)(i) of this Section 10.03 to be paid by it to the Administrative Agent, the Collateral Agent (or any sub- agent thereof), any Issuing Bank, any Arranger or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank (only in the case of Lenders that are Letters of Credit Facility Participants), Arranger or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that with respect to such unpaid amounts owed to any Issuing Bank solely in its capacity as such, only the Letters of Credit Facility Participants shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Pro Rata Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Issuing Bank or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.17. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time, or upon its share of the sum of the total Letters of Credit Maximum Amount at the time, as applicable.

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing contained in this Section 10.03(d) or otherwise shall limit any Borrower’s indemnity or reimbursement obligations to the extent otherwise set forth in this Section 10.03. No party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby unless determined by a court of competent jurisdiction by final judgment (with any time for appeals having expired) to have resulted from the gross negligence or willful misconduct of such person.

(e)            Payments. All amounts due under this Section shall be payable not later than three (3) Business Days (if made to the Administrative Agent).

Section 10.04    Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), except that:

(i)            Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, and in the case of (x) Revolving Loans and Revolving Commitments, each Revolving Lender and (y) the Letters of Credit Facility, each Issuing Bank and each Letters of Credit Facility Participant;

(ii)            [Reserved]

(iii)            no Lender may assign or otherwise transfer any of its rights or obligations hereunder except to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 10.04, by way of participation in accordance with the provisions of clause (d) of this Section 10.04 or by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section.

Any other attempted assignment or transfer by any Loan Party shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section, any Affiliate of each Issuing Bank that issues a Letter of Credit and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders.

(i)            Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees who is an Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)            Borrower; provided that no consent of Borrower shall be required for an assignment to a Lender Party or an Affiliate of a Lender Party, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that Borrower shall be deemed to have consented to any assignment requiring its consent unless it shall object thereto by written notice within seven (7) Business Days after having received notice thereof;

(B)            the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment or Letters of Credit Maximum Amount to an assignee that is a Lender with a Revolving Commitment or Letters of Credit Maximum Amount immediately prior to giving effect to such assignment; and

(C)            in the case of the Letters of Credit Facility only, the Issuing Banks.

(ii)            Assignments in respect of Commitments and Loans shall be subject to the following additional conditions:

(A)            Except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than US$10,000,000, in the case of any assignment in respect of Revolving Loans or Revolving Commitments, unless each of the Administrative Agent, Issuing Bank and, so long as no Default with respect to Borrower has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any Assignment), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.18 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(d).

(c)            Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations and any payment made by each Issuing Bank under any applicable Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower, the Administrative Agent, Issuing Banks and the Lender Parties shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender Party hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and each Issuing Bank (with respect to Revolving Lenders only), and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent or any Issuing Bank sell participations to any person (other than a natural person or Borrower or any of its Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents to which it is a party and to approve any amendment, modification or waiver of any provision of such Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to clause (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13, 2.14 and 2.18 (subject to the requirements and limitations of those Sections, including the requirements under Section 2.18(e) (it being understood that the documentation required under Section 2.18(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non- fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to Borrower or any other person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment or Loan or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)            Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 and 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant without Borrower’s prior written consent in its sole discretion, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower, or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes, if any, or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g)            Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper- based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.05    Payments Set Aside

To the extent that any payment by or on behalf of the Loan Parties is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and each Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06     Survival of Agreement.

All covenants, agreements, representations and warranties made by any Loan Party in the Loan Documents to which it is a party and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.13, Section 2.14, Section 2.16, Section 2.17, Section 2.18 and Article X (other than Section 10.13) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.07    Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.03, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. The words “execution,” “signed,” “signature,” and words of like import herein or any other Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.08    Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.09    Right of Setoff.

(a)            If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the Obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender is a party, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)            [Reserved].

(c)            The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.

Section 10.10    Governing Law; Jurisdiction; Consent to Service of Process.

(a)            Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)            Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction (subject to the last sentence of this Section 10.10(b)) of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)            Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.10(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law. Certain Loan Parties are not organized under the laws the United States (including the States thereof and the District of Columbia) and each such Loan Party therefore hereby appoints Borrower as its authorized agent (the “Authorized Agent”) upon whom process may be served in any action, suit or proceeding arising out of or based on this Agreement or the Obligations which may be instituted in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, in either case in the Borough of Manhattan, The City of New York, by any Lender hereunder, and to the fullest extent permitted by applicable law, each such Loan Party hereby waives any objection which it may now or hereafter have to the laying of venue of any such proceeding and expressly and irrevocably accepts and submits, for the benefit of the Lenders from time to time, to the nonexclusive jurisdiction of any such court in respect of any such action, suit or proceeding, for itself and with respect to its properties, revenues and assets. Such appointment shall be irrevocable unless and until the appointment of a successor authorized agent for such purpose, and such successor’s acceptance of such appointment, shall have occurred. Each such Loan Party agrees to take any and all actions, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent with respect to any such action shall be deemed, in every respect, effective service of process upon such Loan Party. Notwithstanding the foregoing, any action against such Loan Party arising out of or based on any of the Loan Documents to which it is a party may also be instituted in any court in the jurisdiction of organization of such Loan Party, and such Loan Party expressly accepts the jurisdiction of any such court in any such action. Borrower hereby accepts the foregoing appointment as agent for service of process.

Section 10.11    Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 10.12     Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.13     Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a “need to know” basis (consistent with its internal policies) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations under this Agreement or payments hereunder, or (z) any rating agency or the CUSIP Service Bureau or any similar organization, (g) to market data collectors, (h) with the consent of Holdings, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Holdings or Borrower that is not known to be bound by any obligation of confidentiality or care with respect thereto. For purposes of this Section, “Information” means all information received from Holdings, Borrower or any of their respective Subsidiaries relating to Holdings, Borrower or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Holdings, Borrower, or any of their respective Subsidiaries, provided that, in the case of information received from Holdings, Borrower or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 10.14    USA PATRIOT ACT Notice and Customer Verification.

(a)            Each Lender that is subject to the USA PATRIOT ACT and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT ACT, they are required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Administrative Agent, as applicable, to verify the identity of each Loan Party. This information must be delivered to the Lenders and the Administrative Agent no later than five (5) days prior to the Closing Date and thereafter promptly upon request. This notice is given in accordance with the requirements of the USA PATRIOT ACT and is effective as to the Lenders and the Administrative Agent.

(b)            [Reserved]

Section 10.15    Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.16     Obligations Absolute.

To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)            any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)            any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)            any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)            any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)            any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 10.17     Judgment Currency.

(a)            Each Loan Party’s obligation hereunder and under the other Loan Documents to which it is a party to make payments in US Dollars (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or any other respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such other Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made (i) with respect to Obligations, at the Dollar Equivalent and (ii) in the case of currencies other than US Dollars, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day or Banking Day, as applicable, being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)            If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Loan Party covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

Section 10.18     No Advisory or Fiduciary Responsibility.

Each Loan Party agrees that nothing in the Loan Documents or the transactions contemplated thereby will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Lender Party or any Affiliate thereof, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. Each Loan Party acknowledges and agrees that any of the Administrative Agent, Arrangers, Issuing Banks, and Lenders may have economic interests that conflict with those of the Loan Parties, their equity holders and/or their affiliates.

Section 10.19     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.20     Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.21     Reaffirmation.

Each Loan Party (i) confirms its knowledge and acceptance of the terms of the Agreement, (ii) confirms that, after giving effect to the amendment and restatement effected by the Agreement (including, for the avoidance of doubt, the Closing Date Refinancing), with respect to the Security Agreement, the Subordination Agreement and any other Loan Documents to which it is a party, each such Security Agreement, Subordination Agreement and other Loan Document including, without limitation, all of the terms, provisions, obligations and agreements of the Grantors forming part of the Security Agreement, is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects by each Loan Party, (iii) ratifies and reaffirms each grant of a lien on, or security interest in, its property made pursuant to the Security Agreement to which it is a party, and confirms that such liens and security interests continue to secure the Obligations under the Original Credit Agreement, as amended and restated by this Agreement, subject to the terms thereof and (iv) in the case of each Guarantor, ratifies and reaffirms its guaranty of the Obligations under the Original Credit Agreement, as amended and restated by this Agreement, pursuant to Article VII hereof. Each Loan Party further acknowledges and agrees that the execution and delivery of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent, the Collateral Agent or any Secured Party under the Security Agreement, the Subordination Agreement or any other Loan Document or serve to effect a novation of the Obligations under the Original Credit Agreement, as amended and restated by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

NABORS INDUSTRIES, INC.,
as Borrower

By:	/s/ Popin (Bob) Su
Name:	Popin (Bob) Su
Title:	Vice President and Treasurer

NABORS INDUSTRIES LTD.,
as Holdings and a Guarantor

By:	/s/ Mark D. Andrews
Name:	Mark D. Andrews
Title:	Corporate Secretary

NABORS INTERNATIONAL MANAGEMENT LIMITED,
as a Guarantor

By:	/s/ Mark D. Andrews
Name:	Mark D. Andrews
Title:	President and Assistant Secretary

NABORS DRILLING TECHNOLOGIES USA, INC., as a Guarantor

By:	/s/ Michael Csizmadia
Name:	Michael Csizmadia
Title:	Senior Vice President, General Counsel & Chief Compliance Officer and Secretary

NABORS HOLDINGS LTD., as a Guarantor

By:	/s/ Mark D. Andrews
Name:	Mark D. Andrews
Title:	President and Assistant Secretary

Signature Page to A&R Credit Agreement

NABORS DRILLING HOLDINGS INC.,
as a Guarantor

By:	/s/ Michael Csizmadia
Name:	Michael Csizmadia
Title:	Senior Vice President, General Counsel & Chief Compliance Officer and Secretary

NABORS LUX 2, a private limited liability company (societe ti responsabilite limitee) incorporated and existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 8-10, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Trade and Companies (Registre de Commerce et des Societes, Luxembourg) under number B 154034, as a Guarantor

By:	/s/ Mark D. Andrews
Name:	Mark D. Andrews
Title:	Class A Manager

NABORS LUX FINANCE 1, a private limited liability company (societe ti responsabilite limitee) incorporated and existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 8-10, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Trade and Companies (Registre de Commerce et des Societes, Luxembourg) under number B 153636, as a Guarantor

By:	/s/ Mark D. Andrews
Name:	Mark D. Andrews
Title:	Class A Manager

Signature Page to A&R Credit Agreement

NABORS GLOBAL HOLDINGS LIMITED, a private limited liability company (societe ti responsabilite limitee) incorporated and existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 8-10, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Trade and Companies (Registre de Commerce et des Societes, Luxembourg) under number B 155086, as a Guarantor

By:	/s/ Henricus Reindert Petrus Pollmann
Name:	Henricus Reindert Petrus Pollmann
Title:	Class A Manager

CANRIG DRILLING TECHNOLOGY CANADA LTD.,
as a Guarantor

By:	/s/ Cameron Craig
Name:	Cameron Craig
Title:	Secretary

NABORS ALASKA DRILLING, INC.,
as a Guarantor

By:	/s/ Josh Price
Name:	Josh Price
Title:	President

Signature Page to A&R Credit Agreement

CITIBANK, N.A., as Administrative Agent

By:	/s/ Maureen Maroney
Name:	Maureen Maroney
Title:	Vice President

Signature Page to A&R Credit Agreement

CITIBANK, N.A.,
as a Revolving Lender, Letters of Credit Facility Participant and an Issuing Bank

By:	/s/ Maureen Maroney
Name:	Maureen Maroney
Title:	Vice President

Signature Page to A&R Credit Agreement

WELLS FARGO BANK, N.A.,
as a Revolving Lender, Letters of Credit Facility Participant and an Issuing Bank

By:	/s/ Kevin Pang
Name:	Kevin Pang
Title:	Vice President

Signature Page to A&R Credit Agreement

GOLDMAN SACHS BANK USA,
as a Revolving Lender and Letters of Credit Facility Participant

By:	/s/ Andrew Vernon
Name:	Andrew Vernon
Title:	Authorized Signatory

Signature Page to A&R Credit Agreement

HSBC BANK USA, N.A.,
as a Revolving Lender and Letters of Credit Facility Participant

By:	/s/ Alberto Caudilo
Name:	Alberto Caudilo
Title:	Sr. Relationship Manage Officer ID: 23427

Signature Page to A&R Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Revolving Lender and Letters of Credit Facility Participant

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

Signature Page to A&R Credit Agreement

EXHIBIT A

[FORM OF] SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT, dated as of [•] , 20[__] (this “Agreement”), by and among CITIBANK, N.A., in its capacity as administrative agent under the Credit Agreement (as defined below) (in such capacity, together with its successors and assigns in such capacity, the “Agent”), NABORS INDUSTRIES LTD., a Bermuda exempted company (“Holdings”), NABORS INDUSTRIES, INC., a Delaware corporation (the “Borrower”), the undersigned subsidiaries of Holdings and each other person that becomes a party hereto after the date hereof in accordance with Section 7 below (the “Specified Subsidiary Guarantors”; and together with Holdings and the Borrower, collectively, “Obligors”) and [_______], solely in its capacity as trustee under each Initial Indenture (as defined below) (the “Initial Trustee”) for the benefit of the holders of the Initial Notes (as defined below) and each other representative for the holders of Pari Passu Obligations (as defined below) that becomes a party hereto after the date hereof in accordance with Section 8 below (each an “Additional Trustee” and, together with the Initial Trustee, each a “Trustee”).

Pursuant to the Amended and Restated Credit Agreement, dated as of June 17, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings, the Borrower, the Specified Subsidiary Guarantors, as “Guarantors” and the other subsidiaries of the Borrower from time to time party thereto, as “Guarantors”, the lenders and issuing banks from time to time party thereto and the Agent, among other things, (i) the lenders and issuing banks have provided commitments to make loans and provide other accommodations to the Borrower and its subsidiaries and (ii) the Specified Subsidiary Guarantors have provided an unconditional guarantee in full of the Senior Obligations (as defined below). Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The term “Initial Indentures” shall refer to each of the following (each, an “Initial Indenture”): (i) the indenture dated as of November 23, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “7.375% SPGN Indenture”), by and among the Borrower, as issuer, Holdings, the Specified Subsidiary Guarantors and certain other subsidiaries of Holdings, as guarantors, and Wilmington, as trustee and (ii) the indenture dated as of November 20, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “9.125% SPGN Indenture”), by and among the Borrower, as issuer, Holdings, the Specified Subsidiary Guarantors and certain other subsidiaries of Holdings, as guarantors, and Wilmington, as trustee. The term “Initial Notes” shall refer to all notes issued pursuant to the Initial Indentures.

From time to time after the date hereof, one or more of the Specified Subsidiary Guarantors may incur indebtedness, whether as an issuer, borrower, guarantor or other obligor under one or more other indentures or other instruments to the extent permitted under the Credit Agreement and each other Indenture (any such indenture or other instrument, an “Additional Indenture” and, together with the Initial Indenture, each an “Indenture”; and the notes issued under any such Additional Indenture, the “Additional Notes” and, together with the Initial Notes, collectively, the “Notes”).

As a condition to the Specified Subsidiary Guarantors providing a guarantee of the Subordinated Obligations (as defined below) (the “Subsidiary Notes Guarantee”), pursuant to Section 6.06(n) of the Credit Agreement, the Obligors and each Trustee are required to execute and deliver to the Agent counterparts of this Agreement (or in the case of an Additional Trustee, a duly executed joinder hereto in accordance with Section 8).

Accordingly, the Agent, on behalf of itself, the Lenders and Issuing Banks and any other holder of Obligations (the “Senior Parties”), the Obligors and each Trustee, on behalf of itself, the holders of the applicable Notes and any other holder of Subordinated Obligations (together with their respective successors and assigns, collectively, the “Subordinated Parties”), hereby agree as follows:

SECTION 1. Subordination.

(a)            Each Trustee on behalf of itself and the other Subordinated Parties hereby agrees that the Subordinated Obligations shall be subordinate and junior in right of payment to the (i) Obligations of each Specified Subsidiary Guarantor (whether now existing or from time to time after the date hereof incurred, assumed, created or arising) and (ii) Permitted Guaranteed Bilateral Letter of Credit Facilities with a Lender or an affiliate thereof (whether now existing or from time to time after the date hereof incurred, assumed, created or arising), including the payment of principal, premium (if any), interest (including, without limitation, interest accruing on or after the filing of any Insolvency Proceeding, whether or not a claim for post-filing interest is allowed or allowable in any such Insolvency Proceeding), fees, charges, expenses, indemnities, reimbursement obligations and all other amounts payable thereunder or in respect thereof, in each case whether or not any of the foregoing is allowed or allowable as a claim in any Insolvency Proceeding (collectively, the “Senior Obligations”). For purposes hereof, “Subordinated Obligations” means all obligations of the Specified Subsidiary Guarantors to the Subordinated Parties (whether now existing or from time to time after the date hereof incurred, assumed, created or arising) under each Indenture, including each Subsidiary Notes Guarantee, including, in each case to the extent constituting obligations thereunder, the payment of principal, premium (if any), interest (including, without limitation, interest accruing on or after the filing of any Insolvency Proceeding pursuant to the terms of the Indenture, whether or not a claim for post-filing interest is allowed or allowable in any such Insolvency Proceeding), fees, charges, expenses, indemnities, reimbursement obligations and all other amounts payable thereunder or in respect thereof, in each case whether or not any of the foregoing is allowed or allowable as a claim in any Insolvency Proceeding. For purposes hereof, “Discharge of the Senior Obligations” shall mean that the Senior Obligations have been indefeasibly paid in full in cash and all commitments of the Senior Parties under the Loan Documents have been terminated (other than any inchoate obligations for which no claim has been asserted).

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(b)            The Obligors, each Trustee and the other Subordinated Parties agree that no payment (whether directly, by purchase, redemption or exercise of any right of setoff or otherwise) in respect of the Subordinated Obligations, whether as principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of any Specified Subsidiary Guarantor or received, accepted or demanded from or on behalf of any Specified Subsidiary Guarantor, directly or indirectly, by or on behalf of any Subordinated Party (other than a payment or distribution in the form of debt or equity securities that are subordinated to the Senior Obligations at least to the same extent as the Subordinated Obligations (“Permitted Junior Securities”)), until Discharge of the Senior Obligations. In the event that any payment by, or on behalf of, or distribution of the assets or other property of, or any equity securities or debt securities issued by, any Specified Subsidiary Guarantor of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise (other than a payment or distribution in the form of Permitted Junior Securities), including without limitation, in connection with a plan of reorganization or other Insolvency Proceeding with respect to such Specified Subsidiary Guarantor, shall be received by or on behalf of any Subordinated Party or any Affiliate thereof at a time when such payment or distribution is prohibited by this Agreement, such payment or distribution shall be held by any Subordinated Party or its Affiliate in trust (segregated from other property of any Subordinated Party or its Affiliate) for the benefit of, and shall forthwith be paid over to, the Agent, for the benefit of the Senior Parties, until the Discharge of the Senior Obligations. For the avoidance of doubt, the foregoing does not limit the ability of Holdings to make payments of principal, premium (if any), interest, fees, charges, expenses, indemnities, reimbursement obligations and other amounts payable in respect of the Subordinated Obligations.

(c)            The provisions of this Agreement shall continue in full force and effect notwithstanding the occurrence of an Insolvency Proceeding (as defined below) against any Obligor or any of its properties or assets until the Discharge of the Senior Obligations. Upon any distribution of the assets of a Specified Subsidiary Guarantor or upon any dissolution, winding up, liquidation or reorganization of such Specified Subsidiary Guarantor, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such Specified Subsidiary Guarantor, or otherwise (any of the foregoing, an “Insolvency Proceeding”):

(i)             the Senior Parties shall first be entitled to Discharge of the Senior Obligations before the Subordinated Parties shall be entitled to receive any payment or distribution on account of the Subordinated Obligations, whether of principal, interest or otherwise; and

(ii)            any payment by, or on behalf of, or distribution of the assets of, or any debt or equity securities issued by, such Specified Subsidiary Guarantor of any kind or character, whether in cash, securities or other property, to which any Subordinated Party would be entitled except for the provisions of this Section 1 shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Agent, for the benefit of the Senior Parties, until Discharge of the Senior Obligations.

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In addition, each Trustee, agrees that in connection with any Insolvency Proceeding (i) the Agent, on behalf of the Senior Parties, is irrevocably authorized and empowered (in its own name or in the name of the Subordinated Parties or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim and take such other action as the Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interest of the Senior Parties and (ii) each Subordinated Party shall duly and promptly take such action as the Agent, on behalf of the Senior Parties, may request to (A) collect amounts in respect of the applicable Subordinated Obligations for the account of the Senior Parties and to file appropriate claims or proofs of claim in respect of such Subordinated Obligations, (B) execute and deliver to the Agent such irrevocable powers of attorney, assignments or other instruments as the Agent, on behalf of the Senior Parties, may request in order to enable the Agent to enforce any and all claims with respect to the Subordinated Obligations and (C) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the applicable Subordinated Obligations. A copy of this Agreement may be filed with any court as evidence of the Senior Parties’ right, power and authority hereunder.

(d)           The Obligors and each Subordinated Party agree that, prior to the Discharge of the Senior Obligations, no Subordinated Party may take any Enforcement Action against any Specified Subsidiary Guarantor without the prior written consent of the Agent (acting upon the direction of the Required Lenders), unless:

(i)             the occurrence of, with respect to such Specified Subsidiary Guarantor, an Insolvency Proceeding;

(ii)            the holders of Senior Obligations have taken any Enforcement Action in relation to such Specified Subsidiary Guarantor; or

(iii)           an event of default has occurred under the applicable Indenture in respect of the applicable Subordinated Obligations (a “Subordinated Debt Default”); and

 (A)            the applicable Subordinated Parties have provided notice of the Subordinated Debt Default to the Senior Parties in accordance with Section 11 hereof;

 (B)             a period of not less than (i) 90 days (in the case of a payment default) or (ii) or 179 days (in the case of a non-payment default) has passed from the date the Agent and the Senior Parties were first notified of the Subordinated Debt Default (a “Standstill Period”); and

 (C)             at the end of the Standstill Period, the Subordinated Debt Default is continuing and has not been cured or waived.

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For the purposes hereof, “Enforcement Action” means, in relation to or with respect to any Specified Subsidiary Guarantor, any action (whether taken by the relevant creditor or creditors or an agent or trustee on its or their behalf) to: (i) demand payment, declare prematurely due and payable or otherwise seek to accelerate payment of all or any part of the Subordinated Obligations, (ii) recover all or any part of the Subordinated Obligations (including, by exercising any rights of set-off or combination of accounts), (iii) exercise or enforce any rights under or pursuant to the Subsidiary Notes Guarantee, (iv) commence legal proceedings against such Specified Subsidiary Guarantor or (v) commence, or take any other steps which could lead to the commencement of, an Insolvency Proceeding concerning such Specified Subsidiary Guarantor. Notwithstanding the foregoing, no Subordinated Party may in any Insolvency Proceeding concerning any Specified Subsidiary Guarantor: (i) oppose any sale of assets (including bidding procedures relating thereto) with respect to such Specified Subsidiary Guarantor; (ii) propose any debtor in possession financing or oppose any debtor in possession financing or use of cash collateral with respect to such Specified Subsidiary Guarantor, in each case without the consent of the Agent, acting on behalf of the Senior Parties; (iii) seek appointment of a trustee or examiner with respect to such Specified Subsidiary Guarantor; or (iv) propose, sponsor, vote in favor of, or otherwise support any plan of reorganization or liquidation with respect to such Specified Subsidiary Guarantor unless such plan (a) provides for Discharge of the Senior Obligations on or before the effective date of such plan or (b) the Agent, on behalf of the Senior Parties has provided its prior written consent with respect to such plan.

(e)            Each Trustee and the other Subordinated Parties waive all rights of subrogation they may have with respect to any Specified Subsidiary Guarantor under the Subordinated Guaranty until the Discharge of the Senior Obligations, and, as between and among such Specified Subsidiary Guarantor, its creditors (other than the Senior Parties) and the Subordinated Parties, no such payment or distribution made to the Senior Parties by virtue of this Agreement that otherwise would have been made to the Subordinated Parties shall be deemed to be a payment by such Specified Subsidiary Guarantor on account of the Subordinated Obligations, it being understood that the provisions of this paragraph (e) are intended solely for the purpose of defining the relative rights of the Subordinated Parties and the Senior Parties.

(f)             Each Subordinated Party and Specified Subsidiary Guarantor agrees that each Indenture and all other instruments (including the Notes) or records (other than book entry records) now or hereafter creating or evidencing the Subordinated Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, shall contain the following language:

“Notwithstanding anything contained herein to the contrary, none of the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable by any [Specified Subsidiary Guarantor], except to the extent permitted under the Subordination Agreement dated as of [DATE], among Nabors Industries, Inc., a Delaware corporation, Nabors Industries Ltd., a Bermuda exempted company, the [Specified Subsidiary Guarantors], the Trustee, and Citibank, N.A, as administrative agent under the 2024 Revolving Credit Facility1, which is attached as Exhibit [●] to the Indenture, which Subordination Agreement is incorporated herein with the same effect as if fully set forth herein”; or shall otherwise refer to and be subject in all respects to the terms of this Agreement in a manner acceptable to the Agent.

(g)           For the avoidance of doubt, nothing in this Agreement shall affect the rights of payment relative among the Initial Notes and any Additional Notes which shall rank of equal priority in payment as to each other, unless otherwise expressly agreed by the applicable holders thereof.

1 Term to be updated to reference the appropriate defined term in future Indentures and instruments.

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SECTION 2. Waivers and Consents.

(a)            Each Trustee and the other Subordinated Parties waive the right to compel that any assets or property of any Specified Subsidiary Guarantor be applied in any particular order to discharge the Senior Obligations. Each Trustee and the other Subordinated Parties expressly waive the right to require the Senior Parties to proceed against any Specified Subsidiary Guarantor, or to pursue any other remedy in any Senior Party’s power which the Subordinated Parties cannot pursue and which would lighten the Subordinated Parties’ burden, notwithstanding that the failure of any Senior Party to do so may thereby prejudice each Subordinated Party. Each Trustee and the other Subordinated Parties agree that they shall not be discharged, exonerated or have their respective obligations hereunder to the Senior Parties reduced by any Senior Party’s delay in proceeding against or enforcing any remedy against any Specified Subsidiary Guarantor; by any Senior Party releasing any Specified Subsidiary Guarantor from all or any part of the Senior Obligations; or by the discharge of any Specified Subsidiary Guarantor by operation of law or otherwise, with or without the intervention or omission of a Senior Party. Any Senior Party’s vote to accept or reject any plan of reorganization relating to any Specified Subsidiary Guarantor, or any Senior Party’s receipt on account of the Senior Obligations other than Discharge of Senior Obligations, shall not discharge, exonerate, or reduce the obligations of any Subordinated Party hereunder to the Senior Parties.

(b)            Each Trustee and the other Subordinated Parties waive all rights and defenses arising out of an election of remedies by the Senior Parties, even though that election of remedies, including any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of each Subordinated Party’s rights of subrogation, reimbursement or contribution against any Specified Subsidiary Guarantor. Each Subordinated Party expressly waives any rights or defenses it may have by reason of protection afforded to any Specified Subsidiary Guarantor with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of real property or personal property securing the Senior Obligations.

(c)            Each Trustee and the other Subordinated Parties agree that, without the necessity of any reservation of rights against any of them, and without notice to or further assent by any of them, any demand for payment of any Senior Obligations made by a Senior Party may be rescinded in whole or in part by any Senior Party, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of any Specified Subsidiary Guarantor or any other guarantor or any other party upon or for any part thereof or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Parties, in each case without notice to or further assent by any Subordinated Party (to the extent contemplated by the Indenture), which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

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(d)           Each Trustee and the other Subordinated Parties waive any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Parties upon this Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of the Specified Subsidiary Guarantors in respect of the Subordinated Obligations in reliance upon this Agreement, and all dealings between the Specified Subsidiary Guarantors and the Senior Parties shall be deemed to have been consummated in reliance upon this Agreement. Each Subordinated Party acknowledges and agrees that the Senior Parties have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. Each Subordinated Party waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

SECTION 3. Senior Obligations Unconditional. All rights and interests of the Senior Parties hereunder, and all agreements and obligations of each Subordinated Party and each Specified Subsidiary Guarantor hereunder, shall remain in full force and effect irrespective of:

(a)	any lack of validity or enforceability of any of the Loan Documents;

(b)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, any of the Loan Documents; or

(c)            any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Specified Subsidiary Guarantor in respect of the Senior Obligations, or of each Subordinated Party or any Specified Subsidiary Guarantor in respect of this Agreement.

SECTION 4. Representations and Warranties. Each Trustee represents and warrants to the Agent, for the benefit of the Senior Parties, that:

(a)            It has the power and authority to execute and deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

(b)            This Agreement has been duly executed and delivered by such Trustee and constitutes a legal, valid and binding obligation of each Subordinated Party, enforceable against each in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)            No consent or authorization of filing with, or other act by or in respect of, any Governmental Authority, is required in connection with the execution, delivery or performance of this Agreement.

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SECTION 5. Waiver of Claims.

(a)            To the maximum extent permitted by law, each Subordinated Party waives any claim it might have against the Senior Parties with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Senior Parties or their directors, officers, employees, agents or Affiliates with respect to any exercise of rights or remedies under Credit Agreement or the other Loan Documents. Neither the Senior Parties nor any of their respective directors, officers, employees, agents or Affiliates shall be liable for failure to demand, collect or realize upon guarantee of the Senior Obligations by Specified Subsidiary Guarantors or for any delay in doing so.

(b)            Each Trustee and the other Subordinated Parties, each for itself and on behalf of its successors and assigns, respectively, hereby waive any and all now existing or hereafter arising rights it may have to require the Senior Parties to marshal assets for the benefit of each other Subordinated Party, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Senior Obligations. The Senior Parties are under no duty or obligation, and each Trustee and the other Subordinated Parties hereby waive any right it may have to compel the Senior Parties, to pursue any Obligor or other Person who may be liable for the Senior Obligations.

SECTION 6. Further Assurances. Each Subordinated Party and Specified Subsidiary Guarantor, at the expense of the Obligors and at any time from time to time, upon the written request of the Agent shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

SECTION 7. Future Guarantees. At any time after the date hereof, if any Person constituting a Specified RCF Guarantor provides a Subsidiary Notes Guarantee or otherwise becomes obligated to the Subordinated Parties in respect of the Subordinated Obligations, such Person shall, concurrent with the provision of such Subsidiary Notes Guarantee or otherwise incurring such obligations, execute and deliver a joinder to this Agreement in substantially the form attached as Exhibit A hereto. From and after delivery of such joinder, such Person shall be a “Specified Subsidiary Guarantor” for all purposes of this Agreement as if originally party hereto on the date hereof.

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SECTION 8. Future Subordinated Obligations. At any time after the date hereof, if any Person constituting a Specified Subsidiary Guarantor enters into or incurs any indebtedness under any Additional Indenture, the representative for the holders of the obligations under such Additional Indenture shall, concurrent with the incurrence of indebtedness under such Additional Indenture by any Specified Subsidiary Guarantor, execute and deliver a joinder to this Agreement in substantially the form attached as Exhibit B hereto. From and after delivery of such joinder, such representative shall be a “Trustee” for all purposes of this Agreement as if originally party hereto on the date hereof.

SECTION 9. Provisions Define Relative Rights . This Agreement is intended solely for the purpose of defining the relative rights of the Senior Parties on the one hand and the Subordinated Parties and the Specified Subsidiary Guarantors on the other, and no other Person shall have any right, benefit or other interest under this Agreement.

SECTION 10. Powers Coupled with an Interest. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until Discharge of the Senior Obligations.

SECTION 11. Notices. Any notice or communication shall be in writing and (i) delivered in person, (ii) mailed by first class mail or, (iii) subject to confirmation of receipt, delivered by facsimile or e-mail (followed by delivery by mail or in person), in each case, addressed as follows:

if to any Obligor:

Nabors Industries, Inc.

515 West Greens Road

Suite 1200

Houston, Texas 77067

Attention: General Counsel

Facsimile No.: 281-775-8431

if to the Agent:

Citibank, N.A.

1615 Brett Road, OPS 3

New Castle, DE 19720

Attention: Bank Loan Syndications Department

Fax Number: (646) 274-5080

E-Mail Address: GLAgentOfficeOps@citi.com

E-Mail Address: oploanswebadmin@citi.com

if to the Initial Trustee:

[            ]

[            ]

if to any Additional Trustee, as set forth in the applicable joinder agreement delivered pursuant to Section 8.

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Each Obligor, each Trustee or the Agent by notice to the others may designate additional or different addresses for subsequent notices or communications.

Notices given in person shall be deemed given upon receipt. Notices given by first-class mail shall be deemed given three (3) Business Days after mailing. Notices given by facsimile or e-mail shall be deemed given upon confirmation of receipt.

SECTION 12. Counterparts. This Agreement may be executed by one or more of the parties on any number of separate counterparts, each of which shall constitute an original, but all of which taken together shall be deemed to constitute but one instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 13. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 14. Integration. This Agreement represents the agreement of the Obligors, the Subordinated Parties and the Senior Parties with respect to the subject matter hereof and there are no promises or representations by the Obligors, the Subordinated Parties or the Senior Parties relative to the subject matter hereof not reflected herein.

SECTION 15. Amendments in Writing; No Waiver; Cumulative Remedies.

(a)            None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Trustee, the Obligors and the Agent.

(b)            No failure to exercise, nor any delay in exercising, on the part of the Senior Parties, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)            The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

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SECTION 16. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 17. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Obligors and the Subordinated Parties and shall inure to the benefit of the Senior Parties and their respective successors and assigns.

SECTION 18. Governing Law; Jurisdiction; Consent to Service of Process.

(a)            THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            EACH SUBORDINATED PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY SENIOR PARTY OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY SENIOR PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY SUBORDINATED PARTY, ANY SPECIFIED SUBSIDIARY GUARANTOR, THE BORROWER OR HOLDINGS OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(c)            EACH PARTY HERETO IRREVOCABLY  AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 18. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 19. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE INDENTURE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

SECTION 20. Termination; Survival. This Agreement and all of the covenants and other obligations of each of the parties hereto shall, except as otherwise expressly provided by the following sentence, terminate upon, and be of no further force or effect whatsoever after, the payment in full of all of the Senior Obligations. The agreements and obligations of each party hereto under Sections 18 and 19 hereof shall survive the termination of this Agreement and Discharge of the Senior Obligations.

SECTION 21. Subordination Agreement. This Agreement constitutes a “subordination agreement” within the meaning of such term as used in section 510(a) of Title 11 of the United States Code, as amended from time to time.

SECTION 22. Trustee. It is understood and agreed that the Trustee is entering into this Agreement solely in its capacity as trustee under the Initial Indenture and the provisions of Article VI thereunder shall also apply to the Trustee hereunder.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CITIBANK, N.A., as Agent

By:
Name:	Ivan Davey
Title:	Vice President

[_____________________]
as Trustee

By:
Name:
Title:

[Signature page to Subordination Agreement]

NABORS INDUSTRIES, INC., as Borrower

By:
Name:
Title:

NABORS INDUSTRIES LTD.,
as Holdings

By:
Name:
Title:

NABORS INTERNATIONAL MANAGEMENT LIMITED,
as a Specified Subsidiary Guarantor

By:
Name:
Title:

NABORS DRILLING TECHNOLOGIES USA, INC.
as a Specified Subsidiary Guarantor

By:
Name:
Title:

NABORS LUX 2, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 8-10, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 154034, as a Specified Subsidiary Guarantor

By:
Name:
Title:

[Signature page to Subordination Agreement]

CANRIG DRILLING TECHNOLOGY CANADA LTD.,
as a Specified Subsidiary Guarantor

By:
Name:
Title:

[____________________________________],
as a Specified Subsidiary Guarantor

By:
Name:
Title:

[Signature page to Subordination Agreement]

EXHIBIT A

[FORM OF ] JOINDER AGREEMENT –

ADDITIONAL SPECIFIED SUBSIDIARY GUARANTOR

This JOINDER AGREEMENT – ADDITIONAL SPECIFIED SUBSIDIARY GUARANTOR made by [_____________], a [____________]  (the   “Additional  Specified Subsidiary Guarantor”) is dated as of [_____], 20[_] (this “Guarantor Joinder”), and joins the Additional Specified Subsidiary Guarantor as a Specified Subsidiary Guarantor under the Subordination Agreement, dated as of [_], 2024 (as amended, amended and restated, supplemented and otherwise modified from time to time, the “Subordination Agreement”), among CITIBANK, N.A., in its capacity as administrative agent under the Credit Agreement (in such capacity, together with its successors and assigns in such capacity, the “Agent”), NABORS INDUSTRIES LTD., a Bermuda exempted company ( “Holdings”), NABORS INDUSTRIES, INC., a Delaware corporation (the “Borrower”), the other Specified Subsidiary Guarantors party thereto and Wilmington Trust, National Association, in its capacity as trustee under each of the Initial Indentures (the “Trustee”), for the benefit of the Holders.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Subordination Agreement.

B. This Guarantor Joinder is being executed in accordance with Section 7 of the Subordination Agreement, as a condition to the provision of a Subsidiary Notes Guarantee by the Additional Specified Subsidiary Guarantor pursuant to Section 6.06(n) of the Credit Agreement and pursuant to Section 7 of the Subordination Agreement.

Accordingly, the Additional Specified Subsidiary Guarantor agrees as follows:

SECTION 1. The Additional Specified Subsidiary Guarantor by its signature below becomes a Specified Subsidiary Guarantor under the Subordination Agreement with the same force and effect as if originally named therein as a Specified Subsidiary Guarantor and the Additional Specified Subsidiary Guarantor hereby agrees to all the terms and provisions of the Subordination Agreement applicable to it as a Specified Subsidiary Guarantor thereunder. The Subordination Agreement is hereby incorporated herein by reference.

SECTION 2. The Additional Specified Subsidiary Guarantor represents and warrants to Agent and Trustee that this Guarantor Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Guarantor Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guarantor Joinder shall become effective when Agent shall have received a counterpart of this Guarantor Joinder that bears the signature of the Additional Specified Subsidiary Guarantor and the Agent and the Trustee have executed a counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Guarantor Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 4. Except as expressly supplemented hereby, the Subordination Agreement shall remain in full force and effect.

SECTION 5. SECTIONS 17 THRU 20 OF THE SUBORDINATION AGREEMENT ARE HEREBY INCORPORATED HEREIN MUTATIS MUTANDIS.

SECTION 6. In case any one or more of the provisions contained in this Guarantor Joinder should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Subordination Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 11 of the Subordination Agreement.

SECTION 8. The Additional Specified Subsidiary Guarantor agrees that the Agent and Trustee shall be entitled to reimbursement of its expenses incurred hereunder and indemnity for its actions in connection herewith as provided in the Credit Agreement or Indenture as applicable.

[Signature pages to follow]

IN WITNESS WHEREOF, Additional Specified Subsidiary Guarantor has duly executed this Guarantor Joinder as of the day and year first above written.

[ADDITIONAL SPECIFIED SUBSIDIARY GUARANTOR]

By:
Name:
Title:

ACKNOWLEDGED BY:

CITIBANK N.A.,
as Agent,

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee,

By:
Name:
Title:

[Joinder to Subordination Agreement]

EXHIBIT B

[FORM OF ]JOINDER AGREEMENT – ADDITIONAL TRUSTEE

This JOINDER AGREEMENT –  ADDITIONAL  TRUSTEE made by [___________], in its capacity as trustee under the Additional Indenture (as defined below) (the “Additional Trustee”) is dated as of [____], 20[_]  (this  “Trustee  Joinder”), and joins  the Additional Trustee as a Trustee under the Subordination Agreement, dated as of [_], 2024 (as amended, amended and restated, supplemented and otherwise modified from time to time, the “Subordination Agreement”), among CITIBANK, N.A., in its capacity as administrative agent under the Credit Agreement (in such capacity, together with its successors and assigns in such capacity, the “Agent”), NABORS INDUSTRIES LTD., a Bermuda exempted company ( “Holdings”), NABORS INDUSTRIES, INC., a Delaware corporation (the “Borrower ”), the Specified Subsidiary Guarantors party thereto and Wilmington Trust, National Association, in its capacity as trustee under each of the Initial Indentures (as the initial trustee, the “Initial Trustee” and together with the Additional Trustee, each a “Trustee”), for the benefit of the holders of the obligations under the Initial Indentures.

A.	Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Subordination Agreement.

B.	Pursuant to the Indenture, dated as of [_______________________] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Additional Indenture”), by and among [_] and the Additional Trustee, one or more Specified Subsidiary Guarantors has incurred indebtedness in respect of the $[___________________________] aggregate principal amount of [ ]% [Senior] Notes due [ ].

C.	This Trustee Joinder is being executed by the Additional Trustee in accordance with Section 8 of the Subordination Agreement, as a condition to the incurrence of indebtedness under the Additional Indenture by such Specified Subsidiary Guarantors pursuant to Section 6.06(n) of the Credit Agreement.

Accordingly, the Additional Trustee agrees as follows:

SECTION 1. The Additional Trustee by its signature below becomes a Trustee under the Subordination Agreement with the same force and effect as if originally named therein as a Trustee and the Additional Trustee hereby agrees to all the terms and provisions of the Subordination Agreement applicable to it as a Trustee thereunder. The Subordination Agreement is hereby incorporated herein by reference.

SECTION 2. The Additional Trustee represents and warrants to Agent that this Trustee Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Trustee Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Trustee Joinder shall become effective when Agent shall have received a counterpart of this Trustee Joinder that bears the signature of the Additional Trustee and the Agent. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Trustee Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Joinder to Subordination Agreement]

SECTION 4. Except as expressly supplemented hereby, the Subordination Agreement shall remain in full force and effect.

SECTION 5. SECTIONS 17 THRU 20 OF THE SUBORDINATION AGREEMENT ARE HEREBY INCORPORATED HEREIN MUTATIS MUTANDIS.

SECTION 6. In case any one or more of the provisions contained in this Trustee Joinder should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Subordination Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 11 of the Subordination Agreement.

SECTION 8. The Additional Trustee agrees that the Agent shall be entitled to reimbursement of its expenses incurred hereunder and indemnity for its actions in connection herewith as provided in the Credit Agreement or Indenture as applicable.

[Signature pages to follow]

[Joinder to Subordination Agreement]

IN WITNESS WHEREOF, Additional Trustee has duly executed this TrusteeJoinder as of the day and year first above written.

[ADDITIONAL TRUSTEE]

By:
Name:
Title:

[Joinder to Subordination Agreement]

ACKNOWLEDGED BY:

CITIBANK N.A.,
as Agent,

By:
Name:
Title:

EXHIBIT B

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans and participations therein included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Nabors Industries, Inc.

4.	Administrative Agent:	Citibank, N.A., as the administrative agent for the Lenders under the Credit Agreement
5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of June 17, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Nabors Industries, Inc., a Delaware corporation, as Borrower (the “Borrower”), Nabors Industries Ltd., a Bermuda exempted company (“Holdings”), the other Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), and the other persons party thereto.

6.	Assigned Interest:

Aggregate
	Amount of		Percentage
	Commitment/	Amount of	Assigned of
	Loans for all	Commitment/	Commitment/
Facility Assigned	Lenders	Loans Assigned	Loans
Revolving Loans	$	$		%
Letters of Credit	$	$		%
Facility

Effective Date: ________________ ___, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

NABORS INDUSTRIES, INC.

By:
Name:
Title:

Exhibit B-25

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

CITIBANK, N.A.,
as Issuing Bank

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Issuing Bank

By:
Name:
Title:

Exhibit B-26

ANNEX 1 to Assignment and Assumption

NABORS INDUSTRIES, INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, Borrower, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2.         Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 4.01(d) or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date, or the Administrative Agent has exercised its sole discretion to elect to waive such processing and recordation fee and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.18 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the applicable Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the applicable Loan Documents are required to be performed by it as a Lender.

Exhibit B-27

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all such payments in respect of the Assigned Interest from and after the Effective Date to the Assignee.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

Exhibit B-28

EXHIBIT C

[FORM OF] BORROWING REQUEST

Citibank, N.A.,

as Administrative Agent for

the Lenders,

1 Penn’s Way, OPS 2

New Castle, DE 19702

Attention: Agency

Re: Nabors Industries, Inc.

_____________, 20[ ]

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of June 17, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Nabors Industries, Inc., a Delaware corporation, as Borrower (the “Borrower”), Nabors Industries Ltd., a Bermuda exempted company (“Holdings”), the other Guarantors from time to time party thereto, the Lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as Administrative Agent for the Lenders, and the other persons party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Loan under the Credit Agreement, and in that connection sets forth below the terms on which such Loan is requested to be made:

(A)	Loan	[Revolving Loan]

(B)	Principal amount of Loan

$

(C)	Date of Loan (which is a
	Business Day)	[______________], 20___

(D)	Type of Loan	[SOFR Loan] [ABR Loan]

(E)	If a SOFR Borrowing, Interest Period and the last day thereof

(F)	Funds are requested to be disbursed to [ ]

(G)	Availability Cap

the lesser of:

(i) (a) Revolving Commitments

____

and

(ii) (a) 10% of Consolidated Net
Tangible Assets

____

Minus

(b) Utilized CNTA Lien Amount

____

Availability Cap:

____

(H)	Collateral Rig Value

[Signature page to follow]

The undersigned hereby certifies on behalf of the Borrower that the conditions set forth in Sections 4.02(b) – (g) have been satisfied as of the date of this Borrowing Request.

Nabors Industries, Inc.

By:
Name:
Title: [Responsible Officer]

EXHIBIT D

[FORM OF] L/C ISSUANCE REQUEST

Citibank, N.A.,

as Administrative Agent for

the Lenders referred to below,

1 Penn’s Way, OPS 2

New Castle, DE 19702

[                                  ]1,

as Issuing Bank

[                                  ]

[                                  ]

Re: Nabors Industries, Inc.

_______________, 20[ ]

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of June 17, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Nabors Industries, Inc., a Delaware corporation, as Borrower (the “Borrower”), Nabors Industries Ltd., a Bermuda exempted company (“Holdings”), the other Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as Administrative Agent for the Lenders, and the other persons party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 2.22(b) of the Credit Agreement, Borrower hereby requests the issuance of a Letter of Credit under the Credit Agreement, and in that connection sets forth below the terms on which such Loan is requested to be made:

(A)	Principal amount of Letter of Credit	$ _______________________

(B)	Date of issuance (which is a Business Day)	[______], 20__

(C)	Expiration date	[______], 20__

(D)	Name and address of beneficiary:	[________________________]

(E)	Letters of Credit Maximum Amount:	[______________]

1           NTD: Address to applicable Issuing Bank.

The undersigned hereby certifies on behalf of the Borrower that the conditions set forth in Sections 4.02(b) – (g) have been satisfied as of the date of this Borrowing Request and in making such determination, the Letters of Credit Maximum Amount was calculated after giving effect to the Letter of Credit hereby contemplated.

[Nabors Industries, Inc.]

By:
Name:
	Title:	[Responsible Officer]

EXHIBIT E

[FORM OF] INTEREST ELECTION REQUEST

[Revolving Loan]

Citibank, N.A.,

as Administrative Agent for

the Lenders referred to below,

1615 Brett Road, OPS 3

New Castle, DE 19720

Attention: Agency

[Date]

Re: Nabors Industries, Inc.

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.09 of the Amended and Restated Credit Agreement dated as of June 17, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Nabors Industries, Inc., a Delaware corporation, as Borrower (the “Borrower”), Nabors Industries Ltd., a Bermuda exempted company (“Holdings”), the other Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as Administrative Agent for the Lenders, and the other persons party thereto.

Borrower hereby requests that on [                            ] (the “Interest Election Date”),

1.	$[ ] of the presently outstanding principal amount of the Loans originally made on [ ],

2.	and all presently being maintained as [ABR Loans] [SOFR Loans],

3.	be [converted into] [continued as],

4.	[SOFR Loans having an Interest Period of [one/three/six months]] [ABR Loans].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom:

Exhibit E-1

the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.09 of the Credit Agreement).2

[Signature Page Follows]

2 NTD: No requirement of “No Default” in the Credit Agreement.

Exhibit E-2

The Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

NABORS INDUSTRIES, INC.

By:
Name:
Title:

Exhibit E-3

EXHIBIT F

[FORM OF] REVOLVING NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, NABORS INDUSTRIES, INC., a Delaware corporation (“Borrower”), hereby promises to pay to                                  (the “Lender”) or its registered assigns on the Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                                DOLLARS ($                                ) and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. Borrower further agrees to pay interest in like money at such office specified in Section 2.17 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Credit Agreement.

The holder of this Note may attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.09 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of June 17, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Nabors Industries, Inc., a Delaware corporation, as Borrower (the “Borrower”), Nabors Industries Ltd., a Bermuda exempted company (“Holdings”), the other Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), and the other persons party thereto, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is guaranteed as provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of the nature and extent of the guarantee, the terms and conditions upon which the guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Exhibit F-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

Exhibit F-2

NABORS INDUSTRIES, INC.,
as Borrower

By:
Name:
Title:

Exhibit F-3

EXHIBIT G

[FORM OF] OFFICER’S CERTIFICATE

TO:      CITIBANK, N.A., as Administrative Agent

RE: Amended and Restated Credit Agreement dated as of June 17, 2024 among Nabors Industries, Inc., a Delaware corporation, as Borrower (the “Borrower”), Nabors Industries Ltd., a Bermuda exempted company (“Holdings”), the other Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), and the other persons party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

DATE: ________________, 20__

Pursuant to the terms of the Credit Agreement, we, the undersigned officers of Borrower and Holdings, respectively, hereby certify as follows (all capitalized terms used below shall have the meanings set forth in the Credit Agreement):

a.            Attached hereto as Schedule 1 are calculations demonstrating compliance by Holdings with the financial covenants contained in Section 5.02 of the Credit Agreement as of the fiscal [quarter] [year] ending _______________, ______ (the “Reference Period”).

b.            No Default or Event of Default exists under the Credit Agreement as of the last day of the Reference Period, except as indicated on a separate page attached hereto, which also sets forth an explanation of the action taken or proposed to be taken by Borrower with respect thereto.

c.            The documents required to be delivered by Section [5.01(a)][5.01(b)] for the Reference Period [have been made available to the Administrative Agent by ___________][are attached hereto].

d.            The quarterly/annual financial statements for the Reference Period, present fairly in all material respects the consolidated financial condition, results of operations and cash flows of Holdings and its Subsidiaries as of such dates and for such periods therein indicated, provided that any such quarterly financial statements are unaudited and are subject to audit and year-end adjustments and lack footnotes and other presentation items.

e.            Schedule 2 sets forth, for each Covered Asset, the Person that owns such Covered Asset and the net book value of such Covered Asset minus depreciation and amortization of such Covered Assets.

f.            Schedule 3 sets forth the Collateral Rig Value, as determined on the basis of the latest Appraisal Report delivered pursuant to Section 5.01(c) of the Credit Agreement.

g.            Schedule 4 sets forth the calculation of Consolidated Net Tangible Assets as of the end of the fiscal quarter which this Officer’s Certificate is being delivered in connection with.

NABORS INDUSTRIES, INC.

By:
Name:
Title:

NABORS INDUSTRIES LTD.

By:
Name:
Title:

Exhibit G-2

Schedule 1

to Officer’s Certificate

Compliance with Financial Covenants

Compliance with Section 5.02(a) – Interest Coverage Ratio

(a)	EBITDA for the latest four (4) consecutive fiscal quarters for which financial statements are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) of the Credit Agreement

(1)	Consolidated Net Income	$

plus, without duplication, to the extent (other than in the case of line (2)(L)(E) below) deducted in determining Consolidated Net Income

(2)	The sum of:

(A)	interest expense including, without limitation, (A) original issue discount, non-cash interest payments, the interest component of all payments associated with capitalized lease obligations, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, (B) the consolidated interest expense of such person and its subsidiaries that was capitalized during such period, and (C) any interest expense on Funded Indebtedness of another person that is guaranteed by such person or one of its subsidiaries or secured by a Lien on assets of such person or one of its subsidiaries, whether or not such guarantee or Lien is called upon	$

plus

(B)	net expense for Taxes measured by net income, profits or capital (or any similar measures), paid or accrued, including federal and state and local income Taxes, foreign income Taxes and franchise Taxes (whether or not deferred)	$

plus

(C)	depreciation, amortization (including amortization of intangibles and amortization and write-off of financing costs) and impairment charges (solely with respect to goodwill or other intangibles) and other non-cash charges or expenses, excluding any non-cash charge or expense that represents an accrual for a cash expense to be taken in a future period	$

plus

(D)	asset impairment charges (including with respect to fixed assets or goodwill or other intangible assets)	$

plus

(E)	(A) extraordinary losses (excluding extraordinary losses from discontinued operations), and (B) unusual or non-recurring non-cash losses or non-cash charges	$

plus

(F)	investment losses from financial asset investments (other than from investments in Consolidated Subsidiaries)	$

plus

(G)	any premiums paid in connection with redeeming or retiring any indebtedness prior to the stated maturity thereof	$

plus

(H)	any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards	$

plus

(I)	any non-cash FASB Accounting Standards Codification 815 loss related to hedging activities, to the extent deducted in computing Consolidated Net Income	$

plus

(J)	any unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP	$

plus

(K)	all transaction fees, charges and other amounts (including any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith) in connection with any acquisition, investment, disposition, issuance or repurchase of Capital Stock, or the incurrence, amendment or waiver of Indebtedness permitted hereunder, in each case, whether or not consummated, in each case to the extent paid within twenty-four (24) months of the closing or effectiveness of such event or the termination or abandonment of such transactions, as the case may be	$

plus

(L)	(A) any expenses associated with the discontinuation of a line of business, product line or operating unit; (B) any charges consisting of any severance or relocation charges incurred in connection with employment termination, internal restructuring or “right sizing” of Holdings and its Consolidated Subsidiaries; (C) other non-recurring internal restructuring charges; (D) other unusual and non-recurring cash expenses or charges; and (E) the amount of “run rate” cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies related to any Material Acquisition, any Material Disposition and/or any restructuring, cost saving initiative or other initiative projected by Holdings or its Consolidated Subsidiaries in good faith to be realized as a result of actions taken, committed to be taken or planned to be taken, in each case on or prior to the date that is 12 months after the end of the relevant period (which cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies shall be added to EBITDA until fully realized and calculated on a pro forma basis in accordance with Regulation S-X (with respect to Material Acquisitions and Material Dispositions) as though such cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (1) such cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies are reasonably identifiable and quantifiable and (2) no cost savings, operating expense reductions, other operating improvements, revenue enhancements or synergies shall be added pursuant to this line (2)(L) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements, revenue enhancements or synergies that are included in any other subclause of this line (2)(L) (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided that the aggregate amount added pursuant to this line (2)(L) for any period shall in no event exceed 20% of EBITDA for such period (calculated prior to any such add-backs pursuant to this line (2)(L)) and provided further that any add-back permitted under any Line of this section (2) (even if described in more than one add-back in this section (2)) other than this line (2)(L) shall not be subject to such 20% cap	$

plus

(M)	any losses from asset dispositions or retirements	$

less

(3)	the sum of the following, without duplication, to the extent included in determining Consolidated Net Income:

(A)	interest income	$

plus

(B)	net benefit for Taxes measured by net income, profits or capital (or any similar measures), paid or accrued, including federal and state and local income Taxes, foreign income Taxes and franchise Taxes (whether or not deferred)	$

plus

(C)	any extraordinary gains	$

plus

(D)	other unusual or non-recurring non-cash gains or non-cash income items that did not turn into cash during such period	$

plus

(E)	any cash expense made during such period which represents the reversal of any non-cash expense that was added in a prior period pursuant to line (2)(C) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, but only to the extent such expense was not added back to Consolidated Net Income in calculating EBITDA in a prior period	$

plus

(F)	investment income from financial asset investments (other than from investments in Consolidated Subsidiaries)	$

plus

(G)	any non-cash FASB Accounting Standards Codification 815 gains related to hedging activities, to the extent deducted in computing Consolidated Net Income	$

plus

(H)	any unrealized non-cash gains resulting from foreign currency balance sheet adjustments required by GAAP	$

plus

(I)	any non-cash cancellation of indebtedness income arising in connection with redeeming or retiring any indebtedness prior to its stated maturity	$

plus

(J)	any gains from asset dispositions	$

SUBTOTAL for (a):		$

divided by

(b)	Interest Expense for the latest four (4) consecutive fiscal quarters for which financial statements are required to have been delivered pursuant to Section 5.01(a) and Section 5.01(b) of the Credit Agreement in accordance with the definition of “Interest Expense” in the Credit Agreement:

$

SUBTOTAL for (b):	$

INTEREST COVERAGE RATIO

(line (a) divided by line (b)) =		[●]:1.00

Minimum ratio permitted for applicable period =		2.75:1.00

Compliance with Section 5.02(b) – Minimum Guarantor Value[3]

A.	Book value of property, plant and equipment owned by Holdings and its Subsidiaries	$

B.	Depreciation and amortization of such property, plant or equipment	$

C.	Book value of property, plant or equipment directly or indirectly owned by the Guarantors (other than Holdings) and any of their wholly owned Subsidiaries	$

D.	Minimum Guarantor Value (Line C over the sum of (i) Line A less (ii) Line B)	$

Requirement: Line D shall be greater than or equal to 90%, when expressed as a percentage, of Line A.

3 Not to include property, plant or equipment owned by SANAD.

Schedule 2

[attached]

Schedule 3

Schedule 4

Consolidated Net Tangible Assets

(i) total assets of Holdings and its Consolidated Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of Holdings and its Consolidated Subsidiaries is available minus

(ii) current liabilities of Holdings and its Consolidated Subsidiaries reflected on such balance sheet (excluding the current portion of any long-term debt)

minus

(iii) total goodwill and other intangible assets of Holdings and its Consolidated Subsidiaries reflected on such balance sheet

Consolidated Net Tangible Assets:

EXHIBIT H-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of June 17, 2024, among Nabors Industries, Inc., a Delaware corporation, as Borrower (the “Borrower”), Nabors Industries Ltd., a Bermuda exempted company (“Holdings”), the other Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), and the other persons party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Pursuant to the provisions of Section 2.18(e) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                                             , 20

Exhibit F-11

EXHIBIT H-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of June 17, 2024, among Nabors Industries, Inc., a Delaware corporation, as Borrower (the “Borrower”), Nabors Industries Ltd., a Bermuda exempted company (“Holdings”), the other Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), and the other persons party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Pursuant to the provisions of Section 2.18(e) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                                             , 20

Exhibit F-12

EXHIBIT H-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of June 17, 2024, among Nabors Industries, Inc., a Delaware corporation, as Borrower (the “Borrower”), Nabors Industries Ltd., a Bermuda exempted company (“Holdings”), the other Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), and the other persons party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Pursuant to the provisions of Section 2.18(e) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                                             , 20

Exhibit F-13

EXHIBIT H-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of June 17, 2024, among Nabors Industries, Inc., a Delaware corporation, as Borrower (the “Borrower”), Nabors Industries Ltd., a Bermuda exempted company (“Holdings”), the other Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as administrative agent for the Lenders (“Administrative Agent”), and the other persons party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Pursuant to the provisions of Section 2.18(e) of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W- 8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E or (b) an IRS Form W- 8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                                             , 20

Exhibit F-14

EXHIBIT I

[Form of]

JOINDER (GUARANTOR) TO CREDIT AGREEMENT

This JOINDER NO. [_] is made by [__________], a [_______________] (“Additional Guarantor”), in favor of Citibank N.A., as administrative agent for the Lenders (“Administrative Agent”), is dated as of [_______________], 20[_] (this “Joinder”), and joins Additional Guarantor as a Guarantor under the Amended and Restated Credit Agreement, dated as of June 17, 2024 (as amended, restated, amended and restated, supplemented, refinanced, renewed, replaced, extended or otherwise modified from time to time, the “Credit Agreement”) among Nabors Industries Inc., a Delaware corporation, as Borrower, Nabors Industries Ltd., a Bermuda exempted company, as Holdings, and the other Guarantors from time to time party thereto, Administrative Agent, each Person from time to time party thereto as a Lender or an Issuing Bank (collectively, referred to herein as the “Lenders” and, individually, a “Lender”).

A.	Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B.	The Guarantors of Obligations have entered into the Credit Agreement in order to, among other things, induce the Lenders to make extensions of credit to the Borrower. This Joinder is being executed in accordance with the terms of the Credit Agreement so that the Additional Guarantor may qualify as an Eligible Notes Guarantor, which requires that additional Persons become Guarantors by execution and delivery of Guarantor Joinder Documents.

Accordingly, Additional Guarantor agrees as follows:

SECTION 1. Additional Guarantor by its signature below becomes a Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor and Additional Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor thereunder (including, without limitation, Article VII), (b) guarantees all Guaranteed Obligations in accordance with Article VII of the Credit Agreement and (c) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects (or in all respects if otherwise already subject to a materiality qualifier) on and as of the date hereof (except for representations and warranties that expressly refer to an earlier date in which case they shall be true and correct in all material respects (or in all respects if otherwise already subject to a materiality qualifier) on and as of such earlier date). The Credit Agreement is hereby incorporated herein by reference.

SECTION 2. Additional Guarantor represents and warrants to Administrative Agent and the other Lenders that (a) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and (b) the Additional Guarantor will obtain benefits from the extensions of credit under the Credit Agreement.

SECTION 3. This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when Administrative Agent shall have received a counterpart of this Joinder that bears the signature of Additional Guarantor and Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Joinder by facsimile transmission or other electronic transmission (i.e., a “PDF” or “TIF”) shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Additional Guarantor hereby represents and warrants that set forth under its signature hereto is the true and correct legal name of Additional Guarantor, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. By acknowledging receipt of this Joinder, Administrative Agent confirms that it has received Guarantor Joinder Documents in form and substance reasonably satisfactory to the Administrative Agent.1

SECTION 6. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

SECTION 7. SECTIONS 10.10 AND 10.11 OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED HEREIN MUTATIS MUTANDIS.

SECTION 8. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9. All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Credit Agreement.

SECTION 10. Additional Guarantor agrees that Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder and indemnity for its actions in connection herewith as provided in Section 10.03 of the Credit Agreement.

[Signature pages to follow]

1[NTD: To include customary legal opinions (if reasonably requested by the Administrative Agent), secretary’s certificate, a certificate of good standing or status and any requested USA PATRIOT ACT or Beneficial Ownership requirements of the Lenders and the Administrative Agent.]

IN WITNESS WHEREOF, Additional Guarantor has duly executed this Joinder as of the day and year first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

Jurisdiction of Formation:

Address of Chief Executive Office:

[Joinder No. [_] to Credit Agreement – Joinder]

ACKNOWLEDGED BY:

CITIBANK N.A.,
as Administrative Agent,

By:
Name:
Title

EXHIBIT J

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

among

NABORS INDUSTRIES LTD.,

as Holdings

NABORS INDUSTRIES, INC.,

as Borrower

THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY

HERETO and

CITIBANK, N.A.,

as the Senior Representative,

and

[                        ],

as the Initial Junior Representative

dated as of [       ], 20[_]

JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [    ], 20[_] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among NABORS INDUSTRIES LTD., as Holdings (“Holdings”), NABORS INDUSTRIES, INC., as Borrower (the “Borrower”), the other Grantors (as defined herein) from time to time party hereto and CITIBANK, N.A., as administrative agent and collateral agent under the First Lien Credit Agreement (the “Senior Representative”), [  ], as administrative agent and collateral agent under the Junior Lien [           ] (in such capacity and together with its successors in such capacity, the “Initial Junior Representative”), and each additional Junior Representative that from time to time becomes a party hereto pursuant to Section 8.08.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Senior Representative (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Initial Junior Representative for itself and on behalf of the Initial Junior Priority Debt Parties and each additional Junior Representative (for itself and on behalf of the Junior Priority Debt Parties under the applicable Junior Priority Debt Facility) agree as follows:

Definitions

Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement (as defined below) or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” has the meaning assigned to such term in the definition of “First Lien Credit Agreement”.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means the Senior Collateral and the Junior Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Junior Priority Collateral Documents.

“Credit Agreement Loan Documents” means the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement.

1

“Debt Facility” means the Senior Facility and any Junior Priority Debt Facility.

“Designated Junior Representative” means (i) the Initial Junior Representative, until such time as the Junior Priority Debt Facility under the Junior Lien [  ] ceases to be the only Junior Priority Debt Facility under this Agreement and (ii) thereafter, the Junior Representative designated from time to time by the Junior Priority Instructing Group, in a notice to the Senior Representative and the Borrower hereunder, as the “Designated Junior Representative” for purposes hereof.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Junior Priority Debt Obligations thereunder, as the case may be, are no longer secured by any of the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of Senior Obligations” means the date on which the Discharge of Senior Obligations has occurred.

“Disposition” has the meaning assigned to such term in Section 5.01(a).

“First Lien Collateral Agent” has the meaning assigned to the term “Collateral Agent” in the First Lien Credit Agreement and shall include any successor administrative agent and collateral agent as provided in Article X of the First Lien Credit Agreement.

“First Lien Collateral Agreement” means the Security Agreement (as defined in the Credit Agreement), as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“First Lien Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 17, 2024, among Holdings, the Borrower, the Subsidiary Guarantors named therein, Citibank, N.A., as administrative agent (in such capacity, and together with successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent, the lenders party thereto from time to time and the other agents named therein, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“First Lien Credit Agreement Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Secured Parties” means the “Secured Parties” as defined in the First Lien Credit Agreement.

“Grantors” means Holdings, the Borrower, and each Subsidiary of Holdings which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

2

“Guarantors” has the meaning assigned to the term in the First Lien Credit Agreement which have guaranteed any of the Secured Obligations pursuant to the Senior Debt Documents or the Junior Priority Debt Documents.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Indebtedness” has the meaning assigned to the term in the First Lien Credit Agreement.

“Initial Junior Priority Debt Parties” means the holders of the obligations issued pursuant to Junior Lien [_____].

“Initial Junior Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent.

“Insolvency or Liquidation Proceeding” means:

(a) any case commenced by or against Holdings or any other Grantor under the Bankruptcy Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Holdings or any other Grantor, any receivership or assignment for the benefit of creditors relating to Holdings or any other Grantor or any similar case or proceeding relative to Holdings or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to Holdings or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, in each case to the extent not permitted under the Senior Debt Documents;

(c) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to Holdings or any other Grantor or any of its assets; or

(d) any other proceeding of any type or nature in which substantially all claims of creditors of Holdings or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Junior Lien [                  ]” means that certain [                ] dated as of [                 ] among [                   ].4

“Junior Priority Class Debt” has the meaning assigned to such term in Section 8.08.

4          Note: Describe Junior Lien Credit Agreement, Note Purchase Agreement or other primary debt document.

3

“Junior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.08.

“Junior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.08.

“Junior Priority Collateral” means any “Collateral” as defined in any Junior Priority Debt Document or any other assets of Holdings or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Junior Priority Collateral Document as security for any Junior Priority Debt Obligation.

“Junior Priority Collateral Documents” means the “Security Documents” as defined in the Junior Lien [        ] and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by Holdings or any Grantor for purposes of providing collateral security for any Junior Priority Debt Obligation.

“Junior Priority Debt” means any Indebtedness of the Borrower or any other Grantor guaranteed by the Guarantors, which Indebtedness and guarantees are secured by the Junior Priority Collateral on a basis junior to all of the Senior Obligations and the applicable Junior Priority Debt Documents which provide that such Indebtedness and guarantees are to be secured by such Junior Priority Collateral on a subordinate basis to the Senior Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Junior Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in Section 8.08 hereof. Junior Priority Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors issued in exchange therefor.

“Junior Priority Debt Documents” means the Junior Lien [_] and, with respect to any series, issue or class of Junior Priority Debt, the credit agreements, promissory notes, indentures, collateral documents or other operative agreements evidencing or governing such Indebtedness, including the Junior Priority Collateral Documents.

“Junior Priority Debt Facility” means each of the Junior Lien [____] and each indenture or other governing agreement with respect to any other Junior Priority Debt.

“Junior Priority Debt Obligations” means, with respect to any series, issue or class of Junior Priority Debt, (a) all principal of, and interest payable with respect to, such Junior Priority Debt, (b) all other amounts payable to the related Junior Priority Debt Parties under the related Junior Priority Debt Documents and (c) any renewals or extensions of the foregoing, including, without limitation, in each case, any interest, fees and other amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding.

“Junior Priority Debt Parties” means with respect to any series, issue or class of Junior Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Junior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Junior Priority Debt Documents.

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“Junior Priority Instructing Group” means the Junior Representatives with respect to Junior Priority Debt Facilities under which at least a majority of the then aggregate amount of Junior Priority Debt Obligations are outstanding.

“Junior Priority Lien” means the Liens on the Junior Priority Collateral in favor of Junior Priority Debt Parties under Junior Priority Collateral Documents.

“Junior Priority Standstill Period” has the meaning assigned to such term in Section 3.01(a).

“Junior Representative” means (i) in the case of the Junior Lien [ ], the Initial Junior Representative and (ii) in the case of any other Junior Priority Debt Facility and the Junior Priority Debt Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Junior Priority Debt Facility that is named as the representative in respect of such Junior Priority Debt Facility in the applicable Representatives Supplement together with its successors in such capacity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give a security interest therein and any filing of or agreement to give any financing statement under the New York UCC (or equivalent statutes of any jurisdiction).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.06(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation or disposition of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by the Senior Representative or any Senior Secured Party from a Junior Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Publishers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Recovery” has the meaning assigned to such term in Section 6.04.

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“Refinance” means, in respect of any indebtedness of a Restricted Subsidiary, any indebtedness (other than any Indebtedness incurred under the Credit Agreement) of a Restricted Subsidiary, issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund such indebtedness. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representative and the Junior Representatives.

“Representatives Supplement” means a supplement to this Agreement substantially in the form of Annex II or Annex III hereof required to be delivered by a Representative to the Senior Representative and Designated Junior Representative pursuant to Section 8.07 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Junior Priority Debt Parties under such Debt Facility.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Secured Obligations” means the Senior Obligations and the Junior Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Junior Priority Debt Parties.

“Senior Collateral” means any “Collateral” as defined in the First Lien Credit Agreement or any other Senior Debt Document or any other assets of Holdings or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for the Senior Obligations.

“Senior Collateral Documents” means the First Lien Collateral Agreement and the other “Security Documents” as defined in the First Lien Credit Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by Holdings or any other Grantor for purposes of providing collateral security for the Senior Obligation.

“Senior Debt Documents” means the Credit Agreement Loan Documents.

“Senior Facilities” means the First Lien Credit Agreement.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the First Lien Credit Agreement Obligations.

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“Senior Representative” means the First Lien Collateral Agent and any successor thereto.

“Senior Secured Parties” means the First Lien Credit Agreement Secured Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations (or the Senior Representative) and the holders of Junior Priority Debt Obligations under at least one Junior Priority Debt Facility (or their Representatives) hold a security interest or Lien at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral does not constitute Junior Priority Collateral under one or more Junior Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Junior Priority Debt Facilities for which it constitutes Junior Priority Collateral and shall not constitute Shared Collateral for any Junior Priority Debt Facility which does not have a security interest or Lien in such Collateral at such time.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

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Priorities and Agreements with Respect to Shared Collateral

Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior Representative or any Junior Priority Debt Parties on the Shared Collateral or of any Liens granted to the Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Junior Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure the Senior Obligations now or hereafter held by or on behalf of the Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Junior Priority Debt Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Junior Priority Debt Obligations now or hereafter held by or on behalf of any Junior Representative, any Junior Priority Debt Parties or any Junior Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure the Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure the Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing or purporting to secure any Junior Priority Debt Obligations for all purposes, whether or not such Liens securing or purporting to secure the Senior Obligations are subordinated to any Lien securing any other obligation of Holdings, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

No Payment Subordination; Nature of Senior Lender Claims.

Except as otherwise set forth herein, the subordination of Liens securing Junior Priority Debt Obligations to Liens securing Senior Obligations set forth in Section 2.01 affects only the relative priority of those Liens and all Proceeds thereof and does not subordinate the Junior Priority Debt Obligations in right of payment to the Senior Obligations; provided, for the avoidance of doubt, that all payments in respect of Shared Collateral and all Proceeds thereof shall be subject to Section 4.01. Except as otherwise set forth herein, nothing in this Agreement will affect the entitlement of the Junior Priority Debt Parties to receive and retain required payments of interest, principal, and other amounts in respect of Junior Priority Debt Obligations unless the receipt is expressly prohibited by, or results from the Junior Priority Debt Parties’ breach of, this Agreement.

Each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that (i) the Senior Obligations are revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (ii) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (iii) subject to the provisions of Section 5.03(a) of this Agreement, the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Junior Representatives or the Junior Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Junior Priority Debt Obligations, or any portion thereof. As between Holdings and the other Grantors and the Junior Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of Holdings and the Grantors contained in any Junior Priority Debt Document with respect to the incurrence of additional Senior Obligations.

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Prohibition on Contesting Liens. Each of the Junior Representatives, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing, or the allowability of any claims asserted with respect to, the Senior Obligations held (or purported to be held) by or on behalf of the Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral. The Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing, or the allowability of any claims asserted with respect to, any Junior Priority Debt Obligations held (or purported to be held) by or on behalf of any Junior Representative or any of the Junior Priority Debt Parties in the Junior Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of the Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

No New Liens. Subject to the terms hereof, the parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, none of the Grantors shall (a) grant or permit any additional Liens on any asset or property of any Grantor to secure any Junior Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations or (b) grant or permit any additional Liens on any asset or property of any Grantor to secure the Senior Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Junior Priority Debt Obligations. If any Junior Representative or any Junior Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Junior Priority Debt Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Junior Representative or Junior Priority Debt Party (i) shall notify the Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to the Senior Representative as security for the Senior Obligations, shall assign such Lien to the Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to the Senior Representative, shall be deemed to hold and have held such Lien for the benefit of the Senior Representative and the other Senior Secured Parties as security for the Senior Obligations. The parties hereto further agree that so long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Grantors, if any Junior Priority Debt Party shall acquire or hold any Lien on any assets of any Grantor securing any Junior Priority Debt Obligation which assets are not also subject to the first priority Lien of the Senior Secured Parties under the Senior Debt Documents, then, without limiting any other rights and remedies available to the Senior Representative or the other Senior Secured Parties, the Junior Representative, on behalf of itself and the Junior Priority Debt Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens so granted shall be subject to Section 4.02.

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Perfection of Liens. Except for the limited agreements of the Senior Representative pursuant to Section 5.06 hereof, none of the Senior Representative or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Representatives or the Junior Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Junior Priority Debt Parties and shall not impose on the Senior Representative, the Senior Secured Parties, the Junior Representatives, the Junior Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Junior Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Senior Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Senior Representative pursuant to Section 2.10(b), 2.21(d), 2.21(f)(ii), 2.21(g) or 2.22(h)(i) of the First Lien Credit Agreement (or any equivalent successor provision) shall be applied as specified in the First Lien Credit Agreement and will not constitute Shared Collateral.

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Enforcement

Exercise of Remedies.

So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Holdings or any other Grantor, (i) neither any Junior Representative nor any Junior Priority Debt Party will (w) institute (or direct or support any other Person in instituting) any Insolvency or Liquidation Proceeding against Holdings or any other Grantor, (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Junior Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by the Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by the Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter, if applicable, or similar agreement or arrangement to which the Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise expressly provided for herein, the Senior Representative and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff, recoupment, and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral, and to determine and direct the time, method and place for exercising any such rights, enforcing any such remedies or conducting any proceeding with respect to any such exercise or enforcement with respect to the Shared Collateral without any consultation with or the consent of any Junior Representative or any Junior Priority Debt Party; provided, however, that any Junior Representative or any Junior Priority Debt Party may exercise any or all such rights after the passage of a period of 180 days from the date of delivery of a notice in writing to the Senior Representative of such Junior Representative’s or Junior Priority Debt Party’s intention to exercise its right to take such actions which notice shall specify that an “Event of Default” as defined in the applicable Junior Priority Debt Documents has occurred and as a result of such “Event of Default”, the principal and interest under such Junior Priority Debt Documents have become due and payable in full (whether as a result of acceleration or otherwise) (the “Junior Priority Standstill Period”) unless a Senior Representative has commenced and is diligently pursuing remedies with respect to all or a material part of the Shared Collateral (or such exercise of remedies is stayed by applicable Insolvency or Liquidation Proceedings); provided, further, that (A) in any Insolvency or Liquidation Proceeding commenced by or against Holdings or any other Grantor, any Junior Representative may file a claim, proof of claim, or statement of interest with respect to the Junior Priority Debt Obligations under its Junior Priority Debt Facility, (B) any Junior Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representative or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Junior Representative and the Junior Priority Debt Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.05, (D) any Junior Representative may exercise the rights and remedies provided for in Section 6.03, (E) any Junior Representative and any Junior Priority Debt Party may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any Person objecting to or otherwise seeking the disallowance that is not permitted by this Agreement of the claims or Liens of any Junior Priority Debt Party, including any claims secured by the Shared Collateral, (F) subject to Section 6.05(b), any Junior Representative and any Junior Priority Debt Party may vote on any plan of reorganization or similar dispositive restructuring plan that is consistent with this Agreement, (G) any Junior Representative and any Junior Priority Debt Party may join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Shared Collateral initiated by the Senior Representative or any other Senior Secured Party to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the exercise of remedies by the Senior Representative or such other Senior Secured Party (it being understood that neither Designated Junior Representative nor any other Junior Priority Debt Party shall be entitled to receive any Proceeds thereof unless otherwise expressly permitted herein), and (H) any Junior Representative and any Junior Priority Debt Party may exercise any remedies after the termination of the Junior Priority Standstill Period if and to the extent specifically permitted by this Section 3.01(a). Any recovery by any Junior Priority Debt Party pursuant to the preceding clause (H) shall be subject to the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representative and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

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So long as the Discharge of Senior Obligations has not occurred, each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Shared Collateral in respect of Junior Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in Section 3.01(a), the sole right of the Junior Representatives and the Junior Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Junior Priority Debt Obligations pursuant to the Junior Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

Subject to Section 3.01(a), (i) each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that neither such Junior Representative nor any such Junior Priority Debt Party will take any action that, notwithstanding the expiration of the Junior Priority Standstill Period, would hinder or delay any exercise of remedies undertaken by the Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives any and all rights it or any such Junior Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representative or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of the Senior Representative or any other Senior Secured Party is adverse to the interests of the Junior Priority Debt Parties.

Each Junior Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representative or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

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Until the Discharge of Senior Obligations, the Senior Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto; provided, however, that the Junior Representative and the Junior Priority Debt Parties may exercise any of their rights or remedies with respect to the Shared Collateral to the extent permitted by the provisos in clause (ii) of Section 3.01(a). Following the Discharge of Senior Obligations, the Designated Junior Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Junior Representative (or any Person authorized by it) shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Junior Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Junior Representatives, or for the taking of any other action authorized by the Junior Priority Collateral Documents; provided, that nothing in this Section shall impair the ability of the Junior Representative and the Junior Priority Debt Parties to exercise any of their rights or remedies with respect to the Shared Collateral to the extent permitted by Section 3.01(a); provided, further that nothing in this Section shall impair the right of any Junior Representative or other agent or trustee acting on behalf of the Junior Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Junior Priority Debt Parties or the Junior Priority Debt Obligations.

Cooperation. Subject to Section 3.01(a), each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representative upon the request of the Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Junior Priority Debt Documents or otherwise in respect of the Junior Priority Debt Obligations.

Actions upon Breach. Should any Junior Representative or any Junior Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, the Senior Representative or other Senior Secured Party (in its or their own name or in the name of Holdings or any other Grantor) may obtain relief against such Junior Representative or such Junior Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Junior Representatives or any Junior Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that Holdings, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the Senior Representative or any other Senior Secured Party.

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Payments

Application of Proceeds.

After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied: (a) first, by the Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred (together with, in the case of repayment of any revolving credit or similar loans, a permanent reduction in the commitments thereunder), (b) second, shall be applied by the Designated Junior Representative to the Junior Priority Debt Obligations in such order and as specified in the relevant Junior Priority Debt Documents (subject to the terms of any other applicable intercreditor agreements entered into among the Junior Priority Debt Parties and that is contemplated by this Agreement) until Discharge of Junior Priority Debt Obligations, and (c) third, to the relevant Grantor or, to the extent directed by such Grantor or a court of competent jurisdiction, to whomever may be lawfully entitled to receive the then remaining amount to be distributed. Upon the Discharge of Senior Obligations, the Senior Representative shall deliver promptly to the Designated Junior Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Junior Representative to the Junior Priority Debt Obligations in such order as specified in the relevant Junior Priority Debt Documents.

In exercising remedies, whether as a secured creditor or otherwise, no Senior Representative shall have any obligation or liability to the Designated Junior Priority Representative or to any other Junior Priority Debt Party, and no Junior Priority Representative shall have any obligation or liability to the Senior Representative or to any other Senior Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, except solely for an action or omission that breaches the express obligations undertaken by such Person under the terms of this Agreement.

Payments Over. Prior to the Discharge of Senior Obligations, any Shared Collateral or Proceeds thereof received by any Junior Representative or any Junior Priority Debt Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Shared Collateral, (except as otherwise set forth in Article VI) in any Insolvency or Liquidation Proceeding, or in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Senior Representative is hereby authorized to make any such endorsements as agent for each of the Junior Representatives or any such Junior Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

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Other Agreements

Releases.

Subject to the penultimate sentence of this Section 5.01(a), each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of Holdings) (a “Disposition”), the Liens granted to the Junior Representatives and the Junior Priority Debt Parties upon such Shared Collateral to secure Junior Priority Debt Obligations shall terminate or shall be released, automatically and without any further action, concurrently with the termination or release of all Liens granted upon such Shared Collateral to secure Senior Obligations, provided that the parties’ respective Liens shall attach to the net proceeds of such Disposition with the same Lien priorities as provided in this Agreement to the extent such proceeds are not otherwise utilized to permanently reduce the Senior Obligations. Upon delivery to a Junior Representative of an Officer’s Certificate stating that any such termination or release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination or release of the Liens granted to the Junior Priority Debt Parties and the Junior Representatives) and any necessary or proper instruments of termination or release prepared by Holdings, any other Grantor, such Junior Representative will promptly execute, deliver or acknowledge, at Holdings’ or the other Grantor’s sole cost and expense, such instruments to evidence such termination or release of the Liens; provided, however that such Officer’s Certificate shall not be required for any termination or release in connection with the exercise of remedies following an event of default. Nothing in this Section 5.01(a) will be deemed to (x) affect any agreement of a Junior Representative, for itself and on behalf of the Junior Priority Debt Parties under its Junior Priority Debt Facility, to release the Liens on the Junior Priority Collateral as set forth in the relevant Junior Priority Debt Documents or (y) except in the case of a Disposition in connection with the exercise of secured creditors’ rights and remedies, require the release of Liens granted upon such Shared Collateral to secure Junior Priority Debt Obligations if such Disposition is not permitted under the terms of the Junior Priority Debt Documents. If in connection with any enforcement action or other exercise of rights and remedies by the Senior Representative, in each case, prior to a Discharge of Senior Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and such Senior Representative releases its Lien on the property or assets of such Person, then the liens of each Junior Representative and Junior Priority Debt Parties will be released to the same extent as the Liens of such Senior Representative and Senior Secured Parties are released.

Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby irrevocably constitutes and appoints the Senior Representative and any officer or agent of the Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Representative or such Junior Priority Debt Party or in the Senior Representative’s own name, from time to time in the Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

Unless and until the Discharge of Senior Obligations has occurred, each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of Proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Junior Representatives or the Junior Priority Debt Parties to receive proceeds in connection with the Junior Priority Debt Obligations not otherwise in contravention of this Agreement.

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Subject to Sections 5.06(a) and 5.06(f), notwithstanding anything to the contrary in any Junior Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Junior Priority Collateral Document each require any Grantor to (i) make any payment in respect of any item of Shared Collateral to, (ii) deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, the Senior Representative or Senior Secured Party and any Junior Representative or Junior Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Junior Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Senior Representative.

Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor other persons, in addition to the Junior Representative, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be applied (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Junior Representative for the benefit of the Junior Priority Debt Parties pursuant to the terms of the applicable Junior Priority Debt Documents and (iii) third, if no Junior Priority Debt Obligations or Senior Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Junior Representative or any Junior Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Senior Representative in accordance with the terms of Section 4.02.

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Matters Relating to Loan Documents.

The Senior Debt Documents and the terms thereof may be amended, restated, supplemented, waived or otherwise modified (including in connection with the incurrence of any incremental facilities) in accordance with their terms, and the Indebtedness under the Senior Debt Documents may be Refinanced, in each case, without the consent of any Junior Priority Debt Parties; provided, however, that, without the consent of the Designated Junior Representative, no such amendment, restatement, supplement, modification, waiver or Refinancing (or successive amendments, restatements, supplements, modifications, waivers or Refinancings) shall contravene any provision of this Agreement.

Without the prior written consent of the Senior Representative, no Junior Priority Debt Document may be amended, restated, supplemented or otherwise modified, or entered into, to the extent such amendment, restatement, supplement or modification, or the terms of such new Junior Priority Debt Document, would (i) contravene the provisions of this Agreement or (ii) unless expressly permitted by the terms of each then extant Senior Debt Document, change any scheduled (other than mandatory prepayments) dates for payment of principal on Indebtedness under the Junior Priority Debt Documents to a date on or prior to the Maturity Date (as defined in the First Lien Credit Agreement as in effect on the date hereof).

Amendments to Junior Priority Collateral Documents.

No Junior Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that each Junior Priority Collateral Document under its Junior Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Junior Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to (A) Citibank, N.A., (“Citi”), as collateral agent, pursuant to or in connection with that certain Amended and Restated Credit Agreement dated as of June 17, 2024 (as amended, restated, supplemented or otherwise modified from time to time), among Nabors Industries Ltd. (“Holdings”), Nabors Industries Inc. (the “Borrower”), Citi, as administrative agent (in such capacity, and together with successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, and (ii) the exercise of any right or remedy by the Junior Representative hereunder is subject to the limitations and provisions of the Junior Intercreditor Agreement dated as of [ ], 20[_]  (as amended, restated, supplemented  or  otherwise  modified  from  time  to  time,  the  “Intercreditor Agreement”), among Citi, as collateral agent, Holdings, the Borrower, the other Grantors from time to time party thereto and [              ], as   the Senior Representative and [  ], as the Initial Junior Representative. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

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In the event that the Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representative, the Senior Secured Parties, Holdings or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Junior Priority Collateral Document without the consent of any Junior Representative or any Junior Priority Debt Party and without any action by any Junior Representative, Holdings, any other Grantor; provided, however, that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets subject to the Lien of the Junior Priority Collateral Documents, except to the extent that such release is permitted by Section 5.01 and there is a corresponding release of the Lien securing the Senior Obligations, (ii) imposing duties that are adverse on any Junior Representative without its consent or (iii) altering the terms of the Junior Priority Debt Documents to permit other Liens on the Collateral not permitted under the terms of the Junior Priority Debt Documents as in effect on the date hereof or under Article VI hereof and (B) written notice of such amendment, waiver or consent shall have been given to each Junior Representative within [10 Business Days] after the effectiveness of such amendment, waiver or consent, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

Rights as Unsecured Creditors. The Junior Representatives and the Junior Priority Debt Parties may exercise rights and remedies as unsecured creditors against Holdings or the Guarantors in accordance with the terms of the Junior Priority Debt Documents and applicable law so long as such rights and remedies do not violate any other provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Junior Representative or any Junior Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Junior Representative or any Junior Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Junior Representative or any Junior Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representative or the Senior Secured Parties may have with respect to the Senior Collateral.

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Gratuitous Bailee for Perfection.

The Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing the Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub- agent or gratuitous bailee for the relevant Junior Representatives (such bailment and agency being intended, among other things, to satisfy the requirement of Sections 8-301(a)(2), 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC), in each case solely for the purpose of perfecting the Liens granted under the relevant Junior Priority Collateral Documents and subject to the terms and conditions of this Section 5.06.

Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representative and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Junior Priority Collateral Documents did not exist. The rights of the Junior Representatives and the Junior Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

The Senior Representative and the Senior Secured Parties shall have no obligation whatsoever to the Junior Representatives or any Junior Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.06. The duties or responsibilities of the Senior Representative under this Section 5.06 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.06 as sub-agent and gratuitous bailee for the relevant Junior Representative for purposes of perfecting the Lien held by such Junior Representative and delivering the Shared Collateral upon a Discharge of Senior Obligations as set forth in Section 5.06(f).

The Senior Representative shall not have by reason of the Junior Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior Representative or any Junior Priority Debt Party, and each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives and releases the Senior Representative from all claims and liabilities arising pursuant to the Senior Representative’s roles under this Section 5.06 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

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Upon the Discharge of Senior Obligations, the Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Junior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by the Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and to the extent that it is able to do so assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Junior Representative is entitled to approve any awards granted in such proceeding. Holdings and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith or the willful misconduct, gross negligence or bad faith of a Representative (as determined by a final non-appealable judgment of a court of competent jurisdiction). The Senior Representative have no obligations to follow instructions from any Junior Representative or any other Junior Priority Debt Party in contravention of this Agreement.

None of the Senior Representative nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of Holdings or any Subsidiary to the Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

When Discharge of Senior Obligations is Deemed Not to Have Occurred. If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, Holdings or any other Subsidiary Guarantor incurs the Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be a Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Junior Representative (including the Designated Junior Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Junior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, and (c) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

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Insolvency or Liquidation Proceedings

Financing Issues. Until the Discharge of Senior Obligations has occurred, if Holdings or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding the Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to Holdings’ or any other Grantor’s obtaining financing (including, for the avoidance of doubt, from any Senior Secured Party) under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing the Senior Obligations are subordinated to or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Junior Priority Debt Obligations are so subordinated to the Liens securing the Senior Obligations under this Agreement, (y) all adequate protection Liens granted to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees or payment of any other amounts agreed to by applicable Senior Secured Parties. Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, further agrees that until the Discharge of Senior Obligations has occurred, it will raise no (a) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by the Senior Representative, (b) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral (including pursuant to Section 363(k) of the Bankruptcy Code or any similar provision under the Bankruptcy Code or any other applicable law), (c) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (d) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor (including under Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) for which the Senior Representative has consented (or not objected) that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Junior Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Junior Priority Debt Obligations pursuant to this Agreement; provided, however, that nothing in this Section 6.01 shall prohibit any Junior Priority Debt Party from (a) subject to Section 6.05(b), exercising its rights to vote in favor of or against a plan of reorganization, (b) proposing a DIP Financing to any Grantor or (c) objecting to any provision in any DIP Financing relating, describing or requiring any provision or content of a plan of reorganization.

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Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, or support or join, directly or indirectly, any party in doing or performing the same, in each case in respect of any Shared Collateral, without the prior written consent of the Senior Representative.

Adequate Protection. Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall (x) object, contest or support any other Person objecting to or contesting (a) any request by the Senior Representative or any Senior Secured Parties for adequate protection in any form, (b) any objection by the Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any claims by a Senior Representative or Senior Secured Party of a lack of adequate protection or (c) the allowance and/or payment of interest, fees, expenses or other amounts of the Senior Representative or any other Senior Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (y) request any form of adequate protection except as permitted by the following sentence. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law and/or a superpriority administrative claim, then each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, may seek or request, without objection by any Senior Secured Party, adequate protection in the form of (as applicable) a Lien on such additional or replacement collateral and/or a superpriority administrative claim, which Lien is subordinated to the Liens securing and granted as adequate protection for all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and which superpriority claim is junior and subordinated to the superpriority administrative claim granted as adequate protection to the Senior Secured Parties; provided, that each Junior Priority Debt Representative shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such junior superpriority claims, and (ii) in the event any Junior Representatives, for themselves and on behalf of the Junior Priority Debt Parties under their Junior Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of a Lien on additional or replacement collateral and/or a superpriority administrative claim, then such Junior Representatives, for themselves and on behalf of each Junior Priority Debt Party under their Junior Priority Debt Facilities, agree that the Senior Representative shall also be entitled to seek without objection from any Junior Priority Debt Party, a senior Lien on such additional or replacement collateral as adequate protection for the Senior Obligations and/or a superpriority administrative claim, and that any Lien on such additional or replacement collateral granted as adequate protection for the Junior Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement, and that any superpriority claim is junior and subordinated to the superpriority administrative claim granted as adequate protection to the Senior Secured Parties, and to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Junior Priority Debt Party pursuant to or as a result of any Lien on such additional or replacement collateral and/or a superpriority administrative claim so granted to the Junior Priority Debt Parties shall be subject to Section 4.02.

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Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of either Holdings or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be or avoided as fraudulent or preferential or otherwise under Chapter 5 of the Bankruptcy Code or otherwise, in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff, recoupment, or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement the Senior Debt Documents and/or Collateral Documents, as applicable.

Separate Grants of Security and Separate Classifications; Plans of Reorganization.Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Junior Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Junior Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable) before any distribution is made from the Shared Collateral in respect of the Junior Priority Debt Obligations), with each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Senior Representative amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Debt Parties.

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Each Junior Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor in accordance with Section 506(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or similar dispositive restructuring plan that is inconsistent with the terms of this Agreement unless such plan is proposed or supported by the number of Senior Secured Parties required under Section 1126(c) of the Bankruptcy Code or any similar provision or any other Bankruptcy Law.

No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit the Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Priority Debt Party, including the seeking by any Junior Priority Debt Party of adequate protection or the asserting by any Junior Priority Debt Party of any of its rights and remedies under the Junior Priority Debt Documents or otherwise.

Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective and enforceable before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

Other Matters. To the extent that any Junior Representative or any Junior Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees not to assert any such rights without the prior written consent of the Senior Representative, provided that if requested by the Senior Representative, such Junior Representative shall timely exercise such rights in the manner requested by such Senior Representative, including any rights to payments in respect of such rights.

506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Junior Representative, on behalf of itself and each Junior Priority Debt Party, agrees that it will not assert, support or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or seek to recover any amounts that any Grantor may obtain by virtue of any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, in each case, for costs or expenses of preserving or disposing of any Shared Collateral or otherwise, and it will not accept the benefit of any such claims. Until the Discharge of Senior Obligations has occurred, to the extent any Junior Priority Debt Party receives any payments or consideration on account of or resulting from claims under 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law in violation of the immediately-preceding sentence, then such Junior Priority Debt Party will turn over to the Senior Representative such amounts, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Debt Parties.

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Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Junior Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Junior Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Section 1111(b) of the Bankruptcy Code. Until the Discharge of Senior Obligations has occurred, none of the Junior Representatives nor any Junior Priority Debt Party shall seek to exercise any rights under Section 1111(b) of the Bankruptcy Code or any similar provision under any Bankruptcy Law. All rights of the Senior Secured Parties to exercise any rights under Section 1111(b) of the Bankruptcy Code or any similar provision under any Bankruptcy Law, if any, are reserved and unaltered by this Agreement.

Reliance; etc.

Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Junior Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the effective date of this Agreement by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that it and such Junior Priority Debt Parties have, independently and without reliance on the Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Junior Priority Debt Documents or this Agreement.

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No Warranties or Liability. Each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that neither the Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Representatives and the Junior Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither the Senior Representative nor any other Senior Secured Party shall have any duty to any Junior Representative or Junior Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with Holdings or any Subsidiary (including the Junior Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representative, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Junior Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representative, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

any lack of validity or enforceability of any Senior Debt Document or any Junior Priority Debt Document;

any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Senior Debt Document or of the terms of any Junior Priority Debt Document;

any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Priority Debt Obligations or any guarantee thereof;

the commencement of any Insolvency or Liquidation Proceeding in respect of Holdings or any other Grantor; or

any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) Holdings or any other Grantor in respect of the Senior Obligations or (ii) any Junior Representative or Junior Priority Debt Party in respect of this Agreement.

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Miscellaneous

Conflicts.

Subject to Section 8.22, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Junior Priority Debt Document, the provisions of this Agreement shall govern.

Continuing Nature of this Agreement; Severability. Subject to Section 5.07 and Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Junior Representatives or any Junior Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of Holdings or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Amendments; Waivers.

No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

Neither this Agreement nor any provision hereof may be amended or modified or any provision waived except pursuant to an instrument in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility), Holdings and the Borrower (or any successor Borrowers under the First Lien Credit Agreement); provided that (x) the Senior Representative may, without the written consent of any other Secured Party, agree to modifications of this Agreement solely for the purpose of securing additional extensions of credit (including pursuant to the First Lien Credit Agreement or any Refinancing or extension thereof) and adding new creditors as “Secured Parties” and “Senior Secured Parties” hereunder, so long as such extensions (and resulting additions) do not otherwise give rise to a violation of the express terms of the First Lien Credit Agreement or any other Senior Debt Documents or the Junior Priority Debt Document and (y) additional Grantors may be added as parties hereto in accordance with the provisions of Section 8.07. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Junior Priority Debt Parties and their respective successors and assigns. Each waiver of the terms of this Agreement, if any, shall be a waiver only with respect to the specific instance involved and shall not impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

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Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Representatives Supplement in accordance with Section 8.08 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Junior Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

Information Concerning the Financial Condition of Holdings, the Borrower and the Subsidiaries. The Senior Representative, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of Holdings, the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Junior Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Junior Priority Debt Obligations. The Senior Representative, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the Senior Representative, any Senior Secured Party, any Junior Representative or any Junior Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representative, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Subrogation. Subject to the Discharge of Senior Obligations, with respect to the value of any payments or distributions in cash, or other assets that the Junior Priority Debt Parties or any Junior Representative pays over to the Senior Representative or any of the other Senior Secured Parties under the terms of this Agreement, the Junior Priority Debt Parties and each Junior Representative shall be subrogated to the rights of the Senior Representative and such other Senior Secured Parties; provided that each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred. Each Grantor acknowledges and agrees that the value of any payments or distributions in cash or other assets received by any Junior Representative or the other Junior Priority Debt Party and paid over to the Senior Representative or the other Senior Secured Parties pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the Obligations owed by any Grantor under the Junior Priority Debt Documents.

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Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Additional Grantors. Holdings and the Borrower agree that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Junior Representative and the Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and the Junior Priority Debt Documents and this Agreement, the Borrower may incur or issue and sell one or more series or classes of Junior Priority Debt. Any such additional class or series of Junior Priority Debt (the “Junior Priority Class Debt”) may be secured by a junior priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Junior Priority Collateral Documents for such Junior Priority Class Debt, if and subject to the condition that the Representative of any such Junior Priority Class Debt (each, a “Junior Priority Class Debt Representative”), acting on behalf of the holders of such Junior Priority Class Debt (such Representative and holders in respect of any Junior Priority Class Debt being referred to as the “Junior Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, in this Section 8.08. In order for a Junior Priority Class Debt Representative to become a party to this Agreement:

such Junior Priority Class Debt Representative shall have executed and delivered a Representatives Supplement substantially in the form of Annex II (with such changes as may be reasonably approved by the Senior Representative and such Junior Priority Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Junior Priority Class Debt in respect of which such Junior Priority Class Debt Representative is the Representative and the related Junior Priority Class Debt Parties become subject hereto and bound hereby;

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the Borrower shall have delivered to the Senior Representative and Designated Junior Representative a certificate of an appropriate officer of each Borrower (an “Officer’s Certificate”) stating that the conditions set forth in this Section 8.08 are satisfied with respect to such Junior Priority Class Debt and, if requested, true and complete copies of each of the Junior Priority Debt Documents relating to such Junior Priority Class Debt, certified as being true and correct by a Responsible Officer of each Borrower; and

the Junior Priority Debt Documents relating to such Junior Priority Class Debt shall provide that each Junior Priority Class Debt Party with respect to such Junior Priority Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Junior Priority Class Debt.

Consent to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the Collateral Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement and/or the Collateral Documents shall affect any right that any Representative may otherwise have to bring any action or proceeding relating to any Senior Debt Document against any Guarantor or its respective properties in the courts of any jurisdiction;

waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and/or the Collateral Documents in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

consents to service of process in the manner provided for notices in Section 8.09 and nothing in this Agreement will affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law;

as it relates to any Grantor, such Grantor designates, appoints and empowers Holdings as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding and Holdings hereby accepts such designation and appointment; and

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waives, to the maximum extent not prohibited by law, any right it may have against another party hereto or any other Representative or Secured Party to claim or recover in any legal action or proceeding referred to in this Section 8.09 any special, exemplary, punitive or consequential damages; provided that the foregoing waiver shall not apply to claims or recoveries resulting from a third party’s claim for special, exemplary, punitive or consequential damages in connection with which indemnity obligations of the Company are otherwise owing to the First Lien Collateral Agent pursuant to Section 10.03 of the First Lien Credit Agreement.

Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent: if to Holdings or any Grantor, to Holdings, at its address specified in Section 10.01 of the First Lien Credit Agreement;

if to the Initial Junior Representative to it at the address specified for the [                    ] Agent in Section [     ] of the Junior Lien [     ];

if to the Senior Representative, to it at the address specified for the First Lien Collateral Agent in Section 10.01 of the First Lien Credit Agreement;

if to any other Representative, to it at the address specified by it in the Representatives Supplement delivered by it pursuant to Section 8.08.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e -mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Further Assurances. The Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Facility for which it is acting, each Junior Representative, on behalf of itself and each Junior Priority Debt Party under the Junior Priority Debt Facility for which it is acting, and Holdings, on behalf of itself and the Grantors, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

GOVERNING LAW; WAIVER OF JURY TRIAL. (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

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Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representative, the Senior Secured Parties, the Junior Representatives, the Junior Priority Debt Parties, Holdings, the other Grantors party hereto and their permitted respective successors and assigns.

Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Counterparts. This Agreement may be executed in one or more counterparts, including by means of electronic mail of a PDF, facsimile, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by electronic mail of a PDF, facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Authorization. By its signature, each party to this Agreement represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Designated Junior Representative, in its capacity as the Initial Junior Representative, represents and warrants that this Agreement is binding upon the Initial Junior Priority Debt Parties.

No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representative, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor-in-possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights (other than any provision hereof expressly preserving any right of, or directly affecting, Holdings or any other Grantor under this Agreement or any Senior Debt Document or Junior Priority Debt Document).

Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

Representatives. It is understood and agreed that (a) the Senior Representative is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of Article IX of the First Lien Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Senior Representative hereunder and (b) Initial Junior Representative is entering into this Agreement in its capacity as administrative agent and collateral agent under the Junior Lien [         ] and the provisions of [         ] of such agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Initial Junior Representative solely in its capacity as the Initial Junior Representative hereunder.

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Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.04(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of any Senior Debt Document or any Junior Priority Debt Documents, or permit Holdings or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under any Senior Debt Document or any Junior Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate Holdings or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under any Senior Debt Document or any Junior Priority Debt Document.

Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Additional Intercreditor Agreements. Each party hereto agrees that the Junior Priority Debt Parties and/or the Junior Representatives (as among themselves) may each enter into any other intercreditor agreement governing the rights, benefits and privileges as among the Junior Priority Debt Parties in respect of the Collateral, this Agreement and the other Junior Priority Collateral Documents, as the case may be, including as to application of Proceeds of the Collateral, voting rights, control of the Collateral and waivers with respect to the Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or Junior Priority Debt Documents, as the case may be (or unless Junior Priority Debt Parties otherwise authorize their applicable Representative to enter into any such intercreditor arrangement).

Junior Priority Debt Parties. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that this Agreement only applies to the Junior Priority Debt Parties in their capacities as holders of the Junior Priority Debt Obligations. Without limiting the foregoing, this Agreement does not restrict or apply to the Junior Priority Debt Parties in their capacities as holders of any Indebtedness or other obligations of the Grantors other than the Junior Priority Debt Obligations.

[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CITIBANK, N.A., as Senior Representative

By:
Name:
Title:

[ ]
as Initial Junior Representative

By:
Name:
Title:

NABORS INDUSTRIES LTD.,
as Holdings

By:
Name:
Title:

NABORS INDUSTRIES, INC.,
as Borrower

By:
Name:
Title:

[●],
as a Grantor

By:
Name:
Title:

[●],
as a Grantor

By:
Name:
Title:

ANNEX I

SUPPLEMENT NO. [●] dated as of, (the “ Supplement”) to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [ ], 20[        ] (the “Junior Intercreditor Agreement”), among Nabors Industries, Inc. (the “Borrower”), the other Grantors from time to time party hereto and Citibank, N.A., as administrative agent and collateral agent under the First Lien Credit Agreement, as the Senior Representative, [         ], as the Designated Junior Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Intercreditor Agreement.

B. The Grantors have entered into the Junior Intercreditor Agreement. Pursuant to the First Lien Credit Agreement and certain Junior Priority Debt Documents, certain newly acquired or organized Subsidiaries of Holdings are required to enter into the Junior Intercreditor Agreement. Section 8.07 of the Junior Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement and the Junior Priority Debt Documents.

Accordingly, the Senior Representative, the Junior Priority Class Debt Representative and the New Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Junior Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Senior Representative, the Junior Priority Class Debt Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Senior Representative and the Junior Priority Class Debt Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.10 of the Junior Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of Holdings as specified in the Junior Intercreditor Agreement.

IN WITNESS WHEREOF, the New Grantor, and the Senior Representative have duly executed this Supplement to the Junior Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR],

By:
Name:
Title:

Acknowledged by:

CITIBANK, N.A.,
as Senior Representative

By:
Name:
Title:

[ ], as [Initial Junior Representative],

By:
Name:
Title:

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [     ] dated as of [      ], 20[ ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [      ],  20[_] (the “Junior Intercreditor Agreement”), among Nabors Industries Ltd. (“Holdings”), Nabors Industries, Inc., (the “Borrower”), the other Grantors from time to time party hereto and Citibank, N.A., as First Lien Collateral Agent under the First Lien Credit Agreement and as Senior Representative under the Junior Intercreditor Agreement, [        ], as Initial Junior Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Junior Priority Debt and to secure such Junior Priority Class Debt with the Junior Priority Lien and to have such Junior Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Junior Priority Collateral Documents, the Junior Priority Class Debt Representative in respect of such Junior Priority Class Debt is required to become a Representative under, and such Junior Priority Class Debt and the Junior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Intercreditor Agreement. Section 8.08 of the Junior Intercreditor Agreement provides that such Junior Priority Class Debt Representative may become a Representative under, and such Junior Priority Class Debt and such Junior Priority Class Debt Parties may become subject to and bound by, the Junior Intercreditor Agreement, pursuant to the execution and delivery by the Junior Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.08 of the Junior Intercreditor Agreement. The undersigned Junior Priority Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Priority Debt Documents.

Accordingly, the New Representative agree as follows:

SECTION 1. In accordance with Section 8.08 of the Junior Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Junior Priority Class Debt and Junior Priority Class Debt Parties become subject to and bound by, the Junior Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Junior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Intercreditor Agreement applicable to it as a Junior Representative and to the Junior Priority Class Debt Parties that it represents as Junior Priority Debt Parties. Each reference to a “Representative” or “Junior Representative” in the Junior Intercreditor Agreement shall be deemed to include the New Representative. The Junior Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new debt facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Junior Priority Debt Documents relating to such Junior Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Junior Priority Class Debt Parties in respect of such Junior Priority Class Debt will be subject to and bound by the provisions of the Junior Intercreditor Agreement as Junior Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when each of the Senior Representative and the Junior Priority Class Debt Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.10 of the Junior Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

IN WITNESS WHEREOF, the New Representative has duly executed this Representative Supplement to the Junior Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Acknowledged by:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Schedule I to the

Representative Supplement to the

Junior Intercreditor Agreement

Grantors

	Name	Jurisdiction of Formation
1.
2.
3.
4.
5.
6.